As filed with the Securities and Exchange Commission on October 8, 2015
Registration No. 333- 206460

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_______________________________

COPsync, Inc.
(Exact name of registrant as specified in its charter)
_______________________________

Delaware	3576	98-0513637
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

COPsync, Inc.
16415 Addison Road, Suite 300
Addison, Texas 75001
(972) 865-6192
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald A. Woessner
Chief Executive Officer
COPsync, Inc.
16415 Addison Road, Suite 300
Addison, Texas 75001
(972) 865-6192
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James M. Jenkins, Esq. Alexander R. McClean, Esq. Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, New York 14604 (585) 232-6500	Barry I. Grossman, Esq. Tamar Donikyan, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300
_______________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)			Amount of Registration Fee
Common Stock, $0.0001 par value per share (3)		$12,075 ,000	(4)		$1,403.12	(5)
Warrants to Purchase Common Stock (3)		---	(4)		---	(5)
Common Stock Issuable upon Exercise of Warrants (3)(6)		$14,490 ,000			$1, 683.74
Underwriter’s Warrant to Purchase Common Stock (3)	$	---		$	---	(5)
Common Stock Underlying Underwriter’s Warrant (3)		$150,937.50	(4)		$17.54	(7)
Total Registration Fee		$26,715,937.50			$3,104.40	(8)

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the maximum aggregate offering price of all of the securities to be registered.

(2)	Includes common stock and warrants that may be sold pursuant to the exercise of a 45 - day option granted to the underwriters to cover over-allotments, if any.

(3)
In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

(4)	The warrants to be issued to investors hereunder are included in the price of the common stock above.

(5)	No separate registration fee is required pursuant to Rule 457(g) promulgated under the Securities Act.

(6)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. The warrants are estimated to be exercisable at a per share exercise price equal to 120% of the public offering price. The proposed maximum aggregate public offering price of the warrants is $ 14,490 ,000, which is equal to 120% of $ 12,075 ,000 .

(7)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrant is exercisable at a per share exercise price equal to 125 % of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the shares of common stock underlying the underwriter’s warrant is $ 150,937.50 (which is equal to 125 % of 1 % of $ 12,075 ,000).

(8)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 8, 2015

PRELIMINARY PROSPECTUS

$10,500,000 of Shares of Common Stock and

Warrants to Purchase Shares of Common Stock

We are offering $ 10,500,000  of shares of our common stock and warrants to purchase shares of our common stock in a firm commitment underwritten public offering. This prospectus also includes the shares of common stock that are issuable from time to time upon exercise of the warrants . One share of common stock is being sold together with a warrant for a public offering price of $    per share and $0.01 per warrant, with each warrant being immediately exercisable for      shares of our common stock at an exercise price of $    per share, or     % of the per share price of our common stock in this offering. The warrants expire on          20  . The shares of common stock and warrants will be issued and trade separately.

Our common stock is currently quoted on the OTCQB marketplace operated by the OTC Market Group Inc. under the symbol “COYN” (temporary symbol “COYND” commencing on the date on which we effectuate a reverse stock split, which we intend to effectuate the week of October 11, 2015, through  the date that is 20 days after such date, indicating that a reverse stock split has occurred). On October 6, 2015, the closing price as reported on a pre-reverse split basis on the OTCQB was $ 0.16 per share. This price will fluctuate based on the demand for our common stock. We have applied to list our common stock and warrants on The NASDAQ Capital Market under the symbols “COYN” and “COYNW,” respectively. No assurance can be provided that our application will be approved.

On September 9, 2015, our Board of Directors approved a ratio of 1-for-50 and we intend to effect the foregoing reverse stock split the week of October 11, 2015. All warrant, option, share and per share information in this prospectus, except for our financial statements, give effect to the 1-for-50 reverse split retroactively.

Investing in our common stock and warrants involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Warrant	Total
Public offering price	$	$	$10,500,000
Underwriting discounts and commissions (1)	$	$	$840,000
Proceeds, before expenses, to us	$	$	$9,660,000

(1)
We have also agreed to issue warrants to the underwriters and to reimburse the underwriters for expenses incurred by them in an amount not to exceed $125,000. See “Underwriting” beginning on page 53 for a description of the compensation payable to the underwriters.

We have granted the underwriters an option for a period of 45 days to purchase up to an additional 15% of the total number of shares of common stock and/or warrants sold in the offering at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any.

Delivery of the securities purchased in this offering is expected to be made on or about               , 2015.

Maxim Group, LLC
Lead Book Running Manager

Prospectus dated                        , 2015

______________________________

You should rely only on the information contained in this prospectus and any prospectus supplement prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely upon it. We are offering to sell shares of our common stock and warrants, and seeking offers to buy shares of our common stock and warrants, only in jurisdictions where offers and sales are permitted. The information in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock and warrants. Our business, financial condition, results of operations and prospects may have changed since these dates.

For investors outside the United States: neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of shares of our common stock and warrants and the distribution of this prospectus outside the United States.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “COPsync,” “the company,” “we,” “us,” “our” and similar references refer to COPsync, Inc.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock and warrants. Before you decide to invest in our common stock and warrants, you should read and carefully consider the following summary together with the entire prospectus, including our financial statements and the related notes thereto appearing elsewhere in this prospectus and the matters discussed in the sections in this prospectus entitled “Risk Factors,” “Summary Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See the section in this prospectus entitled “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus.

Our Company
COPsync Network

COPsync, Inc. operates what we believe to be the only real-time, law enforcement mobile data information system in the United States. We refer to this real-time, in-car information sharing, communication and data interoperability network as the "COPsync Network." The COPsync Network, delivered via software as a service (SaaS), is designed for the purpose of:

•	Allowing law enforcement officers to compile and share information, in real-time, via a common database accessible by all such officers on the COPsync Network, regardless of agency jurisdiction;

•
Allowing officers to query, in real time, various local, state and federal law enforcement databases, including (i) the FBI Criminal Justice Information Service (CJIS) database, (ii) the law enforcement telecommunications system databases for the States of Texas, Mississippi and Massachusetts, (iii) the historical databases of our agency subscribers who have provided us with such access, (iv) the Department of Homeland Security's El Paso Intelligence Center (EPIC) database, which collects information relating to persons crossing the United States - Mexico border, and (v) our COPsync Network database, and, as we expand the scope of our operations to states other than those noted above, we anticipate that we will provide access to the law enforcement telecommunications databases in those states as well, subject to approvals from the applicable governing state agencies;

•
Allowing dispatchers and officers to send, in real time, BOLO (be on the lookout) and other alerts of child kidnappings, robberies, car thefts, police pursuits, and other crimes in progress to all officers on the COPsync Network, regardless of agency jurisdiction;

•
Allowing officers to write tickets, offense reports, crash reports and other reports and electronically and seamlessly send, in real time or near real-time, the information in those reports to the COPsync Network database and local court and agency databases;

•
Informing officers of outstanding Texas Class C misdemeanor warrants, in real-time, at the point of a traffic stop and allowing the officers to collect payment for those warrants using a credit card, through a specific feature enhancement to the COPsync Network that we sometimes refer to as the WARRANTsync system.

In the Homeland Security Act of 2002, Congress mandated that all U.S. law enforcement agencies, federal, state and local, implement information sharing solutions, referred to as "interoperability." Our COPsync Network provides this interoperability. Prior to the introduction of the COPsync Network, significant information sharing among law enforcement agencies, regardless of agency jurisdiction, did not exist in the United States. We believe that this lack of interoperability existed because law enforcement software vendors maintain proprietary systems that are not intended to interface with systems of other vendors. Our business model is to bring real-time information sharing, communication and data interoperability to as many law enforcement agencies as possible.

COPsync911 Threat Alert System

We also offer the COPsync911 threat alert service for use in schools, hospitals, day care facilities, government office buildings, energy infrastructure and other facilities with a high level of concern about security. When used in schools, the COPsync911 service enables school personnel to instantly and silently send emergency alerts directly to the closest law enforcement officers in their patrol vehicles, and to the local 911 dispatch center, with the mere click of an icon, from any computer within the facility and from any cell phone and other mobile devices associated with the facility. The alert is also sent to the cell phones of all law enforcement officers in the area and to all teachers, administrators, and other staff at the school, alerting them of imminent danger. We expect our COPsync911 service to reduce emergency law enforcement response times in those circumstances when seconds and minutes count.

Once the alert is sent, a "crisis communication portal" is established among the person(s) sending the alert, the responding patrol vehicles and the local law enforcement 911 dispatch center. This allows the person(s) initiating the alert to silently communicate with responding officers and the 911 dispatch center about the nature of the threat, whether it is an active gunman, fire, suspicious person or other emergency. The crisis communication portal also provides a link to a diagram of the school or other facility and a map to its location.

COURTsync System

We also offer the COURTsync service to enhance courthouse protection and efficiency. COURTsync utilizes our WARRANTsync system to give patrol officers utilizing our COPsync Network access to Class C warrant information from the court, enabling them to collect warrant fees for the court. When used in courthouses, the COURTsync service enables judges and court personnel to instantly send emergency alerts directly to the closest law enforcement officers in their patrol vehicles and to the local 911 dispatch center, from any computer within the facility. Court personnel are also able to query federal law enforcement databases and databases pertaining to officer safety and dangerous persons.

VidTac In-Vehicle Video System

In addition to the COPsync Network and COPsync911, we offer a 100% digital, high-performance, software-driven video system designed for law enforcement. Its ultra-compact twin lens camera system not only doubles the image resolution quality but also the effective visual range of both video and still images. Unlike traditional in-vehicle video systems, which are expensive, “hardware centric” DVR-based systems, our VidTac software-driven system eliminates the need for a separate DVR, which allows us to offer VidTac for about half the price.

Business Model

We offer the COPsync Network , the COPsync911 threat alert service and the COURTsync service via a SaaS business model, under which our customers subscribe to use the COPsync Network and the COPsync911 service for a specified term. The subscription fees are typically paid annually at the inception of each year of service. Our business model is to obtain subscribers to use our service, achieve a high subscription renewal rate from those subscribers and then grow our revenue through a combination of acquiring new subscribers and obtaining renewals from existing subscribers. Pertinent attributes of our business model include the following:

•	We have incurred and will continue to incur material research and development costs to continue to build out our infrastructure and add new features and functionality to our offerings ;

•	We have incurred start-up cost to establish our services and continue to incur recurring fixed costs to maintain our services ;

•	As we acquire subscribers and bring them onto our services, we experience variable acquisition costs related to sales, installation and deployment ;

•	We recruit subscribers with the goal of reaching a level of aggregate subscriber payments that exceeds our fixed (and variable) recurring service costs ;

•	We seek to maintain a high renewal rate among existing subscribers; and .

•	We augment these recurring revenues with product revenues from sales of our VidTac law enforcement in- vehicle video system.

Assuming that we are successful in obtaining new users of our services, as well as retaining high renewal rates of existing subscribers, we anticipate that the recurring nature of our subscription model will result in annually recurring, sustainable and predictable cash flow and revenue growth, year-over-year. However, we can provide no assurance that we will be successful in implementing our business model and achieving our operational and financial objectives.

We sell our products and services through direct sales efforts and indirectly through a small network of distributors and resellers . Virtually all of our sales to date have been derived from the direct sales efforts of sales representatives that we employ . Regarding our indirect sales channels, we have one distributor for our products and services, which has exclusive distribution rights in Connecticut, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Vermont and Virginia, except that COPsync may sell in such territories, and non-exclusive distribution rights in certain other states . We also have one reseller , with non-exclusive re-sale rights, for the COPsync Network and the COPsync911 threat alert system in Louisiana . We have several non-exclusive resellers, mainly vehicle “up-fitters” for the VidTac system in Texas. Our indirect sales channels have not contributed material sales to date when viewed in the context of our aggregate historical sales. We plan to devote time, energy and resources to develop a more robust and commercially successful network of indirect sales channels .

Intellectual Property

We hold a patent (patent no. 9,047,768) entitled, “Method, System and Computer Product for Law Enforcement,” which is utilized in the COPsync Network . This patent, which expires in August 2032, is for a method performed by an information handling system comprising a network connection for communicating information about at least one subject, wherein the subject includes at least one of a subject vehicle or a subject person . We also hold a patent (patent no. 9,143,670) entitled, “Video Capturing System Including Two Independent Image Sensors,” which is utilized in our VidTac product. This patent is for an in-vehicle video system comprising a forward-looking camera system that includes two independent image sensors and associated digital signal processors for processing imagery received from the respective independent image sensors . We also have three pending patents in application .

The federal trademark “COPSYNC” is held by a third party, but we dispute the validity of the registered holder’s rights in the mark. If the third party were to assert a trademark infringement claim against us, we could incur substantial costs and expenses of defending the claim and could be forced to relinquish our use of the “COPSYNC” mark and adopt a different trademark. This could cause a loss of the goodwill we have accumulated with respect to the sales of our products and services using the “COPSYNC” mark. We do, however, hold a Texas trademark registration for the mark “COPSYNC,” which expires in May 2018 , and can be renewed for subsequent five-year terms as long as the mark remains in use . We also have a trademark registration application pending with the State of Texas for the mark “COPSYNC 911.”  Additionally, we hold federal trademark registrations for the marks “VIDTAC” and “WARRANTSYNC,” which expire in December 2022 and January 2024, respectively , and can be renewed for subsequent ten-year terms as long as the marks remain in use .

Risks Associated with Our Business

Before you invest in our common stock and warrants, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”  We believe that the following are some of the major risks and uncertainties that may affect us:

•
We have a short operating history, a relatively new business model, and have not produced significant revenues, which makes it difficult to evaluate our future prospects and increases the risk that we will not be successful;

•	We have a history of operating losses, which may continue and may harm our ability to obtain financing and continue our operations;

•
It is possible that we may require additional financing after the completion of this offering to continue to grow our business operations, which would dilute the ownership held by our stockholders . If we are unable to obtain additional financing our business operations may be harmed or discontinued, and if we do obtain additional financing our stockholders may suffer substantial dilution;

•	General economic conditions may adversely affect our business, operating results and financial condition;

•
If our existing products and services are not accepted by potential customers or we fail to introduce new products and services, our business, results of operations and financial condition will be harmed;

•	We rely heavily on sales to governmental entities, and the loss of a significant number of contracts would impact our ability to reach profitability;

•	If we are unable to adequately compete with our competitors, some of whom may have greater resources with which to compete, it may impact our ability to effectively market and sell our products;

•
Sales to many of our customers involve long sales and implementation cycles, which may cause revenues and operating results to vary significantly, making it more difficult to analyze our financial statements and prepare accurate financial projections;

•	If we are unable to retain the services of key personnel, we may not be able to continue our operations;

•	Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand; and

•	Intellectual property litigation could harm our business.

Our Corporate Information

We were incorporated in Delaware in October 2006 and operated with nominal or no assets or operations until 2008. We acquired the predecessor-in-interest to our business, PostInk Technology, LP, a Texas limited partnership, in April 2008 and began realizing revenues from operations in the fourth quarter of 2008 . Our principal executive offices are located at 16415 Addison Road, Suite 300, Addison, Texas 75001, and our telephone number is (972) 865-6192 . Our website address is www.copsync.com . Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision to purchase our common stock and warrants.

The Offering

Securities offered by us
$ 10,500,000  shares of our common stock, together with warrants to purchase       shares of our common stock at an exercise price of $      per share. The warrants will be immediately exercisable and will expire on     , 20   .

Common stock outstanding prior to this offering (1)	4,074,138 shares.
Common stock to be outstanding immediately following this offering (2)	shares ( shares if the warrants being offered hereby are exercised in full).
Over-allotment option
We have granted the underwriters an option for 45 days from the date of this prospectus to purchase up to an additional 15% of the total number of shares of common stock and/or warrants to be offered by us pursuant to this offering, solely to cover over-allotments, if any.

Underwriter’s warrants
The Underwriting Agreement provides that we will issue to the underwriters warrants covering a number of shares of common stock equal to up to 1 % of the total number of shares of common stock being sold in this offering, including the over-allotments, if any.

Use of proceeds
We intend to use the net proceeds of this offering, which we expect to be approximately $ 9,342,748 , for expansion of sales and marketing, working capital, and continued product development and network enhancement . For a more complete description of our anticipated use of proceeds from this offering, see “Use of Proceeds.”

OTCQB symbol	COYN
NASDAQ Listing and Proposed Symbols	We have applied to list our common stock on The NASDAQ Capital Market under the symbol “COYN” and to list our warrants on The NASDAQ Capital Market under the symbol “COYNW.”
Reverse Split
On July 7, 2015, our stockholders approved a reverse split of our common stock, in a ratio to be determined by our Board of Directors, of not less than 1-for-25 nor more than 1-for-50. On September 9, 2015, our Board of Directors approved a ratio of 1-for-50 and we intend to effect the foregoing reverse stock split the week of October 11, 2015.

Risk factors	You should read the section of this prospectus entitled “Risk Factors” for a discussion of factors to carefully consider before deciding to invest in shares of our common stock and warrants.

_______________________________

(1)           The number of shares of our common stock outstanding prior to this offering is based on 4,074,138 shares outstanding as of September 25 , 2015 and excludes the following:

●	50,000 shares of our common stock that are issuable upon conversion of outstanding promissory notes and trade payables that will convert upon closing of this offering;

●
50,000 shares of our common stock issuable upon exercise of warrants that have been authorized for issuance, but have not yet been issued, to third parties in exchange for their conversion of promissory notes and trade payables;

●	120,785 shares of common stock that would be issued upon the conversion of our outstanding convertible promissory notes;

●	204,900 shares of common stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of $6.00 per share;

●	484,205 shares of common stock issuable upon exercise of outstanding warrants, at a weighted average exercise price of $7.50 per share;

●	18,000 shares of common stock issuable pursuant to a restricted stock grant made to a third-party advisor for services rendered;

●	2,000 shares of common stock issuable upon the conversion of our Series A Preferred Stock;

●	300,000 shares of common stock issuable upon the conversion of our Series B Preferred Stock;

●	124,792 shares of our common stock that would be issued upon the conversion of accrued dividends on our Series B Preferred Stock;

●	12,334 shares of our common stock that have been authorized for issuance, but have not yet been issued, to third-party vendors in exchange for debt owed to such vendors;

●	shares of common stock issuable upon the exercise of the warrants in this offering; and

●	assuming the over-allotment option is fully exercised, shares of common stock issuable upon exercise of the warrants to be received by the underwriters in connection with this offering.

(2)           The total number of shares of our common stock outstanding after this offering is based on 4,074,138 shares outstanding as of September 25 , 2015. Except as otherwise indicated herein, all information in this prospectus assumes the underwriters do not exercise their over-allotment option.

Summary Consolidated Financial Data

The following table summarizes our consolidated financial data. We have derived the following consolidated statements of operations data for the years ended December 31, 2014 and 2013 and the consolidated balance sheet data as of December 31, 2014 from our audited consolidated financial statements, included elsewhere in this prospectus. We have derived the summary statements of operations data for the six months ended June 30, 2015 and 2014 and the summary balance sheet data as of June 30, 2015 from our unaudited interim condensed financial statements included elsewhere in this prospectus. Our historical results for prior periods are not necessarily indicative of results to be expected for any future period. The summary consolidated financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, included elsewhere in this prospectus. The summary consolidated financial data in this section is not intended to replace our consolidated financial statements and the related notes thereto.

Statement of Operations Data:

	For the Twelve Months Ended				For the Six Months Ended
	December 31,				June 30,
	2014		2013		2015	2014

Total Revenues		$5,910,328		$4,725,617	$2,417,477		$3,067,411
Total Cost of Revenues		$3,644,495		$3,468,840	$1,445,231		$2,026,427
Gross Profit		$2,265,833		$1,256,777	$972,246		$1,040,984
Total Operating Expenses		$6,321,707		$4,842,607	$2,764,774		$2,337,746
Loss from Operations		$(4,055,874)		$(3,585,830)	$(1,792,528)		$(1,296,762)
Total Other Expense		$(167,593)		$(29,026)	$(238,910)		$(55,531)
Net Loss		$(4,223,467)		$(3,614,856)	$(2,031,438)		$(1,352,293)
Series B preferred stock dividend		$(33,693)		$(105,000)	$(17,943)		$(27,020)
Accretion of beneficial conversion feature on preferred shares dividends issued in kind		$(71,307)		$--	$(34,125)		$(25,048)
Cost of Series B warrants extension		$--		$(120,000)	$--		$--
Net Loss Attributable to Common Shareholders		$(4,328,467)		$(3,839,856)	$(2,083,506)		$(1,404,361)
Loss Per Common Share - Basic & Diluted	$	(1.18)	$	(1.10)	$(0. 51)	$	( 0. 40)
Weighted Average Number of Common Shares Outstanding - Basic & Diluted		3,659,735		3,474,990	4,049,122		3,515,829

Balance Sheet Data:

	December 31, 2014	December 31, 2013	June 30, 2015

Total Current Assets	$1,377,306	$990,364	$946,922
Total Property and Equipment	$328,665	$248,642	$305,035
Accumulated Depreciation	$(152,789)	$(113,489)	$(167,447)
Net Property and Equipment	$175,879	$135,153	$137,588
Total Other Assets	$--	$436,471	$--
Total Assets	$1,553,182	$1,561,988	$1,084,510

Total Current Liabilities	$4,862,131	$4,726,839	$6,273,848
Total Long-Term Liabilities	$1,906,838	$1,754,241	$1,354,972
Total Liabilities	$6,768,969	$6,484,080	$7,628,820
Series A Preferred Stock , par value $0.0001 per share, 100 ,000 shares authorized , 100,000 shares issued and outstanding, respectively	$10	$10	$10
Series B Preferred Stock , par value $0.0001 per share, 375,000 shares authorized , 375,000 shares issued and outstanding, respectively	$37	$37	$37
Common Stock , par value 0.0001 per share, 500,000,000 shares authorized , 4,037,043 and 3,500,291 shares issued and outstanding, respectively	$20,184	$17,501	$20,301
Additional paid-in-capital	$17,630,254	$13,709,972	$18,390,295
Accumulated deficit	$(22,908,272)	$(18,651,112)	$(24,957,953)
Total Stockholders' Deficit	$(5,215,787)	$(4,922,092)	$(6,544,310)
Total Liabilities and Stockholders’ Deficit	$1,533,182	$1,561,988	$1,084,510

Sales Bookings and Net Income

The following table sets forth the quarterly sales bookings and net income for the quarterly periods ended March 31, 2013 through June 30, 2015:

Quarter Ending	Sales Bookings	Net Income (Loss)
June 30, 2015	$1,453,000	$(1,111,366)
March 31, 2015	$452,000	$(920,072)
December 31, 2014	$1,026,000	$(2,205,266)
September 30, 2014	$1,150,000	$(665,908)
June 30, 2014	$1,058,000	$(605,519)
March 31, 2014	$1,061,000	$(746,774)
December 31, 2013	$1,134,000	$(1,020,475)
September 30, 2013	$995,000	$(882,770)
June 30, 2013	$1,993,000	$(982,328)
March 31, 2013	$1,695,000	$(729,283)

During the current fiscal year, the Company is seeing an accelerating demand for its products and services as a result of new sales leadership appointed early in the second quarter of this fiscal year. As an immediate consequence of this appointment, sales order bookings in the second quarter of this  year were $1,452,000, which is an increase of 222% in sales bookings over the first quarter of 2015, and at the time represented the highest quarterly sales bookings number since the second quarter of 2013. Continuing this trend, sales order bookings for the third quarter were approximately $1.74 million, measured against a third quarter net loss in the range of $1.1 – $1.3 million. The third quarter of 2015 now supersedes the second quarter as the Company’s highest quarterly sales bookings number since the second quarter of 2013. Moreover, the Company expects the fourth quarter to be a very strong sales bookings quarter as well.

Looking forward into fiscal year 2016, the Company expects its 2016 sales bookings to be significantly higher than 2015 sales bookings. The Company believes this will be a natural consequence of the following factors:

•	The recent change in sales leadership;
•	The continuing optimization of sales processes;
•	The Company’s plan to use a portion of the offering proceeds to triple the size of its inside sales force; and
•	The Company’s plan to target larger, metropolitan law enforcement agencies, such as San Antonio, Houston, Dallas, and certain university police departments.

The Company’s estimated third quarter 2015 net income above may differ materially from the Company’s actual net income and it is recommended that those considering an investment in the Company’s securities not place undue weight on the Company’s estimated net income. The Company’s independent publicly registered accounting firm has not audited, reviewed or compiled the Company’s sales order bookings or estimated net income.

RISK FACTORS

There are numerous risks affecting our business, some of which are beyond our control . An investment in our common stock and warrants involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment . If any of the following risks actually occur, our business, financial condition or operating results could be materially harmed . This could cause the trading price of our common stock to decline, and you may lose all or part of your investment . In addition to the risks outlined below, risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations . Potential risks and uncertainties that could affect our operating results and financial condition include, without limitation, the following:

RISK FACTORS RELATING TO OUR OPERATIONS

We have experienced losses since our founding. A failure to obtain profitability and achieve consistent positive cash flows would have a significant adverse effect on our business.

We have incurred operating losses since our inception, including a reported net loss of $4,223,467 and $2 ,031,438 for our fiscal year ended December 31, 2014 and the six months ended June 30, 2015, respectively . Cash used in operating activities for the six months ended June 30, 2015 was $1,315,291 . In fiscal 2014, we used $2,900,870 of cash in our operating activities . We expect to continue to incur operating losses through at least fiscal 2015 . As of June 30, 2015, we had an accumulated deficit of $24,957,953, cash and cash equivalents of $142,604, a working capital deficit of $5,326,926 and a stockholders’ deficit of $6,544,310 . To date, we have funded our operations principally through the sale of our capital stock and debt instruments, as well as contributions of capital to our predecessor, and cash generated from operations . We will need to generate significant revenues to achieve profitability, and we cannot assure you that we will ever realize revenues at such levels . If we do achieve profitability in any period, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

We may require additional financing to support our operations. Such financing may only be available on disadvantageous terms, or may not be available at all. Any new equity financing could have a substantial dilutive effect on our existing stockholders.

At June 30, 2015, we had cash and cash equivalents of $142,604, a working capital deficit of $5,326,926 and an accumulated deficit of $24,957,953 . Our cash position may decline in the future, and we may not be successful in maintaining an adequate level of cash resources. Our key vendors have accommodated us by extending payment terms for our outstanding accounts payables, but we cannot assure you that these accommodations will continue . If our key vendors begin demanding standard payment terms, we may not be able to pay our accounts payable in a timely fashion, and we may lose our relationships with our key vendors.

We may be required to seek additional debt or equity financing in order to support our growing operations . We may not be able to obtain additional financing on satisfactory terms, or at all, and any new equity financing could have a substantial dilutive effect on our existing stockholders . If we cannot obtain additional financing, we will not be able to achieve the sales growth that we need to cover our costs, and our results of operations would be negatively affected.

We cannot predict our future results because we have a limited operating history.

Our predecessor, which began our business, was formed in January 2005 . We began realizing revenues from operations in the fourth quarter of 2008 . Given our limited operating history, it may be difficult for you to evaluate our performance or prospects . You should consider the uncertainties that we may encounter as a company that should still be considered an early stage company . These uncertainties include:

•	our ability to market and sell our COPsync Network and other products for a profit;

•	our ability to recruit and retain skilled personnel; and

•	our evolving business model.

If we are not able to address successfully some or all of these uncertainties, we may not be able to expand our business, compete effectively or achieve profitability.

If we are unable to develop and generate additional demand for our services or products, we will likely suffer serious harm to our business.

We have invested significant resources in developing and marketing our services and products . The demand for, and market acceptance of, our services and products is subject to a high level of uncertainty . Adoption of new software and hardware solutions, particularly by law enforcement agencies, which have historically relied upon more traditional means of communication, requires a broad acceptance of substantially different methods of conducting business and collecting and sharing information . Our services and products are often considered complex and often involve a new approach to the conduct of business by our customers . As a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of our services and products in order to generate additional demand . The market for our services and products may weaken, competitors may develop superior offerings or we may fail to develop acceptable solutions to address new market conditions . Any one of these events could have a material adverse effect on our business, results of operations, cash flow and financial condition.

We rely predominantly on sales to governmental entities, and the loss of a significant number of our contracts would have a material adverse effect on our business, results of operations and cash flows.

Our sales are predominantly derived from contracts with agencies of local governments . Selling to government entities can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that we will successfully sell our products to such governmental entity. In order to sell to government entities, we may be required to obtain approval and/or certification by such government entities, and may require the maintenance of certain security clearances for facilities and employees, which can entail administrative time and effort possibly resulting in additional costs and delays. Additionally, such approval and/or certification processes may change, or more stringent processes may be developed, which may restrict our ability to continue to sell to government entities . Further, our sales, and results of operations, may be adversely affected by the curtailment of these governmental agencies’ use of technology, including curtailment due to governmental budget reductions . Governmental budgets available to purchase our software services and products could be negatively affected by several factors, including events we cannot foresee, such as local government budget shortfalls, federal and state government budget limitations resulting in the curtailment of grant programs that would otherwise cover the purchase of our services, current or future economic conditions, a change in spending priorities, and other related exigencies and contingencies . A significant decline in or redirection of local law enforcement expenditures in the future could result in a decrease to our sales, earnings and cash flows.

Undetected errors or failures in our software could result in loss or delay in the market acceptance for our products or lost sales.

Because our software services and products, and the environments in which they operate, are complex, our software and products may contain errors that can be detected at any point in its lifecycle . While we continually test our services and products for errors, errors may be found at any time in the future . Detection of any significant errors may result in, among other things, loss of, or delay in, market acceptance and sales of our services and products, diversion of development resources, injury to our reputation, increased service and warranty costs, license terminations or renegotiations or costly litigation . Additionally, because our services and products support or rely on other systems and applications, any software or hardware errors or bugs in these systems or applications may result in errors in the performance of our service or products, and it may be difficult or impossible to determine where the error resides.

We may not be competitive, and increased competition could seriously harm our business.

Relative to us, some of our current competitors or potential competitors of our COPsync 911 threat alert service , COURTsync service or VidTac in-vehicle video system may have one or more of the following advantages:

•	longer operating histories;
•	greater financial, technical, marketing, sales and other resources;
•	positive cash flows from operations;
•	greater name recognition;
•	a broader range of products to offer;
•	a larger installed base of customers; and
•	competitive product pricing.

Although no single competitive factor is dominant, current and potential competitors of our COPsync 911 threat alert service , COURTsync service or VidTac in-vehicle video system may establish cooperative relationships among themselves or with third parties to enhance their offerings that are competitive with our products and services, which may result in increased competition . Although to date we have not identified any direct competitors for our COPsync Network, competitors may develop in the future and such competitors may have greater resources or name recognition than we currently enjoy . As a result of these and other factors, we may be unable to compete successfully with our existing or new competitors.

Sales to most of our target customers involve long sales and implementation cycles, which may cause revenues and operating results to vary significantly.

We sell our services and products primarily to local government agencies and school districts . A prospective customer’s decision to purchase our services or products may often involve lengthy evaluation and product qualification process . Throughout the sales cycle, we anticipate often spending considerable time educating and providing information to prospective customers regarding the use and benefits of our services and products . Budget constraints and the need for multiple approvals within these organizations may also delay the purchase decision . Failure to obtain the timely required approval for a particular project or purchase decision may delay the purchase of our services or products . As a result, we expect that the sales cycle for our services and products will typically exceed 180 days, depending on the availability of funding to the prospective customer . These long cycles may cause delays in any potential sale, and we may spend a large amount of time and resources on prospective customers who decide not to purchase our services or products, which could materially and adversely affect our business.

Additionally, many of our services and products are designed for the law enforcement community, which requires us to maintain a sales force that understands the needs of this profession, engages in extensive negotiations and provides high-level support to complete sales . If we do not successfully market our services and products to these targeted customers, our operating results will be below our expectations and the expectations of investors and market analysts, which would likely cause the price of our common stock to decline.

Our products, offerings and website may be subject to intentional disruption that could adversely impact our reputation and future sales.

We collect and retain large volumes of criminal justice information, including law enforcement telemetry data, non-adjudicated criminal justice information and other personally identifiable information that our various products and systems collect, process, summarize and report . The integrity and protection of our data is critical to our business and our customers have the expectation that we will adequately protect this information . The federal Criminal Justice Information Security (CJIS) Policy and additional requirements imposed on us by the law enforcement industry pertaining to information security and privacy are increasingly demanding and continue to evolve . Maintaining compliance with these requirements may increase our operating costs and adversely impact our ability to release new products and services to our customers . Furthermore, a penetrated or compromised data system or the intentional, inadvertent or negligent release or disclosure of data could result in theft, loss, fraudulent or unlawful use of our data, which could harm our reputation or result in remedial and other costs, fines or lawsuits . Our business could be subject to significant disruption, and we could suffer monetary and other losses and reputational harm, in the event of such incidents and claims.

We will not be able to develop or continue our business if we fail to attract and retain key personnel.

Our future success depends on our ability to attract, hire, train and retain a number of highly skilled employees and on the service and performance of our senior management team and other key personnel . The loss of the services of our executive officers or other key employees could adversely affect our business . Competition for qualified personnel possessing the skills necessary to implement our strategy is intense, and we may fail to attract or retain the employees necessary to execute our business model successfully . We have obtained “key person” life insurance policies covering two of our employees.

Our success will depend to a significant degree upon the continued contributions of our key management, engineering and other personnel, many of whom would be difficult to replace . In particular, we believe that our future success is highly dependent on Ronald A. Woessner, our chief executive officer, Russell Chaney, our founder and a member of the board, and Shane Rapp, our founder and president . If Messrs. Woessner, Chaney or Rapp, or any other key members of our management team, leave our employment, our business could suffer and the share price of our common stock and warrants would likely decline . Although we have entered into an employment agreement with each of Messrs. Chaney and Rapp, either of them may voluntarily terminate his services at any time . We do not currently have an employment agreement with Mr . Woessner and do not expect to enter into such agreement following the consummation of this offering.

Furthermore, our sales success is dependent on our sales leadership and our sales representatives . We continue to experience turnover in our sales organization, including at the executive level . Our current senior sales executive is relatively new to the company . In 2014 and 2015, we hired new sales personnel to fill various vacancies and increased the size of our sales team . Our current sales team is less experienced in the law enforcement space than our previous sales team . Consequently, our sales volumes could suffer until our new sales personnel become fully integrated.

If we do not protect our proprietary information and prevent third parties from making unauthorized use of our products and technology, our financial results could be harmed.

Most of our software and underlying technology is proprietary . We seek to protect our proprietary rights through a combination of confidentiality agreements and procedures and through copyright, patent, trademark, and trade secret laws . However, all of these measures afford only limited protection and may be challenged, invalidated, or circumvented by third parties . Any patent licensed by us or issued to us could be challenged, invalidated or circumvented or rights granted there under may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property on a cost-effective manner.

Third parties claiming that we infringe their proprietary rights could cause us to incur significant legal expenses and prevent us from selling our products and services.

From time to time, we might receive claims that we have infringed the intellectual property rights of others, including claims regarding patents, copyrights, and trademarks . Because of constant technological change in the segments in which we compete, the extensive patent coverage of existing technologies, and the rapid rate of issuance of new patents, it is possible that the number of these claims may grow . In addition, former employers of our former, current, or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of these former employers . Any such claim, with or without merit, could result in costly litigation and distract management from day-to-day operations . If we are not successful in defending such claims, we could be required to stop selling, delay shipments of, or redesign our products, pay monetary amounts as damages, enter into royalty or licensing arrangements, or satisfy indemnification obligations that we have with some of our customers . We cannot assure you that any royalty or licensing arrangements that we may seek in such circumstances will be available to us on commercially reasonable terms or at all . We may incur significant expenditures to investigate, defend and settle claims related to the use of technology and intellectual property rights as part of our strategy to manage this risk.

In addition, we license and use software from third parties in our business . These third party software licenses may not continue to be available to us on acceptable terms, or at all, and may expose us to additional liability . This liability, or our inability to use any of this third party software, could result in shipment delays or other disruptions in our business that could materially and adversely affect our operating results.

The federal trademark “COPSYNC” is held by a third party. If the third party were to assert a trademark infringement claim against us, we could incur substantial costs and expenses in defending the claim and could be forced to relinquish our use of the “COPSYNC” mark and adopt a different trademark. This could cause a loss of the goodwill we have accumulated with respect to the sales of our products and services using the “COPSYNC” mark and could have a material adverse effect on our business and operating results.

Periods of sustained economic adversity and uncertainty could negatively affect our business, results of operations and financial condition.

Demand for our services and products depend in large part upon the level of capital and maintenance expenditures by many of our customers . Economic downturns result in lower tax receipts for municipalities, counties and school districts, hence, lower budgets for our customers and potential customers . Lower budgets could have a material adverse effect on the demand for our services and products, and our business, results of operations, cash flow and overall financial condition would suffer.

Disruptions in the financial markets, such as what occurred in 2008, may adversely impact the availability and cost of credit for our potential customers, which could result in the delay or cancellation of customer purchases . In addition, the disruptions in the financial markets may have an adverse impact on regional and world economies and credit markets, which could negatively impact the availability and cost of capital for us and our customers . These conditions may reduce the willingness or ability of our customers and prospective customers to commit funds to purchase our services or products, or their ability to pay for our services after purchase . These conditions could result in bankruptcy or insolvency for some customers, which would impact our revenue and cash collections . These conditions could also result in pricing pressure and less favorable financial terms in our contracts and our ability to access capital to fund our operations.

RISK FACTORS RELATING TO OUR COMMON STOCK AND WARRANTS

We have a substantial number of authorized common and preferred shares available for future issuance that could cause dilution of our stockholders’ interest and adversely impact the rights of holders of our common stock.

We have a total of 500,000,000 shares of common stock and 1, 000 ,000 shares of preferred stock authorized for issuance . As of September 25 , 2015, we had 495,925,862 shares of common stock and 525 ,000 shares of preferred stock available for issuance . As of June 30, 2015, we have reserved 645,844 shares of our common stock for issuance upon the exercise of outstanding options and warrants, 302 ,000 shares of our common stock for issuance upon conversion of outstanding shares of our preferred stock, 119,787 shares of our common stock upon the conversion of accrued dividends on our outstanding shares of preferred stock, 121,942 shares of our common stock upon conversion of outstanding convertible notes, 600 shares of our common stock to be issued for a series of small cash deposits received in 2014 and 195,101 additional shares available for future grants under our stock incentive plan . We may seek financing that could result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock . We may also make acquisitions that result in issuances of additional shares of our capital stock . Those additional issuances of capital stock would result in a significant reduction of your percentage interest in us . Furthermore, the book value per share of our common stock may be reduced . This reduction would occur if the exercise price of any issued warrants, the conversion price of any convertible notes or the conversion ratio of any issued preferred stock is lower than the book value per share of our common stock at the time of such exercise or conversion . In addition, to the extent we issue shares of our common stock, or the exercise price or conversion price of warrants or securities convertible into shares of our common stock, at a price below $ 5.00 per share, the conversion price of our Series B Preferred Stock would be adjusted downward, based upon a weighted average formula, which would result in addition shares of our common stock being issuable upon exercise of our Series B Preferred Stock.

The addition of a substantial number of shares of our common stock into the market or by the registration of any of our other securities under the Securities Act may significantly and negatively affect the prevailing market price for our common stock . The future sales of shares of our common stock issuable upon the exercise of outstanding warrants and options may have a depressive effect on the market price of our common stock, as such warrants and options would be more likely to be exercised at a time when the price of our common stock is greater than the exercise price.

We are controlled by our management and other related parties, which effectively inhibits a non-negotiated merger or business combination.

As of June 30, 2015, co-founders and directors Russell Chaney and Shane Rapp, who is also our president, and their affiliates, and other members of management beneficially owned 51 % percent of the voting power of our outstanding capital stock . After the closing of this offering, we expect members of management will own    % of the voting power of our outstanding capital stock . This could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders . As a result, our management will be able to greatly influence the outcome of matters on which our stockholders are entitled to vote, including the election of directors and other significant corporate actions . This concentration of voting power in the hands of our management will also effectively inhibit a non-negotiated merger or other business combination.

We intend to effect our 1-for-50 reverse stock split the week of October 11, 2015. However, we cannot assure you that we will be able to continue to comply with the minimum price requirements of The NASDAQ Capital Market.

We intend to effect our 1-for-50 reverse stock split the week of October 11, 2015. We plan to effectuate the reverse stock split in order to achieve the requisite increase in the market price of our common stock to be in compliance with the minimum price requirements of The NASDAQ Capital Market. We cannot assure you that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with that requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of the reverse stock split, the percentage decline may be greater than would occur in the absence of the reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to maintain The NASDAQ Capital Market’s minimum price requirements. In addition to specific listing and maintenance standards, The NASDAQ Capital Market has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock.

There may not be an active market for shares of our common stock or warrants, and we can provide no assurance that our common stock and warrants will qualify for or continue to meet NASDAQ listing requirements, which may cause our shares to trade at a discount and may make it difficult for you to sell your shares or warrants.

We have applied to list our common stock and warrants on The NASDAQ Capital Market under the symbols “COYN” and “COYNW” upon the consummation of this offering. However, no assurance can be given that our application with be approved, and there can be no assurance that an active trading market for our common stock and warrants will develop and continue . As a result, you may find it more difficult to purchase, dispose of and obtain accurate quotations as to the value of our common stock and warrants.

We have opened negotiations with our convertible promissory noteholders, several non-convertible promissory noteholders, several holders of our trade debt and a holder of an equipment lease to convert amounts owed under such obligations into shares of our common stock and, in certain circumstances, warrants to purchase our common stock. There can be no guarantee that these debt holders will convert all or any portion of the amounts owed to them into shares of our common stock. If we are unable to convert a sufficient amount of the amounts owed under these obligations into shares of our common stock, we may fail to meet one of the minimum listing requirements for The NASDAQ Capital Market.

If we are able to list initially but are unable to continue to meet NASDAQ listing requirements, our common stock and warrants could be delisted from The NASDAQ Capital Market. If our common stock or warrants were to be delisted from The NASDAQ Capital Market, our common stock or warrants could continue to trade on the OTCQB or similar marketplace following any delisting from The NASDAQ Capital Market. Any such delisting of our common stock or warrants could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock or warrants, not only in terms of the number of shares or warrants that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the 1-for-50 reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, we cannot assure you that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

Our stock and warrants could be subject to volatility.

The market price of our common stock and warrants may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

·	actual or anticipated fluctuations in our quarterly and annual results;
·	changes in market valuations of companies in our industry;
·
announcements by us or our competitors of new strategies, significant contracts, acquisitions, strategic relationships, joint ventures, capital commitments or other material developments that may affect our prospects;

·	shortfalls in our operating results from levels forecasted by company management;
·	additions or departures of our key personnel;
·	sales of our capital stock in the future;
·	liquidity or cash flow constraints; and
·	fluctuations in stock market prices and volume, which are particularly common for the securities of emerging technology companies, such as us.

We may not pay dividends on our common stock in the foreseeable future.

We have not paid any dividends on our common stock. We might pay dividends in the future at the discretion of our board of directors. Under the terms of our amended and restated certificate of incorporation, as amended, we are prohibited from paying dividends on our common stock unless and until all accrued and unpaid dividends are paid on our Series B Preferred Stock. We are also restricted from paying dividends on our common stock unless a dividend is paid on our Series A Preferred Stock in an amount equal to the amount of the dividends for all shares of our common stock into which each such share of Series A Preferred Stock could then be converted. We are unlikely to pay dividends at any time in the foreseeable future; rather, we are likely to retain earnings, if any, to fund our operations and to develop and expand our business.

Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to decline.

We may issue additional securities following the completion of this offering. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our stockholders may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock.

A settlement agreement entered into by our chief executive officer and director in connection with a shareholder class action not involving the Company may cause some potential investors to forego purchasing our stock thereby potentially adversely affecting your ability to resell the securities you acquire in this offering.

From 1998 until 2009, Ronald A. Woessner, our Chief Executive Officer and a member of our board of directors, served as senior vice president and general counsel for Zix Corporation (Zix) (NASDAQ: ZIXI), a subscription-based, encrypted email SaaS services provider that enables healthcare and financial institutions to comply with HIPAA and GLBA. While employed at Zix Corporation, in 2004, Mr. Woessner was named as a defendant in a shareholder class-action alleging securities fraud related to alleged misstatements made by other employees of Zix regarding a new product. Zix was accused of violating (1) Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 by purportedly issuing false and misleading press releases and other statements regarding deployment of e-prescribing technology; and (2) the individual defendants, as control persons, were allegedly liable under Section 20(a) of the Securities Exchange Act of 1934. The litigation was settled in June 2008 with no admission of wrongdoing by Mr. Woessner or Zix. To Mr. Woessner’s knowledge, no other claims, actions, or proceedings of any kind were commenced in connection with this matter.

While the foregoing did not involve us, and the allegations pre-date our formation, it is possible that the existence of the foregoing settlement may cause some investors to forego acquiring our stock, thereby potentially affecting your ability to resell the securities you acquire in this offering.

RISKS RELATED TO THIS OFFERING

Our management has broad discretion as to the use of the net proceeds from this offering.

We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in “Use of Proceeds.” Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our common stock may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on a public offering price of $   per share (excluding the warrant public offering price of $0.01 per warrant), if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of approximately ($   ) per share in the net tangible book value of the common stock. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock by our stockholders and warrant or option holders following this offering or the perception that these sales may occur, could adversely affect the price of the offered securities and impair our ability to raise capital through the sale of additional equity securities. Upon completion of this offering, we will have           million shares of common stock outstanding. Of these outstanding shares, the shares of common stock sold in this offering will be freely tradable, without restriction, in the public market unless purchased by our "affiliates," as defined under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act. The remaining shares of common stock will be "restricted securities," as that term is defined in Rule 144 under the Securities Act, and will be freely tradable subject to the applicable holding period, volume, manner of sale and other limitations under Rule 144 or Rule 701 of the Securities Act.

Upon completion of this offering, most of the restricted securities will be subject to lock-up agreements with the underwriters, restricting the sale of such shares for 180 days after the date of this offering. These lock-up agreements are subject to a number of exceptions, however, and holders may be released from this agreement with the prior written consent of the representative of the underwriters.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including: any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. Such forward-looking statements may be contained in the sections “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” among other places in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this prospectus. We do not intend, and undertake no obligation, to update any forward-looking statement.

Notwithstanding the above, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, expressly state that the safe harbor for forward looking statements does not apply to companies that issue penny stocks. Accordingly, the safe harbor for forward looking statements under the PSLRA is not currently available to the Company because we are considered to be an issuer of penny stock, but upon our listing on The NASDAQ Capital Market we will no longer be an issuer of penny stock and the safe harbor under the PSLRA will be available to the Company.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $ 9,342,748 from our sale of common stock and corresponding warrants in this offering, or approximately $ 10,791,748  if the underwriters exercise in full their option to purchase additional shares of common stock and warrants, after deducting the estimated underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds received from this offering for the following purposes:

Proceeds:
Gross Proceeds	$10,500,000
Fees and Expenses	1,157,252
Net Proceeds	$9,342,748

Uses:
Sales and Marketing Expansion	$3,200,000
Product Development and Network Enhancement	2,900,000
Additional Working Capital Purposes	3, 242 , 748
Total Uses	$9,342,748

The actual allocation of proceeds realized from this offering will depend upon our operating revenues and cash position and our working capital requirements and may change.

Therefore, as of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. Accordingly, we will have discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the proceeds of this offering.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

MARKET FOR OUR COMMON STOCK

Our common stock is quoted on the OTCQB maintained by the OTC Market Group Inc. under the symbol “COYN.” We have applied for listing of our common stock and warrants on The NASDAQ Capital Market under the proposed symbols “COYN” and “COYNW.” No assurance can be given that our application will be approved.

The following table sets forth the quarterly quotes of high and low prices for our common stock on the OTCQB Link for each quarterly period ended June 30, 2015 and each quarterly period during our fiscal years ended December 31, 2014, and 2013. The following high and low sales prices have been adjusted retroactively to reflect a 1-for-50 reverse stock split that we intend to effect the week of October 11, 2015:

Quarter Ending	High	Low
June 30, 2015	$15.00	$7.00
March 31, 2015	$21.50	$4.50
December 31, 2014	$22.50	$17.50
September 30, 2014	$24.00	$8.00
June 30, 2014	$10.00	$4.50
March 31, 2014	$5.00	$4.00
December 31, 2013	$5.50	$4.50
September 30, 2013	$6.00	$4.50
June 30, 2013	$6.00	$3.50
March 31, 2013	$5.00	$3.50

Holders

As of October 6, 2015, the last reported sales price reported on a pre-reverse split basis on the OTCQB for our common stock was $0.16 per share. As of the date of this prospectus, we had approximately 184 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Nevada Agency and Transfer Company, located at 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

Dividends

We have never declared or paid any dividends on our capital stock. Our outstanding Series A Preferred Stock does not accrue dividends. Our outstanding shares of Series B Preferred Stock accrue cumulative dividends at a rate of 7% of the original issue price of those shares per annum. The dividends for the Series B Preferred Stock are accrued and added to the liquidation preference of the Series B Preferred Stock annually and will be paid in shares of our common stock upon conversion of the Series B Preferred Stock.

The payment of dividends on our common stock in the future will depend on our earnings, capital requirements, operating and financial condition and such other factors as our board of directors may consider appropriate. Under the terms of our amended and restated certificate of incorporation, as amended, we are prohibited from paying dividends on our Series A Preferred Stock or our common stock unless and until all accrued and unpaid dividends are paid on our Series B Preferred Stock. We are also restricted from paying dividends on our common stock unless a dividend is paid on our Series A Preferred Stock in an amount equal to the amount of the dividends for all shares of our common stock into which each such share of Series A Preferred Stock could then be converted. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

Equity Compensation Plan Information

The following table sets forth equity compensation plan information as of December 31, 2014 (as adjusted for the reverse stock split).

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	204,900	$6.00	195,101
Total	204,900	$6.00	195,101

CAPITALIZATION

The following table sets forth our capitalization, as of June 30, 2015:

•	on an actual basis;

•	on a pro forma basis, based on an offering price of $ per share of common stock, to give effect to:

•
the sale of           shares of our common stock and warrants to purchase              shares of our common stock, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us;

•
the issuance of                  shares of our common stock at the closing of this offering in connection with the conversion of convertible promissory notes and warrants purchased in private placements on July 14, 2015, July 23, 2015 and August 10, 2015;

•
the issuance of                shares of our common stock in connection with the conversion of promissory notes issued between 2011 and the first quarter of July 2015 and the conversion of an equipment lease and certain accounts payable into shares of our common stock;

•	the exercise of warrants and options; and

•	a one-for- 50 reverse stock split of our common stock that we intend to effect the week of October 11 , 2015.

The pro forma information below is only for illustrative purposes and our capitalization following the completion of this offering will be adjusted based on the actual offering price and other terms of this offering determined at pricing. You should consider this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	As of June 30, 2015
	Unaudited, Actual	Unaudited, Pro forma
Cash and cash equivalents	$142,604	$
Warrant liability	0
Convertible notes payable, current portion	398,786
Three Year, 50% notes payable	197,625
Convertible notes payable	178,718
Three Year, 50% notes payable, net of $198,263 discount, non-current portion	233,749

Stockholders’ Equity:

Common Stock	406
Common Stock to be issued, 600 and 6 ,000 shares, respectively	3
Series A Preferred Stock	10
Series B Preferred Stock	37
Additional paid-in capital	18,390,295
Accumulated deficit	(24,957,953)
Total Stockholders’ Equity	$(6, 567,202)	$

Note: the following are excluded from the table above:

·	204,900 shares of our common stock that would be issued upon the exercise of outstanding stock options;
·	484,205 shares of our common stock that would be issued upon the exercise of outstanding warrants;
·	20,000 shares of our common stock that have been authorized for issuance as a restrict stock grant, but have not yet been issued, to a third party consultant for services rendered;
·	2,000 shares of our common stock that would be issued upon the conversion of our Series A Preferred Stock;
·	300,000 shares of our common stock that would be issued upon the conversion of our Series B Preferred Stock;
·	123,987 shares of our common stock that would be issued upon the conversion of accrued dividends on our Series B Preferred Stock ; and
·	12,334 shares of our common stock that have been authorized for issuance, but have not yet been issued, to third-party vendors in exchange for debt owed to such vendors.

DILUTION

If you purchase securities in this offering, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after giving effect to this offering.

Our net tangible book value as of June 30, 2015 was approximately ($7,143,289) or approximately ($2.00) per share of common stock. After giving effect to the sale of the shares of our common stock and warrants in this offering at the assumed public offering price of $        per share and $0.01 per warrant and after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at June 30, 2015 would have been approximately $          million or $         per share. This represents an immediate increase in net tangible book value of approximately $         per share to our existing stockholders, and an immediate dilution of $          per share to investors purchasing shares in the offering.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Public offering price per share		$
Net tangible book value per share as of June 30, 2015	$
Increase in net tangible book value per share attributable to this offering	$
Adjusted net tangible book value per share after this offering		$
Amount of dilution in net tangible book value per share to new investors in this offering		$

The information above assumes that the underwriters do not exercise their over-subscription option. If the underwriters exercise their over-subscription option in full, the as adjusted net tangible book value will increase to $         per share, representing an immediate increase to existing stockholders of $       per share and an immediate dilution of $        per share to new investors. If any shares are issued upon exercise of outstanding options or warrants, new investors will experience further dilution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus .

The information contained below may be subject to risk factors. We urge you to review carefully the section of this prospectus entitled “Risk Factors” for a more complete discussion of the risks associated with an investment in our securities. See “Special Note on Forward-Looking Statements.”

We sell the services and products discussed under the section of this prospectus entitled “Business.”  Most of our services are sold on a subscription basis to our customers who subscribe to use the service for a specified term. Our customers renew at a high-renewal rate, which produces recurring cash and recurring revenue, year-after-year.

Pertinent attributes of our subscription-based business model include the following:

•	We have incurred and will continue to incur material research and development costs to continue to build out our infrastructure and add new features and functionality to our offerings.
•	We have incurred start-up costs to establish our services and continue to incur recurring fixed costs to maintain our services.
•	As we acquire subscribers and bring them onto our services, we experience variable acquisition costs related to sales, installation and deployment.
•	We recruit subscribers with the goal of reaching a level of aggregate subscriber payments that exceeds our fixed (and variable) recurring service costs.
•	We seek to maintain a high renewal rate among existing subscribers.
•
The two important key performance metrics of the subscription-based aspect of our business are (1) the subscription related new, first-year orders we obtain from customers in any given year and (2) the dollar volume of renewing orders we receive from renewing customers in any given year. We use the acronym “SNFYOs” to refer to these Subscription-related New-First Year Orders and the acronym “SROs” to refer to these Subscription-related Renewing Orders. Hence, SNFYOs in “year 1,” assuming renewal, become SROs in “years 2 – N.” The dollar volume of SNFYOs and SROs in any given year affects the pace of our future revenue and cash growth and slope of the anticipated future revenue and cash growth.

Because we are selling into the innovator and early adopter customer spectrum of a particular market segment comprised of millions of potential subscribers (law enforcement officers, schools, day-cares, energy facilities, etc.), we anticipate that the dollar volume of SNFYOs may fluctuate up or down in any given year, although over time as we move into the early majority customer spectrum of a particular market segment, we expect the dollar volume of SNFYOs to steadily increase year-over-year. We signed SNFYOs of approximately $1,212,000 for the twelve month period ended December 31, 2014, compared to approximately $1,583,000 in new orders for the comparable period in 2013, a decrease of approximately 23%. During the six-month period ended June 30, 2015, we signed SNFYOs of approximately $687,000, compared to approximately $523,000 in new orders for the comparable period in 2014. This increase is attributed to our significant new order sales bookings of approximately $1,452,000 for the second quarter of 2015.

In contrast to the potential variability in the order intake of the SNFYOs, because we have solid and predictable renewal rates we expect the SROs to steadily increase year-after-year. We realized a 17% increase in SROs of $1,531,000 in 2014 up from $1,303,000 in 2013.

Assuming we are successful in obtaining new users of our services, as well as retaining high renewal rates of existing subscribers, we anticipate that the recurring nature of our subscription model will result in annually recurring, sustainable and predictable cash flow and revenue growth, year-over-year. However, there is no assurance that we will be successful in implementing our business model and achieving our operational and financial objectives.

We also augment our SNFYOs and NFOs with product revenues from sales of party hardware (computer in-vehicle laptops, portable printers, GPS devices, etc.) and sales of our proprietary in-vehicle video system (“VidTac”).

At June 30, 2015, we had cash and cash equivalents of $142,604, a working capital deficit of $5,326,926 and an accumulated deficit of $24,957,953. We took the following steps in fiscal year 2014 and in the first two quarter s of 2015 to manage our liquidity, to avoid default on any material third-party obligations and to continue progressing our business towards cash-flow break-even, and ultimately profitability:

1)
We continue to employ “just in time” principles in our procurement processes for third-party hardware, meaning that we attempt to schedule delivery to the customer of the third-party hardware that we sell immediately after we receive the hardware. We also continue our attempts to collect customer prepayments for the third-party hardware we sell at or about the time we order the hardware, which has helped us manage our working capital needs.

2)	Our key vendors are currently offering us extended payment terms for our outstanding payables balances, which has also helped us manage our working capital needs.

3)
We raised $484,315 in the first quarter of fiscal year 2015 pursuant to the Company’s issuance of convertible notes. The notes have a three-year term, which bears interest at the rate of two percent simple interest per year, payable in cash. The principal amount of each note is convertible into shares of the Company’s common stock at a price of $ 11.00 per share. The notes may be prepaid by the Company under certain conditions.

4)
As of December 31, 2014, we had outstanding warrants to purchase an aggregate of 63,112 shares of our common stock at a price of $10.00 per share, an aggregate exercise price of $631,116, that expire in 2015. We believe that the bulk of these warrants will be exercised in calendar year 2015. During the first six months of fiscal year 2015, warrants to purchase 9,000 shares of our common stock have been exercised for a total exercise price of $98,000.

5)
Our balance sheet as of June 30, 2015, reflects a notes payable-current portion balance of $983,616, which is due in 2015. Two holders of promissory notes representing an aggregate of $563,477 in principal have expressed their willingness to extend the due dates of their respective notes, one holder whose notes matured during the second quarter totaling $313,477 and another holder whose $250,000 note will mature in the third quarter of fiscal year 2015. Both note holders have previously extended their respective notes. The Company is working with each lender to document these extensions at the date of this prospectus.

6 )	We raised $300,000 pursuant to a six month bridge loan arrangement in early May 2015. The repayment of this loan was personally guaranteed by Mr. Woessner, our chief executive officer.

7 )
The Company has commenced the process of applying to list on The NASDAQ Capital Market, as discussed below. The Company plans to raise additional capital in connection with its listing on The NASDAQ Capital Market in order to meet the minimum stockholder equity listing standard.

8 )	We expect our new order bookings and revenue to increase in fiscal year 2015 as a result of leadership and organizational changes we recently made in its sales organization.

There are no assurances that these steps will generate sufficient cash flow from operations or that we will be able to obtain sufficient financing necessary to support our working capital requirements. We can also give no assurance that additional capital financing will be available, or if available, will be on terms acceptable to us. If adequate working capital is not available, we may not be able to continue our operations or execute our business plan.

Critical Accounting Policies and Estimates

In preparing our financial statements, we make estimates, assumptions and judgments that can have a significant impact on revenue, income (loss) from operations and net income (loss), as well as the value of certain assets and liabilities on our balance sheet. The application of our critical accounting policies requires an evaluation of a number of complex criteria and significant accounting judgments by us. Our management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. We evaluate our estimates on a regular basis and make changes accordingly. Senior management has discussed the development, selection and disclosure of these estimates. Actual results may materially differ from these estimates under different assumptions or conditions. If actual results were to materially differ from these estimates, the resulting changes could have a material adverse effect on our financial condition.

Our critical accounting polices include the following:

a.  Revenue Recognition

Our business focus is to sell subscriptions to the COPsync software as a service, which is a real-time, in-car information sharing, communication and data interoperability network for law enforcement agencies. We refer to this service as the COPsync Network. The agencies subscribe to the service for a specified period of time (usually for twelve to forty-eight months), for a specified number of officers per agency, and at a fixed subscription fee per officer.

In addition to the subscription service, we also sell computers and computer-related hardware (“hardware”) used to provide the in-vehicle service should the customer not already have the hardware, or wants to upgrade their existing hardware, as well as hardware installation services, the initial agency and officer set-up and training services and, sometimes, software integration services for enhanced service offerings.

Our most common sales are:

1)
for new customers – a multiple-element arrangement involving (a) the subscription fee, (b) integration of the COPsync software and a hardware appliance (where the hardware and software work together to deliver the essential functionality of the service) to include related services for hardware installation and agency and officer set-up and training and (c) if applicable, software integration services for enhanced service offerings; and

2)	for existing customers – the subscription fees for the annual renewal of an agency’s COPsync subscription service, upon the completion of the agency’s previous subscription period.

We recognize revenue when all of the following have occurred: (1) we have entered into a legally binding arrangement with a customer resulting in the existence of persuasive evidence of an arrangement; (2) delivery has occurred, evidenced when product title transfers to the customer; (3) customer payment is deemed fixed or determinable and free of contingencies and significant uncertainties; and (4) collection is probable.

The sale of the hardware and related services for hardware installation and agency and officer set-up and training are reported as “Hardware, installation and other revenues” in our Statement of Operations. The sale of the VidTac product offering is considered a hardware sale and is reported in this revenue classification .

The subscription fees and software integration services are reported as “software license/subscriptions revenues” in our Statement of Operations. The subscription fees include termed licenses for the contracted officers to have access to the service and the right to receive telephonic customer and technical support, as well as software updates, during the subscription period. Support for the hardware is normally provided by the hardware manufacturer.

The sale of our WARRANTsync and COPsync911 product offerings are reported in “software license/subscriptions revenues.” The service for each of these products consist of two elements: (1) an integration element, and (2) a subscription element, both of which are recognized ratably over the service period upon customer acceptance. WARRANTsync represents a very small portion of our revenues and could be viewed as an enhancement feature to our COPsync Network.

The receipt and acceptance of an executed customer’s service agreement, which outlines all of the particulars of the sale event, is the primary method of determining that persuasive evidence of an arrangement exists.

Delivery generally occurs for the different elements of revenue as follows:

1)
For multiple-element arrangements involving new customers – contractually the lesser period of time of sixty days from contract date or the date officer training services are completed. We request the agency to complete a written customer acceptance at the time training is completed, which will override the contracted criteria discussed immediately above.

2)	The subscription fee – the date the officer training is completed and written customer acceptance is received.

3)	Software integration services for enhanced service offerings – upon the completion of the integration efforts and verification that the enhanced service offering is available for use by the agency.

Fees are typically considered to be fixed or determinable at the inception of an arrangement, generally based on specific services and products to be delivered pursuant to the executed service agreement. Substantially all of our service agreements do not include rights of return or acceptance provisions. To the extent that agreements contain such terms, we recognize revenue once the acceptance provisions or right of return lapses. Payment terms to customers generally range from net “upon receipt of invoice” to “net 30 days from invoice date”. Beginning in 2013, we adopted a policy of requesting customers purchasing a significant amount of hardware to prepay for the hardware at the time the equipment was ordered from our suppliers. These prepayments are recorded on our Balance Sheet as Current Deferred Revenues.

We assess the ability to collect from our customers based on a number of factors, including credit worthiness of the customer and the past transaction history with the customer. If the customer is not deemed credit worthy, we defer all revenue from the arrangement until payment is received and all other revenue recognition criteria have been met. With the exception of sales to resellers, all of our customers are local or state governmental agencies.

As indicated above, some customer orders contain multiple elements. We allocate revenue to each element in an arrangement based on relative selling price. The selling price for a deliverable is based on its vendor specific objective evidence, or VSOE, if available, third party evidence, or TPE, if VSOE is not available, or our best estimate of selling price, or ESP, if neither VSOE nor TPE is available . The maximum revenue we recognize on a delivered element is limited to the amount that is not contingent upon the delivery of additional items . Many of our service agreements contain grants (or discounts) provided to the contracting agency . These grants or discounts have been allocated across all of the different elements based upon the respective, relative selling price.

We determine VSOE for subscription fees for the initial contract period based upon the rate charged to customers on a stand-alone subscription service . VSOE for renewal pricing is based upon the stated rate for the renewed subscription service, which is stated in the service agreement or contract entered into . The renewal rate can be equal to or slightly higher than the stated rate in the original contract and is administered on a customer-by-customer basis . Subscription fee revenue is recognized ratably over the life of the service agreement .

We have determined that the selling price of hardware products include the related services for hardware installation and agency and officer set-up and training, as well as integration services for enhanced service offerings, which are sold separately and, as a result, we have VSOE for these products.

For almost all of our new service agreements, as well as renewal agreements, billing and payment terms are agreed to up front or in advance of performance milestones . These payments are initially recorded as deferred revenue and subsequently recognized as revenue as follows:

1)
Integration of the COPsync software and a hardware appliance (where the hardware and software work together to deliver the essential functionality of the service) to include related services for hardware installation and agency and officer set-up and training – immediately upon delivery.

2)	The subscription fee – ratably over the contracted subscription period, commencing on the delivery date.

3)	Software integration services for enhanced service offerings – immediately upon our completion of the integration and verification that the enhanced service is available for the agency’s use.

4)	Renewals – ratably over the renewed subscription or service period commencing on the completion of the previous subscription or service period.

b.  Software Development Costs

Certain software development costs incurred subsequent to the establishment of technological feasibility may be capitalized and amortized over the estimated lives of the related products . Through mid-year 2010, we capitalized certain software development costs accordingly.
We determined technological feasibility to be established upon completion of (1) product design, (2) detail program design, (3) consistency between product and program design and (4) review of detail program design to ensure that high risk development issues have been resolved . Upon the general release of the COPsync service offering to customers, development costs for that product were amortized over fifteen years based on management’s then estimated economic life of the product .

We have not capitalized any of the software development efforts associated with our new product offerings, WARRANTsync, VidTac and COPsync911, because the time period between achieving technological feasibility and product release for these product offerings was very short . As a result, the incurred costs have been recorded as research and development costs in years 2014 and 2013.

Results of Continuing Operations for the Three Months Ended June 30, 2015 and 2014

Revenues

Total revenues for the three-month and six-month periods ended June 30, 2015 were $1,246,591 and $2,417,477, respectively, compared to $1,579,591 and $3,067,411 respectively, for comparable periods in 2014 . Total revenues are comprised of software license/subscriptions revenue and hardware, installation and other revenue . Software license/subscriptions revenue is a key indicator of revenue performance in future years, since this revenue represents that portion of our revenue that is anticipated to recur as our service contracts renew from year-to-year . Hardware, installation and other revenue is a one-time revenue event, and is not a key indicator of future performance . Software license/subscriptions for the three-month and six-month periods ended June 30, 2015 were $747,313 and $1,415,542, respectively, compared to $644,675 and $1,227,564, respectively, for comparable periods in 2014 . The increase in software license/subscriptions revenue was due to an increase in the number of law enforcement agency contracts executed between periods, increased revenue attributable to contract renewals, and revenues attributable to our product, COPsync911 . Hardware, installation and other revenues for the three-month and six-month periods ended June 30, 2015 were $499,278 and $1,001,935, respectively, compared to $934,916 and $1,839,847, respectively, for comparable periods in 2014 . The decrease in these revenues was due to a significant decrease between periods in large, hardware intensive contracts, for both new customers and existing customers.

Some of our new contracts are multiple-year contracts that typically include hardware, installation and training (and integration in some cases) and software license/subscriptions revenue during the first year of the contract, followed by software license/subscriptions revenue during the remaining years of the contract . Normally, we receive full payment up front upon inception of the contract . This up-front payment is initially recorded as deferred revenue and subsequently recognized as revenue ratably during the service period . As of June 30, 2015, we had $3,202,765 in deferred revenues, compared to $3,669,427 at December 31, 2014 . We do not believe that the deferred revenues resulting from these payments will have a material effect on our future working capital for the later years of the contract service periods because a large portion of our continuing customer support costs are incrementally fixed in nature.

Cost of Revenues and Gross Profit

The following is a summary of our cost of revenues and gross profit or loss for the two revenue types for the respective three months ended June 30, 2015 and 2014:

	For the three months ended June 30,				For the six months ended June 30,
	2015		2014		2015		2014
	$	%	$	%	$	%	$	%

Hardware, installation and other revenues
Revenues	$499,278	100%	$934,916	100%	$1,001,935	100%	$1,839,847	100%
Cost of Revenues-hardware & other external costs	323,585	66%	746,521	80%	717,132	72%	1,389,597	75%
Cost of Revenues-internal costs	43,118	9%	52,840	6%	102,913	10%	107,671	6%
Total Gross Profit	$132,495	25%	$135,555	14%	$181,890	18%	$342,579	19%

Software license/subscription revenues
Revenues	$747,313	100%	$644,675	100%	$1,415,542	100%	$1,227,564	100%
Cost of Revenues-internal costs	321,494	43%	161,536	25%	625,186	44%	310,924	25%
Amortization of capitalized software development costs	-	0%	109,117	17%	-	0%	218,235	18%
Total Gross Profit	$425,819	57%	$374,022	58%	$790,356	56%	$698,405	57%

Total Company
Revenues	$1,246,591	100%	$1,579,591	100%	$2,417,477	100%	$3,067,411	100%
Cost of Revenues	688,197	55%	1,070,014	66%	1,445,231	60%	2,026,427	66%
Total Gross Profit	$558,394	45%	$509,577	34%	$972,246	40%	$1,040,984	34%

Total cost of revenues for the three-month and six-month periods ended June 30, 2015, were $688,197 and $1,445,231, respectively, compared to $1,070,014 and $2,026,427 for the respective comparable periods in 2014 . As a result, we realized gross profits for the three-month and six-month periods ended June 30, 2015 of $558,394 and $972,246, respectively, compared to $509,577 and $1,040,984, respectively, for the comparable periods in 2014.

Cost of revenues for hardware, installation and other revenues for the three-month and six-month periods ended June 30, 2015 were $366,703 and $820,045, respectively, compared to $799,361 and $1,497,268, respectively, for comparable periods in 2014 . The decrease in cost of these revenues between the periods was due to lower hardware sales in 2015 . Included in the cost of these revenues are internal costs, which totaled $43,118 and $102,913 respectively, in 2015, compared to $52,840 and $107,671, respectively, for comparable periods in 2014 . These internal costs represent salaries and travel expenses for our in-house installation and training staff . The decrease in gross profit performance was due principally to the decreased volume of this business.

Cost of revenues for software license/subscription revenues for the three-month and six-month periods ended June 30, 2015 were $321,494 and $625,186, respectively, compared to $270,653 and $529,159, respectively, for the comparable periods in 2014 . These costs represent internal costs associated with our customer support team and web-hosting facilities, as well as amortization of capitalized developmental software in 2014 . The resulting gross profit from software license/subscription revenues for the three-month and six-month periods ended June 30, 2015 were $425,819 and $790,356, respectively, compared to $374,022 and $698,405, respectively, for comparable periods in 2014 . Beginning in 2015, the Company no longer reports amortization of capitalized software expense because the asset became fully amortized as of December 31, 2014 . This has the effect of reducing the 2015 expense by approximately $109,000 per quarter . However, this reduction is being partially offset by increased costs of customer support and maintenance services being performed by our Research and Development Group . For comparison purposes, we have reclassified $28,000 and $64,000, respectively, for the comparable periods in year 2014 from Research and Development Operating Expenses to Software License/Subscription Cost of Sales Expenses.

Our total cost of revenues has the potential to fluctuate with revenues because of the variable cost nature of hardware, installation and other revenues contained in future contracts . Conversely, our internal costs associated with installation, training, customer support and web-site hosting were relatively flat throughout year 2015 .

Operating Expenses

Research and Development

Total research and development expenses for the three-month and six-month periods ended June 30, 2015 were $459,547 and $945,167, respectively, compared to $377,667 and $894,671, respectively for the comparable periods in 2014 . The respective increase between periods was due principally to contract labor for IT/Software development services for the scalability project which was subsequently placed on hold in the second quarter of 2015.

We believe our research and development expenses will remain relatively flat until after the NASDAQ up-listing process is successfully completed at which time it will increase to accommodate planned product/service development.

Sales and Marketing

Total sales and marketing expenses for the three-month and six month periods ended June 30, 2015 were $450,822 and $815,189, respectively, compared to $332,044 and $649,001, respectively for the comparable periods in fiscal 2014 . The increase in these expenses between periods was due primarily to increases in headcount additions occurring in year 2015, as well as an increase in contracted sales consultants whose purpose is to expand our sales penetration in, and outside of the State of Texas.

We expect our sales and marketing expenses to remain at a high run rate as we continue to grow the business.

General and Administrative

Total general and administrative expenses for the three-month and six month periods ended June 30, 2015 were $589,214 and $1,004,418, respectively, compared to $360,556 and $794,074, respectively for the comparable periods in fiscal 2014 . The year-over-year increase in expenses for the six months period is due principally to professional services incurred in the second quarter of 2015 involving our commencing of the NASDAQ up-listing process . These additional services involve specialized legal, investment banking, investor relations, public relations and other advisory service providers.

Our general and administrative expenses will remain high throughout the NASDAQ up-listing process.

Other Expense

Other expense, consisting of interest expense, totaled $170,177 and $238,910 for the three-month and six-month periods ended June 30, 2015, respectively, compared to $44,829 and $55,531, respectively, for same periods in fiscal 2014 . The increase in interest expense between periods relates to our 2014 and 2015 completed debt transactions . The non-cash portion of the $170,177 expense for the period ended June 30, 2015 is approximately $130,000 and pertains principally to the discount on the three-year, 50% notes and amortization of the beneficial conversion feature for the convertible promissory notes.

Net Loss Before Income Taxes

The net loss before income taxes for the three-month and six-month periods ended June 30, 2015 were $1,111,366  and $2,031,438, respectively, compared to $605,519 and $1,352,293, respectively, for the same periods in fiscal 2014.

Results of Continuing Operations for the Years Ended December 31, 2014 and 2013

Revenues.

Total revenues for the years ended December 31, 2014 and 2013 were $5,910,328 and $4,725,617, respectively . Total revenues are comprised of software license/subscription revenue and hardware, installation and other revenue . Software license/subscriptions revenue is a key indicator of revenue performance in future years, since this revenue represents that portion of our revenue that is anticipated to recur as our service contracts renew from year-to-year . Hardware, installation and other revenue is a one-time revenue event, and is not a key indicator of future performance . Software license/subscriptions revenue totaled $2,662,237 and $1,780,790 for the years ended December 31, 2014 and 2013, respectively . The increase in software license/subscriptions revenue was due to an increase in the number of law enforcement agency contracts executed between periods, revenues from our COPsync911 service which was introduced in the second quarter of 2013 and increased revenue attributable to contract renewals . Hardware, installation and other revenue totaled $3,248,091 and $2,944,827 for the years ended December 31, 2014 and 2013, respectively . These revenues involved a certain number of large, hardware intensive contracts involving both new customers and existing customers electing to replace or update their computer equipment, plus sales of our VidTac product offering . A portion of these revenues stemmed from the 2013 year-end backlog of uncompleted service agreements . VidTac revenues were approximately $652,000 and $1,195,000 for the years ended December 31, 2014 and 2013, respectively . We believe the year-over-year decrease in sales of VidTac units resulted principally from our relatively new and inexperienced sales team . We believe that in fiscal year 2015 we will experience increased customer orders for our VidTac product as the sales team matures and as certain feature sets and enhancements are incorporated into the product later in the year.

Many of our new contracts are multiple-year contracts that typically include hardware, installation and training (and integration in some cases) and one year of software license/subscriptions revenue during the first year of the contract, followed by software license/subscriptions revenue during the remaining years of the contract . Normally, we receive full payment up front upon inception of the contract . This up-front payment is initially recorded as deferred revenues and subsequently recognized as revenue during the service period . As of December 31, 2014, we had $3,669,427 in deferred revenues, compared to $3,931,013 for 2013 . We do not believe our deferred revenues will have a material effect on our future working capital for the later years of the contract service periods because a large portion of our continuing customer support costs are incrementally fixed in nature.

We executed approximately 244 new service agreements (or contracts) in 2014, compared to approximately 285 new service agreements in 2013 . We expect to sign more new service agreements in 2015 than we did in 2014, primarily due to anticipated improvements in our sales staff.

Cost of Revenues and Gross Profit

The following is a summary of the cost of revenues and gross profit performances for the respective revenue types for the twelve-month periods ended December 31, 2014 and 2013:

	For the twelve months ended December 31,
	2014		2013
	$	%	$	%

Hardware, installation and other revenues
Revenues	$3,248,091	100%	$2,944,827	100%
Cost of Revenues-hardware & other external costs	2,332,922	72%	2,345,691	80%
Cost of Revenues-internal costs	238,437	7%	163,381	6%
Total Gross Profit	$676,732	21%	$435,755	15%

Software license/subscription revenues
Revenues	$2,662,237	100%	$1,780,790	100%
Cost of Revenues-internal costs	636,665	24%	523,303	29%
Amortization of capitalized software development costs	436,471	16%	436,465	25%
Total Gross Profit	$1,589,101	60%	$821,022	46%

Total Company
Revenues	$5,910,328	100%	$4,725,617	100%
Cost of Revenues	3,644,495	62%	3,468,840	73%
Total Gross Profit	$2,265,833	38%	$1,256,777	27%

For the years ended December 31, 2014 and 2013, our total cost of revenues was $3,644,495 and $3,468,840, respectively . As a result, we realized gross profits of $2,340,833 and $1,256,777, respectively, for the years ended December 31, 2014 and 2013.

Cost of revenues for hardware, installation and other revenues for the years ended December 31, 2014 and 2013 totaled $2,571,359 and $2,509,072, respectively . Included in these cost of revenues are internal costs, which totaled $238,437 and $163,381 for the years ended December 31, 2014 and 2013, respectively . The increase in internal costs between periods was due principally to a reallocation of certain costs from general and administrative expenses . These reallocated expenses included salary for a senior executive, partially offset by a decrease in hosting and support services performed by outside service providers, which was reallocated to our customer support costs . The total gross profit from hardware, installation and other revenue totaled $676,732 for the year ended December 31, 2014, compared to a gross profit of $435,755 for the comparable period in 2013 . This improvement in gross profit performance was due in part to increased equipment sales and more aggressive pricing on selected hardware items, as well as installation and integration related services .

Cost of revenues for software license/subscription revenues for the years ended December 31, 2014 and 2013 were $1,073,136 and $959,768, respectively . The increase of approximately $113,000 was due to increased internal costs representing our customer support team and web-hosting facilities . The increased costs were driven by increased headcount and the cost of outside service providers needed to address the increased number of customers and services offered to our customers . The resulting gross profit from software license/subscription revenues for years ended December 31, 2014 and 2013 was $1,589,101 and $821,022, respectively.

Our total cost of revenues has the potential to fluctuate with revenues because of the variable cost nature of hardware, installation and other revenues contained in future contracts . Conversely, our internal costs associated with installation, training, customer support and web-site hosting are relatively flat . In both 2014 and 2013, these internal costs increased because we added headcount and increased services to be provided by outside service providers to support the increased number of customers and new products.

Operating Expenses.

Research and Development

Total research and development expenses for years ended December 31, 2014 and 2013, were $1,952,786 and $2,157,597, respectively . The $204,811 decrease in these expenses between years is due principally to a decrease in the development costs for new products, more specifically decreased contract labor for IT/software development services and decreased expendable supplies, partially offset by increases in payroll expenses and share-based compensation expense . The expenses incurred in 2014 were principally driven by the continued development and refinement of our COPsync911 threat alert service and our VidTac system and development efforts to enhance the scalability of our COPsync Network and COPsync911 service offerings . The expenses incurred in 2013 were principally driven by the development of our COPsync911 threat alert service, which was launched in the second quarter of 2013 . We believe our research and development expense will increase in 2015, assuming it is not necessary to reduce expense to maintain adequate liquidity.

Sales and Marketing

Total sales and marketing expenses for the years ended December 31, 2014 and 2013 were $1,408,659 and $1,289,892, respectively . The $118,767 increase in these expenses consists principally of increases in personnel, travel expenses resulting from headcount additions and increased insurance and trade show expenses, partially offset by a decrease in share-based compensation expense .

We expect our sales and marketing expenses will increase in 2015, as we will be increasing our current staffing levels.

 General and Administrative

Total general and administrative expenses for the years ended December 31, 2014 and 2013 were $2,960,262 and $1,395,118, respectively . The approximate $1,565,000 increase in expenses was due principally to an aggregate of $1,050,000 for stock issued to two third party service providers for general financial advisory and investment banker services, $209,576 for performance-based warrants issued to two third party service providers for business and corporate advisory services, $180,000 in professional services for new corporate, business, promotion, general financial advisory-related, and investment banker services, as well as various legal services, $156,000 for bad-debts expenses, $31,000 for business insurance premiums resulting from expanded coverages, $16,000 for certain personnel costs in the areas of benefits and contract labor, and $29,000 for travel expense, partially offset by a $115,000 reduction in share-based compensation expense . Share-based compensation expense decreased in 2014 because certain stock option grants awarded to members of executive management became fully vested in 2013.

We believe our general and administrative expenses for 2015 will remain relatively consistent with expense levels of 2014.

Other Income and Expense.

For the year ended December 31, 2014, other expense totaled $167,593, consisting of $177,293 in interest expense, partially offset by $9,700 in interest income . For the year ended December 31, 2013, other expense totaled $29,026, consisting principally of interest expense . The increase in interest expense relates to the various new debt instruments we executed in late 2013 and during 2014.

Liquidity and Capital Resources

We have funded our operations since inception through the sale of equity and debt securities and from cash generated by operating activities . As of  June 30 , 2015, we had $ 142,604 in cash and cash equivalents, compared to $587,459 as of December 31, 2014 . The $ 444,855 decrease in cash was due to net cash used by operating activities of $ 1,315,291 and investing activities of $ 4,404 , partially offset by net cash provided by financing activities of $ 874,840 .

The net cash provided by financing activities represents cash proceeds of $ 514 ,315 from the issuance of a series of convertible notes, $ 389,834 from the issuance of notes payable, $107,600 from the exercise of warrants to purchase 6,560 shares of the Company’s common stock, net cash proceeds of $3,960 from investments in our common stock for cash, and $617 from the issuance of common stock for cash . These inflows were partially offset by $ 122,756 in outflows representing monthly payments on outstanding notes for automobile and business insurance loans, and a small, short-term promissory note payable to a third-party financier, as well as $ 15,000 for payments on three-year 50% notes payable and $3,730 for payments on capitalized lease obligations.

We had a working capital deficiency of $ 5,326,926 on June 30 , 2015, compared to a deficiency of $3,484,825 on December 31, 2014 . However, on June 30 , 2015, our current liabilities included $2, 315,601 in net deferred revenues attributable to future performance obligations under prepaid customer contracts, the actual future costs of which we believe will not represent a majority of this amount.

Off-Balance Sheet Arrangements

As of June 30 , 2015, we had no off-balance sheet arrangements.

Recently Issued Accounting Standards

For information regarding the impact of recently issued accounting standards, see Note 4 to our financial statements for the quarter ended June 30 , 2015, included in this prospectus.

BUSINESS

Overview

COPsync, Inc. operates what we believe to be the only real-time, law enforcement mobile data information system in the United States . We refer to this real-time, in-car information sharing, communication and data interoperability network as the “COPsync Network.” The COPsync Network, delivered via software as a service, is designed for the purpose of:

•	Allowing law enforcement officers to compile and share information, in real-time, via a common database accessible by all such officers on the COPsync Network, regardless of agency jurisdiction;

•
Allowing officers to query, in real time, various local, state and federal law enforcement databases, including (i) the FBI Criminal Justice Information Service (CJIS) database, (ii) the law enforcement telecommunications system databases for the States of Texas, Mississippi and Massachusetts, (iii) the historical databases of our agency subscribers who have provided us with such access, (iv) the Department of Homeland Security’s El Paso Intelligence Center (EPIC) database, which collects information relating to persons crossing the United States – Mexico border, and (v) our COPsync Network database, and, as we expand the scope of our operations to states others than noted above, we anticipate that we will provide access to the law enforcement telecommunications databases in those states as well, subject to approvals from the applicable governing state agencies;

•
Allowing dispatchers and officers to send, in real-time, BOLO (be on the lookout) and other alerts of child kidnappings, robberies, car thefts, police pursuits, and other crimes in progress to all officers on the COPsync Network, regardless of agency jurisdiction;

•
Allowing officers to write tickets, offense reports, crash reports and other reports and electronically and seamlessly send, in real-time or near real-time, the information in those reports to the COPsync Network database and local court and agency databases;

•
Informing officers of outstanding Texas Class C misdemeanor warrants, in real-time, at the point of a traffic stop and allowing the officers to collect payment for those warrants using a credit card, through a specific feature enhancement to the COPsync Network that we sometimes referred to as the WARRANTsync system.

We also offer the COPsync911 threat alert service for use in schools, hospitals, day care facilities, government office buildings, energy infrastructure and other facilities with a high level of concern about security . When used in schools, the COPsync911 service enables school personnel to instantly and silently send emergency alerts directly to the closest law enforcement officers in their patrol vehicles, and to the local 911 dispatch center, with the mere click of an icon, from any computer within the facility and from any cell phones and other mobile devices associated with the facility . The alert is also sent to the cell phones of all law enforcement officers in the area and to all teachers, administrators, and other staff at the school, alerting them of imminent danger . We expect our COPsync911 service to reduce emergency law enforcement response times in those circumstances when seconds and minutes count.

Once the alert is sent, a “crisis communication portal” is established among the person(s) sending the alert, the responding patrol vehicles and the local law enforcement 911 dispatch center . This allows the person(s) initiating the alert to silently communicate with responding officers and the 911 dispatch center about the nature of the threat, whether it is an active gunman, fire, suspicious person or other emergency . The crisis communication portal also provides a link to a diagram of the school or other facility and a map to its location.

We also offer the COURTsync system for use in courthouses. The COURTsync service enables judges and court personnel to instantly send emergency alerts directly to the closest law enforcement officers in their patrol vehicles and to the local 911 dispatch center, from any computer within the facility. Court personnel are also able to query federal law enforcement databases and databases pertaining to officer safety and dangerous persons. Additionally, COURTsync utilizes our WARRANTsync system to give patrol officers utilizing our COPsync Network access to Class C warrant information from the court, enabling them to collect warrant fees for the court.

We also augment our other services with our own law enforcement in-car video system, named VidTac.

Number of Users and Corporate History

As of September 17 , 2015, approximately 660 law enforcement agencies and courts, primarily in the State of Texas, had contractually subscribed to use our COPsync Network real-time data collection, data sharing, and warrant collection service, and approximately 130 school districts had subscribed to COPsync911 . We currently have at least one subscriber using the COPsync Network in 79 % of the 254 Texas counties .

As of September 17 , 2015, our COPsync Network service has successfully submitted, processed and relayed over 12,781,729 officer initiated information requests . On average, our service is returning responses to our customers in less than five seconds, well within the 32-second average NCIC 2000 standard for mobile clients.

We were incorporated in Delaware in October 2006, and operated with nominal or no assets or operations until 2008 . We acquired the predecessor-in-interest to our business, PostInk Technology, LP, a Texas limited partnership, in April 2008 and began realizing revenues from operations in the fourth quarter of 2008.

Business Model

We offer the COPsync Network, the COPsync911 threat alert service and the COURTsync service via a “software as a service” (SaaS) business model, under which our customers subscribe to use the COPsync Network, the COPsync911 service and the COURTsync service for a specified term . The subscription fees are typically paid annually at the inception of each year of service . Our business model is to obtain subscribers to use our service, achieve a high subscription renewal rate from those subscribers and then grow our revenue through a combination of acquiring new subscribers and obtaining renewals from existing subscribers . Pertinent attributes of our business model include the following:

•	We have incurred and will continue to incur material research and development costs to continue to build out our infrastructure and add new features and functionality to our offerings.

•	We incurred start-up cost to establish our services and continue to incur recurring fixed costs to maintain our services.

•	We acquire subscribers and bring them onto our services, which requires variable acquisition costs related to sales, installation and deployment.

•	We recruit subscribers with the goal of reaching a level of aggregate subscriber payments that exceeds our fixed (and variable) recurring service costs.

•	We seek to maintain a high renewal rate among existing subscribers.

•	We augment these recurring revenues with product revenues from sales of our VidTac law enforcement in-car video system.

Assuming that we are successful in obtaining new users of our services, as well as retaining high renewal rates of existing subscribers, we anticipate that the recurring nature of our subscription model will result in annually recurring, sustainable and predictable cash flow and revenue growth, year-over-year . However, there is no assurance that we will be successful in implementing our business model and achieving our operational and financial objectives.

Our Products

COPsync Network

As described above, the COPsync Network is a real-time mobile data information system.

Information Sharing Replaces Agency “Information Silos”

State and local law enforcement agencies traditionally operate in information “silos.”  Information about criminals and criminal activity known to one law enforcement agency is typically contained only in the database of that agency and is not shared or made known to other agencies, even those that are geographically proximate . The only exceptions to these information silos are the FBI National Crime Information Center (NCIC) and each state’s law enforcement telecommunications system (LETS) . However, we believe that these available databases have limited value because they only provide adjudicated information, such as certain warrant issuances, convictions or prison sentences . These databases do not provide non-adjudicated information, such as whether the person has made a threat against law enforcement, is a known gang member, has been questioned for suspicious activity, or is known to carry a weapon . Moreover, the NCIC and the LETS information is typically provided only by radio from the local dispatch office for those agencies that do not have in-vehicle computers.

With our COPsync Network, patrol officers have in-car, real-time, access to the adjudicated NCIC and LETS data, the EPIC data, and also have access to non-adjudicated data from other agencies and officers using the COPsync Network, regardless of the type of computer infrastructure used by the other agencies . We believe that we are the only provider in the United States whose primary business objective is to connect law enforcement agencies for this purpose.

Real-Time Communication Replacing Virtually No Communication Between Agencies

Today, patrol officers typically cannot communicate in real-time with officers from other agencies because their radios are not interoperable . Thus, officers have no ability to advise other agencies in real-time of “officer needs assistance” situations, “be on the lookout” notifications (BOLOs), child abductions, robberies or other crimes in progress.

Using our COPsync Network, agencies and officers can communicate with each other in real time through instant messaging (computer to computer) or SMS (computer to cell phone) . This ability enables virtually instantaneous communication of information to an individual officer, an agency, a county, a state or even the entire country – assuming the recipient is using the COPsync Network.

Electronic Tools Replacing Pen and Paper

Much of the work (e.g., traffic citations, arrests, suspicious activity reports, crash reports and DUIs) of a typical patrol officer has historically been done with pen and paper . Our COPsync Network provides 21st century electronic tools designed to replace pen and paper . These electronic tools are designed to enable patrol officers to be more efficient . For example, the average DUI arrest in the State of Texas typically takes several hours to process, in part because of the many required handwritten forms involved . Using the COPsync Network, an officer can complete the paperwork for a DUI arrest in a fraction of the time . Routine traffic stops can also be completed much quicker, and the tickets can be seamlessly and electronically sent to the court records management system for processing using the COPsync Network.

COPsync911 Threat Alert Service

As described above, the COPsync911 threat alert service enables persons to instantly and silently send emergency alerts directly to the closest law enforcement officers in their patrol vehicles and the local 911 dispatch center with the mere click of an icon . Features of the COPsync911 threat alert service include:

•	Persons can send emergency alerts directly to the closest law enforcement officers’ computers and cell phones while simultaneously alerting the 911 law enforcement dispatch center.

•	Text alerts are simultaneously sent to others within the targeted location and all officers in the area that subscribe to the COPsync Network.

•	Once triggered, a crisis communication portal is established among the person sending the alert, the local 911 dispatch center and the responding officers – all in about two seconds.

•	This crisis communication portal enables all parties to communicate directly, in real-time, as the officers are in route to the scene.

•
Subsequent alerts sent from the scene by others are automatically added to the initial crisis communication portal, thus providing law enforcement responders real-time situational awareness information.

•	Responding officers are able to view a diagram of the school or other facility and a map of its physical location through the crisis communication portal.

COURTsync System

As described above, the COURTsync service enables judges and court personnel to instantly send emergency alerts directly to the closest law enforcement officers in their patrol vehicles and to the local 911 dispatch center, from any computer within the facility. Court personnel are also able to query federal law enforcement databases and databases pertaining to officer safety and dangerous persons. The COURTsync system also provides ensures a new level of protection for judges and court personnel via the following features:

•
In the event of a courthouse threat, panic alerts, can be activated via Microsoft Windows court computers or mobile device and sent directly to the five geographically closest officers in their patrol cars.

•	The alerts simultaneously also inform the 9-1-1 dispatch center, which allows unified communication among 9-1-1 dispatch, the court, officers, EMS and fire department.

•	Court personnel are able to query federal law enforcement databases and databases pertaining to officer safety and dangerous persons.

Additionally, COURTsync utilizes our WARRANTsync system to give patrol officers utilizing our COPsync Network access to Class C warrant information from the court, enabling them to collect warrant fees for the court. The WARRANTsync warrant notification/clearing system module includes the following features:

•	Audibly informs the officer of outstanding Class C warrants after the officer runs a driver’s license during a routine traffic stop.

•	Sends a message to the court-designated warrant custodian to verify that the Class C warrant is still valid, with information then relayed back to the officer.

•
Allows the officer to issue a warning or make an arrest for the outstanding Class C warrant, and in the future the service will provide the officer the option to collect fines and fees for the warrant as permitted by Texas HB 121 in 2015.

 VidTac In-Vehicle Video System

Software Driven, Digital In-car Video System

Our VidTac in-vehicle video system is a 100% digital, high performance, software-driven video system designed for law enforcement . Typical in-vehicle video systems are “hardware centric” DVR-based systems . The video capture, compression and encryption of the video stream is all performed by the DVR . High-end digital DVR-based systems are expensive, some with an estimated price in excess of $ 4,500 per system . Our research suggests that these DVR-based video systems are typically replaced, at the same expensive price point every three to four years as new patrol vehicles are placed into service.

We believe that our VidTac system, with a list price of $3,550, is price advantageous vis-a-vis other high-end video systems, since we are offering the VidTac system at a much lower price than the average price of the DVR-based video systems . Moreover, since our system is software based, most maintenance fixes and updates can be automatically and seamlessly “pushed” to the users, thus avoiding the need for an on-site maintenance visit in many cases.

Sales and Marketing

We sell our products and services through direct sales efforts and indirectly through distributors and resellers . Virtually all of our sales to-date have been derived from our direct sales efforts . However, we continue our efforts to establish a network of indirect sales channels . We have several distributors and resellers for the COPsync Network and COPsync911 threat alert service and a number of resellers for the VidTac system . We are working with these indirect sales channels to establish processes and systems and otherwise enable them to become a more effective sales channel for our product offerings.

Research and Development

We have devoted a substantial amount of our resources to software and hardware development activities in recent years . Total research and development expenses for the years ended December 31, 2014 and 2013 were $1,952,786 and $2,157,597, respectively . The expenses incurred in 2014 were principally devoted to the continued development and refinement of our COPsync911 threat alert service and our VidTac system, and development efforts to enhance the scalability of our COPsync Network and COPsync911 service offerings . The expenses incurred in 2013 were principally driven by the development of our COPsync911 threat alert service, which was launched in the second quarter of 2013.

We incurred no capitalized software development costs in the six-month period ended June 30, 2015, as well as in the years ended December 31, 2014 and 2013 . Our cumulative gross capitalized software development costs at December 31, 2014 were $2,724,082 . The cumulative capitalized software development costs, net of amortization costs, at December 31, 2014 and December 31, 2013 were zero and $436,471, respectively.

Competition

We believe that there is no direct competition to our COPsync Network . We believe that we provide the only law enforcement network that provides real-time access to both adjudicated and non-adjudicated law enforcement databases, plus real-time data sharing and communication across agency jurisdictional boundaries, directly to the patrol car and to all subscribing agencies at the point of incident . We have designed our system to be “vendor neutral,” meaning it is designed to be used in conjunction with systems of other law enforcement technology vendors.

There are currently many vendors providing records management, jail management, court management, and computer aided dispatch technology systems to law enforcement agencies . We do not view these vendors as our competitors, since our objective is not to interfere with their relationship with their customers or replace them . Our objective and business model is to provide their customers with the connectivity to connect to other law enforcement agencies . We aspire to be the one vendor connecting all law enforcement agencies, regardless of vendor.

There are a number of competitors to our COPsync911 threat alert service, including merely calling “911,” panic buttons, and alarm monitoring services . We do not believe any of these competitors offer the features and functionality provided by the COPsync911 service.

We believe there is no direct competition to our COURTsync service. Our COURTsync service combines the features of COPsync 911 and WARRANTsync, which we do not believe has been replicated by a competitor.

There are many in-vehicle law enforcement video system vendors, including Coban, Digital Ally, MobileVision, Motorola, and Watchguard Video, whose products compete with our VidTac product offering . We believe that we will be able to capture a reasonable share of the law enforcement in-vehicle video market with our VidTac product due to the following attributes, among others:

•	Our VidTac system possesses features and functionality that other existing video systems do not possess.

•	We are offering our VidTac system at a much lower price than the average price of the competing DVR-based video systems.

•	Since our system is software based, most maintenance fixes and updates can be automatically and seamlessly “pushed” to the users, thus avoiding the need for the delay and inconvenience of on-site maintenance or the return of the system for repair.

Intellectual Property

We hold a patent (patent no. 9,047,768) entitled, “Method, System and Computer Product for Law Enforcement ,” which is utilized in the COPsync Network . This patent, which expires in August 2032, is for a method performed by an information handling system comprising a network connection for communicating information about at least one subject, wherein the subject includes at least one of a subject vehicle or a subject person . We also hold a patent (patent no. 9,143,670) entitled, “Video Capturing System Including Two Independent Image Sensors,” which is utilized in our VidTac product. This patent is for an in-vehicle video system comprising a forward-looking camera system that includes two independent image sensors and associated digital signal processors for processing imagery received from the respective independent image sensors. We also have three pending patents in application.

The federal trademark “COPSYNC” is held by a third party, but we dispute the validity of the registered holder’s rights in the mark. If the third party were to assert a trademark infringement claim against us, we could incur substantial costs and expenses of defending the claim and could be forced to relinquish our use of the “COPSYNC” mark and adopt a different trademark. This could cause a loss of the goodwill we have accumulated with respect to the sales of our products and services using the “COPSYNC” mark. We do, however, hold a Texas trademark registration for the mark “COPSYNC,” which expires in May 2018 , and can be renewed for subsequent five-year terms as long as the mark remains in use . We also have a trademark registration application pending with the State of Texas for the mark “COPSYNC 911.” Additionally, we hold federal trademark registrations for the marks “VIDTAC” and “WARRANTSYNC,” which expire in December 2022 and January 2024, respectively , and can be renewed for subsequent ten-year terms as long as the marks remain in use.

Employees

We had 40 full-time employees as of June 30, 2015, a substantial majority of whom are non-management personnel . None of our employees are represented by a labor union . We have not experienced any work stoppages and believe that we have satisfactory employee relations.

Government Regulation

Our business is subject to regulation by various federal and state governmental agencies . Such regulation includes the anti-trust regulatory activities of the Federal Trade Commission, the Department of Justice (CJIS Division), the consumer protection laws of the Federal Trade Commission, the product safety regulatory activities of the U.S. Consumer Products Safety Commission and environmental regulation by a variety of regulatory authorities in each of the areas in which we conduct business . With regards to the compliance of environmental regulations, our cost of such compliance is minimal . In addition, our customers and potential customers are all governmental entities . As a result, their ability to purchase our product could be subject to governmental regulation at the federal, state and local levels . Selling to government entities can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that we will successfully sell our products to such governmental entity. In order to sell to government entities, we may be required to obtain approval and/or certification by such government entities, and may require the maintenance of certain security clearances for facilities and employees, which can entail administrative time and effort possibly resulting in additional costs and delays. Additionally, such approval and/or certification processes may change, or more stringent processes may be developed, which may restrict our ability to continue to sell to government entities.

We are also required to comply with minimum security standards relative to encryption, authorization and transmission of sensitive and confidential information, pursuant to the Criminal Justice Information Services (CJIS) Security Policy.

PROPERTIES

At June 30, 2015, our principal properties consisted of a leased facility in the Dallas area (approximately 7,000 square feet), where our research and development, sales and marketing, finance and administrative functions are located and a leased facility in New Braunfels, Texas (approximately 2,500 square feet), where our customer support and operational activities are located . The Dallas area location is subject to a sixty-three (63) month sublease expiring on December 1, 2020 . The New Braunfels facility is subject to a fifty-one month lease expiring on August 31, 2018 . We terminated our previous month-to-month lease for office space located in Canyon Lake, Texas, in June 2014, and moved that office to New Braunfels . We believe our present facilities are adequate for our foreseeable needs, and are currently reviewing lease renewal options for the Dallas facility.

LEGAL PROCEEDINGS

We are not currently involved in any material legal proceedings . From time-to-time we anticipate we will be involved in legal proceedings, claims, and litigation arising in the ordinary course of our business and otherwise . The ultimate costs to resolve any such matters could have a material adverse effect on our financial statements . We could be forced to incur material expenses with respect to these legal proceedings, and in the event there is an outcome in any that is adverse to us, our financial position and prospects could be harmed.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our directors and executive officers as of October 8, 2015.

Name	Age	Position	Year First Elected Director
Directors
Joseph R. Alosa	75	Chairman of the Board	2011
Ronald A. Woessner	57	Chief Executive Officer, Corporate Secretary and Director	2010
J. Shane Rapp	38	President and Director	2008
Joel Hochberg	80	Director	2009
Russell D. Chaney	53	Director	2008
Robert L. Harris	39	Director	2012
Brian K. Tuskan	49	Director	2015

Executive Officers
Barry W. Wilson	67	Chief Financial Officer and Treasurer	N/A

The following includes a brief biography for each of our directors and executive officers, with each director biography including information regarding the experiences, qualifications, attributes or skills that caused our board of directors to determine that each member of our board of directors should serve as a director as of the date of this prospectus. There are no family relationships among any of our directors or executive officers.

Directors

Joseph R. Alosa, Sr. was elected Chairman of the Board on September 9, 2015 and has served on our board of directors since June 2011. Mr. Alosa is the Chief Executive Officer of the Profile Group, Inc. based in Conway, New Hampshire, Patsy’s Inc. and Patsy’s Leasing Corp. based in Concord, New Hampshire. Mr. Alosa currently operates over a dozen successful transportation industry companies throughout New England and brings decades of business experience working with law enforcement agencies in the Northeast. He serves on numerous community and professional boards in New Hampshire and has served as a representative member of the New England Advisory Board for the Federal Reserve Bank of Boston. Mr. Alosa is an honors graduate of the Stanford Graduate School’s Executive Management Program. We believe that Mr. Alosa’s qualifications to serve on our board of directors include his leadership and experience in the transportation industry, his working with law enforcement agencies in the Northeast and his significant business and investment experience in general.

Ronald A. Woessner was elected as our Chief Executive Officer, effective October 1, 2010 and was appointed as a member of our board of directors in June 2011 . Mr. Woessner has worked in a senior executive or legal capacity at publicly-held, start-up and emerging technology companies for over twenty years . Prior to his appointment as our Chief Executive Officer in August 2010, Mr. Woessner worked with us in a consulting capacity. From 1998 until 2009, he served as senior vice president and general counsel for Zix Corporation (NASDAQ: ZIXI), a subscription-based, encrypted email SaaS services provider that enables healthcare and financial institutions to comply with HIPAA and GLBA . While employed at Zix Corporation, Mr. Woessner was named as a defendant in a stockholder class action lawsuit alleging securities fraud related to alleged misstatements made by other employees of Zix regarding a new product . The litigation was settled in June 2008 with no admission of wrongdoing by Mr. Woessner or Zix . Prior to that, he served as senior vice president and general counsel for Amtech Corporation (NASDAQ: AMTC), a provider of RFID solutions for railroad car tracking and electronic toll collection installations, including the TOLLTAG system used throughout Texas, Oklahoma and other states and the EZ-PASS system used in the New York, New Jersey and Pennsylvania area. He was previously a corporate and securities attorney with the Dallas-based law firm of Johnson & (Swanson) Gibbs, P.C., where he specialized in public and private equity and debt financings, mergers and acquisitions, and leveraged buy-outs . Mr. Woessner is a magna cum laude graduate of the University of Minnesota law school and a summa cum laude graduate of Texas A&M University. He also holds a compliance and ethics professional certification from the Society of Corporate Compliance and Ethics and a director’s certification from the National Association of Corporate Directors (NACD) . We believe that Mr. Woessner’s qualifications to serve on our board of directors include his position as our Chief Executive Officer and his extensive experience in management of emerging technology companies and SaaS service providers.

J. Shane Rapp has served as our President and as a member of our board of directors since April 2008 . Prior to joining us, Mr. Rapp served as co-founder and President of PostInk Technology, LP from March 2003 until April 2008 . Prior to joining PostInk Technology, Mr. Rapp served as co-founder and President of CARad.com from January 2000 until March 2003, where he managed CARad.com's Texas office and its employees . After CARad.com was acquired by eBay, Inc. in March 2003, Mr. Rapp served eBay's Automobile Dealers and Software Developers as an instrumental liaison . Mr. Rapp graduated from the San Antonio Police Academy in 1997 . He then began serving as a Deputy Constable for Comal County, Texas . Mr. Rapp furthered his law enforcement education by obtaining a Texas Communications Officers Certification and a Texas Communications Officers Supervisors Certification . In 2004, Mr. Rapp was elected to the position of Constable for Precinct #4 in Comal County, Texas . Mr. Rapp continues to serve in that position . We believe that Mr. Rapp’s qualifications to serve on our board of directors include his position as our President, his status as a co-founder of our business and his extensive experience in law enforcement.

Joel Hochberg has been a member of our board of directors since October 2009. He is also the designee of our Series B Preferred Stock. Previously, Mr. Hochberg was the president of a prominent software company in the video game industry, which was later sold to Microsoft in 2004. After the sale of this company, Mr. Hochberg served as a consultant to Microsoft’s X-Box division for three years. Additionally, Mr. Hochberg served as the vice president of Centuri, Inc. (formerly Allied Leisure Industries) a public company and manufacturer of coin operated amusement devices . We believe that Mr. Hochberg’s qualifications to serve on our board of directors include his experience in the software industry, his significant business and investment experience in general, and his leadership of the investor group that invested in our Series B Preferred Stock . In addition to serving as a consultant and advisor to various businesses, Mr. Hochberg has been self-employed since December 2006.

  Russell D. Chaney leads our business development and strategic alliance activities. Mr. Chaney has previously served as our Chairman of the Board from April 2008 to September 2015 and as our Chief Executive Officer from April 2008 through October 1, 2010. Mr. Chaney also served as our Chief Financial Officer for most of that period. Prior to joining us, Mr. Chaney served as co-founder and Chief Executive Officer of PostInk Technology, LP, our predecessor, from March 2003 until April 2008. Prior to founding PostInk Technology, Mr. Chaney worked with eBay, Inc. from March 2003 until March 2004, serving the eBay Motors and CARad.com division, as well as Dean of Education for the eBay Motors University. Before joining eBay, Mr. Chaney served as co-founder and Chief Executive Officer of CARad.com until its acquisition by eBay in March 2003. Mr. Chaney completed his law enforcement training with San Antonio College in 1989 and immediately began serving as a Deputy Constable in Comal County, Texas, where he continues to serve currently. Mr. Chaney received an Associate's Degree - Criminal Justice from Southwest Texas State University. We believe that Mr. Chaney’s qualifications to serve on our board of directors include his past positions with us as our Chief Executive Officer and Chief Financial Officer, his status as a co-founder of our business and his extensive experience in law enforcement.

Robert Harris has served on our board of directors since November 2012 . Mr. Harris is the chief executive officer of Mainland Bank, in the Houston, Texas area. He is also a principal at the investment fund of 824 Highway 3 Investments, L.P., which holds an investment in the Company . We believe that Mr. Harris’ qualifications to serve on our board of directors include his knowledge of economic trends influencing industries he services, and his management skills, involving financial operations.

Brian K. Tuskan was appointed to our board of directors in June 2015. Since 2001, Mr. Tuskan has served as the Senior Director of Security at Microsoft Corporation and has nearly three decades of experience in law enforcement and in the private security sector . Prior to that Mr. Tuskan served more than 12 years in law enforcement with the City of Redmond Police (Washington) and the Honolulu Police Department (Hawaii). He is also a subject matter expert in physical security technologies and security investigations, including major crimes, threat management/workplace violence mitigation, asset protection, frauds and thefts . During his distinguished law enforcement career he served as a patrol officer, ATV specialized unit, SWAT tactical team member, criminal intelligence, undercover narcotics detective, major crimes detective and officer-in-charge . Mr. Tuskan holds a Criminal Justice degree from Wayland Baptist University, a Leadership Certificate from Georgetown University and is a graduate of the University of Washington (Foster School of Business) Executive Development Program. He serves on numerous councils and advisory boards including the Microsoft Worldwide Public Safety and Justice Advisory Council, the Security Strategy Group Advisory Board and the ASIS Leadership & Management Practices Council . Mr. Tuskan filed a petition for personal bankruptcy under Chapter 13 of the federal bankruptcy laws in May 2007 that was subsequently discharged in August 2012.

Executive Officers

Barry W. Wilson became our Chief Financial Officer in November 2010 . Mr. Wilson has worked for over twenty-three years in a variety of accounting and financial capacities at publicly-held, start-up and emerging, technology companies . He served from May 2001 to August 2009 in various capacities for Zix Corporation, most recently as chief financial officer and treasurer from November 2006 to October 2008 as well as vice president of accounting and finance from November 2008 to August 2009 . He also served in various financial capacities with its predecessor-in-interest, Amtech Corporation (NASDAQ: AMTC) . Mr. Wilson is a licensed certified public accountant with a degree in accounting from Point Park University, Pittsburgh, PA.

CORPORATE GOVERNANCE

Board of Directors and Committees

Our board of directors currently consists of seven members . Members of our board of directors are elected annually and serve until a successor has been elected and qualified or their earlier death, resignation or removal . In addition to voting on the election of our directors, generally, together with the holders of Common Stock, the holders of record of our Series B Preferred Stock are entitled to vote, as a separate class from holders of our Common Stock, to elect one member of our board of directors so long as at least 175,000 shares of our Series B Preferred Stock are outstanding . Mr. Hochberg currently serves as the director elected by the Series B Preferred Stock . Joseph R. Alosa, Robert Harris and Brian K. Tuskan were appointed as members of our board of directors in June 2011, November 2012 and June 2015, respectively . Vacancies on our board are filled by a majority vote of the remaining members of our board.

Our board of directors has established an audit committee, a compensation committee , and a nominating and corporate governance committee, each of which operates pursuant to a separate charter adopted by our board of directors. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors .

The composition and functioning of our board of directors and all of our committees complies with all applicable requirements of the Sarbanes-Oxley Act, and NASDAQ and SEC rules and regulations.

Name	Board	Compensation	Audit	Governance
Joseph R. Alosa, Sr.	X*	X		X
Russell D. Chaney	X
Robert Harris	X	X	X*	X
Joel Hochberg	X		X	X*
J. Shane Rapp	X
Brian K. Tuskan	X	X*	X	X
Ronal A. Woessner	X

X             Member
*             Chairperson

Audit Committee

Our audit committee consists of Robert Harris, Joel Hochberg and Brian K. Tuskan, with Mr. Harris chairing the audit committee. Our audit committee members meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our board of directors has determined that Mr. Harris is an “audit committee financial expert ” as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Messrs. Harris, Hochberg and Tuskan are independent directors as defined under the applicable rules and regulations of the SEC and NASDAQ. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ and is available on our website at www.copsync.com/investors.

The audit committee’s responsibilities include:

•             Overseeing management’s establishment and maintenance of processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company;

•             Overseeing management’s establishment and maintenance of processes to provide for an adequate system of internal control over financial reporting at the Company and assists with the oversight by the board of directors and the Corporate Governance Committee of the Company’s compliance with applicable laws and regulations;

•             Overseeing management’s establishment and maintenance of processes to provide for compliance with the Company’s financial policies;

•             Overseeing the independence of the independent registered public accounting firm and the qualifications and effectiveness of the independent registered public accounting firm;

•             Preparing the report of the Audit Committee for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations;

•             Appointing, retaining, and reviewing the performance of the independent registered public accounting firm; and

•             Evaluating the Committee’s performance annually.

Compensation Committee

Our compensation committee consists of Joseph Alosa, Robert Harris and Brian Tuskan, with Mr. Tuskan chairing the compensation committee. All members of our compensation committee are independent under the applicable rules and regulations of the SEC and NASDAQ for the compensation committee members. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ and is available on our website at www.copsync.com/investors.

The compensation committee’s responsibilities include:

•             Making recommendations to the Board with respect to the structure of overall incentive compensation and equity-based plans applicable to executive officers or other employees and administers such plans;

•             Selecting and retaining outside consultants to review and recommend appropriate types and levels of executive compensation, with the sole authority to approve consultant fees and other retention terms. Terminates such consultants as necessary;

•             Preparing the report of the Management Development and Compensation Committee for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations; and

•             Evaluating the Committee’s performance annually.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Joseph Alosa, Robert Harris, Joel Hochberg and Brian Tuskan, with Mr. Hochberg chairing the nominating and corporate governance committee. All members of our nominating and corporate governance committee are independent under the applicable rules and regulations of the SEC and NASDAQ. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ and is available on our website at www.copsync.com/investors.

The nominating and corporate governance committee’s responsibilities include:

•             Monitoring compliance with the Company’s Global Code of Conduct and all applicable laws and regulations;

•             Notifying the Audit Committee of any matters regarding accounting, internal control, or audit matters of which the Committee has become aware as a result of monitoring the Company’s compliance efforts; and

•             Identifying qualified candidates to serve on the Board, including candidates recommended by shareholders, and reviews Board candidate qualifications, selection criteria, and any potential conflicts with the Company’s interests.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has at any time during the past fiscal year been an officer or employee of the company. None of our executive officers serve or in the past fiscal year has served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Independence

Our Board of Directors has determined that four out of our seven directors are currently “independent directors” as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules . These four directors are Joseph Alosa , Joel Hochberg, Robert Harris and Brian K. Tuskan . Further, the definition of “independent directors” in the NASDAQ Listing Rules does not currently apply to us because we are not listed on NASDAQ . However, if we are successful in listing our common stock and warrants on The NASDAQ Capital Market, we will be required to have a majority of independent directors and we intend to comply with all applicable requirements relating to director independence prior to such listing .

Board Attendance

Our Board held five meetings during the fiscal year ended December 31, 2014, four of which were regularly scheduled meetings . Aside from Mr. Harris and Mr. Alosa, each of our directors attended at least 75% of the meetings of our Board held in 2014 . We encourage each of our directors to attend each annual meeting of stockholders, when such meetings are held . We did not hold an annual meeting of stockholders in 2014.

Board Leadership Structure and the Role of the Board in Risk Oversight

Board Leadership Structure

The positions of our chairman of the board and Chief Executive Officer are separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the chairman of the board to lead our board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as our board of directors’ oversight responsibilities continue to grow. Our board recognizes the importance of having an independent director serve as chairman, which is why Mr. Alosa was recently appointed as our first independent chairman. Our board of directors also believes that this structure ensures a greater role for outside directors in the oversight of the company and active participation of outside directors in setting agendas and establishing priorities and procedures for the work of our board of directors.

Although our bylaws do not require that we separate the chairman of the board and Chief Executive Officer positions, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time. Our board recognizes that depending on the circumstances, other leadership models, such as combining the role of chairman of the board with the role of Chief Executive Officer, might be appropriate. Accordingly, our board may periodically review its leadership structure. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.

Role of the Board in Risk Oversight

We face a number of risks, including those described under the caption “Risk Factors” contained elsewhere in this prospectus. Our board of directors believes that risk management is an important part of establishing, updating and executing on our business strategy. Our board of directors has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of the company. Our board of directors focuses its oversight on the most significant risks facing us and on our processes to identify, prioritize, assess, manage and mitigate those risks. Our board of directors receives regular reports from members of the company’s senior management on areas of material risk to us , including strategic, operational, financial, legal and regulatory risks. While our board of directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on us .

Stockholder Communications with the Board

Stockholders and other interested parties may make their concerns known confidentially to the Board of Directors or the independent directors by sending an email to invest@copsync.com. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a communication that it determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about the Company.

Code of Ethics

All Company employees and directors, including the CEO and the Chief Financial Officer, are required to abide by the Company’s Code of Conduct to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Conduct forms the foundation of a comprehensive program that requires compliance with all corporate policies and procedures and seeks to foster an open relationship among colleagues that contributes to good business conduct and an abiding belief in the integrity of our employees. The Company’s policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct.

The full text of the Code of Conduct is available on our website at www.copsync.com/investors.

Corporate Governance Guidelines

Our corporate governance guidelines are designed to help ensure effective corporate governance. Our corporate governance guidelines cover topics including, but not limited to, director qualification criteria, director responsibilities, director compensation, director orientation and continuing education, communications from stockholders to the board, succession planning and the annual evaluations of the board and its committees. Our corporate governance guidelines are reviewed by the nominating and corporate governance committee of our board and revised when appropriate. The full text of our corporate governance guidelines are available on our website at www.copsync.com/investors.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

The following table sets forth certain information with respect to compensation for the years ended December 31, 2014 and 2013 paid to our chief executive officer and our two other most highly compensated executive officers as of December 31, 2014. In this prospectus, we refer to these individuals as our named executive officers.

Summary Compensation Table

Name and		Salary	Total
Principal Position	Year	($)	($)
Ronald A. Woessner	2014	$180,000	180,000
Chief Executive Officer	2013	180,000	180,000
Barry W. Wilson	2014	144,000	144,000
Chief Financial Officer	2013	144,000	144,000
Russell D. Chaney	2014	120,000	120,000
Chairman of the Board	2013	120,000	120,000

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth the equity awards outstanding at December 31, 2014 for each of the named executive officers.

	Option awards				Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (#)	Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald A. Woessner (1)	40 ,000	---	$4.50	7/27/2020	---	---
Barry W. Wilson (2)	25 ,000	---	$4.00	9/1/2020	---	---
Russell D. Chaney (3)	3 ,000	---	$4.50	12/16/2019	---	---

(1)
Mr. Woessner received options to purchase 40 ,000 shares of our common stock, vesting in 12 equal quarterly installments, beginning on November 27, 2010, and 40 ,000 shares of restricted common stock, vesting in 12 equal quarterly installments, beginning on December 1, 2010 . These options and restricted stock shares are fully vested.

(2)	Mr. Wilson received options to purchase 25 ,000 shares of our common stock, vesting in 12 equal quarterly installments, beginning on December 1, 2010 . These options are fully vested.
(3)	Mr. Chaney’s spouse, an employee, received options to purchase 3,000 shares of our common stock, vesting in sixty equal monthly installments, beginning January 16, 2010.

401(k) Plan

We offer a tax qualified defined contribution 401(k) Profit Sharing Plan that covers all full time employees . Our employees are eligible to participate in the plan upon their initial employment . We made no matching contributions to participants in 2014 or 2013 . Expenses relating to the 401(k) plan were approximately $1,308 for the fiscal year ended December 31, 2014 and $1,258 for the fiscal year ended December 31, 2013 . We have no other plans that provide for the payment of retirement benefits or benefits that will be paid primarily after retirement.

Employment Contracts, Termination of Employment and Change in Control

In April 2008, when we completed the transaction with PostInk Technology, LP, in which PostInk became our wholly-owned subsidiary, we assumed the obligations of PostInk under existing employment agreements with Russell D. Chaney, our new Chief Executive Officer, and J. Shane Rapp, our new President . In April 2009, we entered into amended and restated employment agreements with Mr. Chaney and Mr. Rapp, described below, primarily to clarify that Mr. Chaney and Mr. Rapp will continue as employees of COPsync, and not PostInk, and to clarify certain other terms of the employment agreements . Pursuant to the amended and restated employment agreements, Mr. Chaney and Mr. Rapp agreed to forgo grants of nonqualified options and shares of restricted stock described in the original employment agreements with PostInk .

Under an employment agreement dated April 29, 2009, we agreed to employ Mr. Chaney as our Chief Executive Officer (currently Mr. Woessner) at a base salary of not less than $160,000, which may not be reduced without Mr. Chaney’s consent . Mr. Chaney has voluntarily agreed to accept a reduced salary of $120,000, accept alternative roles at the Company, and to forego 401(k) matching and life insurance coverage, until we become profitable or we raise sufficient funding to sustain our operations. Mr. Chaney is also eligible for discretionary bonuses and other incentives, including stock incentives, as determined by our board of directors . Under the agreement, we must provide Mr. Chaney with a term life insurance policy in the amount of $350,000, payable to beneficiaries designated by Mr. Chaney, and match his contributions to our 401(k) plan at 100% . The employment agreement has an initial term through December 31, 2015, with successive one-year renewal terms unless either party gives 30 days prior notice to the contrary . If we terminate Mr. Chaney for any reason other than for “cause” or Mr. Chaney terminates his employment for “good reason,” as such terms are defined in the employment agreement, prior to the end of the initial term or any renewal term, Mr. Chaney is entitled to a lump sum payment equal to the lesser of 200% of the remaining base salary for the initial term or renewal term, as the case may be, or $1,500,000 . In the event we experience a change in control, Mr. Chaney may terminate his employment agreement for “good reason.” Additionally, Mr. Chaney has agreed to return all confidential information to us upon his termination, and to not solicit our customers or employees or compete with us for two years after the termination of his employment .

Under an employment agreement dated April 29, 2009, we agreed to employ Mr. Rapp as our President at a base salary of not less than $115,000 through April 1, 2010, at which point Mr. Rapp’s base salary increases to not less than $130,000, which may not be reduced without Mr. Rapp’s consent. Mr. Rapp has voluntarily agreed to accept a reduced salary of $91,000, and to forego 401(k) matching and life insurance coverage, until we become profitable or we raise sufficient funding to sustain our operations. Mr. Rapp is also eligible for discretionary bonuses and other incentives, including stock incentives, as determined by our board of directors . Under the agreement, we must provide Mr. Rapp with a term life insurance policy in the amount of $350,000, payable to beneficiaries designated by Mr. Rapp, and match his contributions to our 401(k) plan at 100% . The employment agreement has an initial term through December 31, 2015, with successive one-year renewal terms unless either party gives 30 days prior notice to the contrary . If we terminate Mr. Rapp for any reason other than for “cause” or Mr. Rapp terminates his employment for “good reason,” as such terms are defined in the employment agreement, prior to the end of the initial term or any renewal term, Mr. Rapp is entitled to a lump sum payment equal to the lesser of 200% of the remaining base salary for the initial term or renewal term, as the case may be, or $1,500,000 . In the event we experience a change in control Mr. Rapp may terminate his employment agreement for “good reason.” Additionally, Mr. Rapp has agreed to return all confidential information to us upon his termination, and to not solicit our customers or employees or compete with us for two years after the termination of his employment .

Under a stock restriction agreement entered into as of August 27, 2010, we issued to Mr. Woessner 40 ,000 restricted shares of our common stock, which shares were conveyed to us by Mr. Chaney for the purpose of making the grant to Mr. Woessner . The restricted stock vested ratably in twelve quarterly installments, beginning December 1, 2010 . All of the shares of restricted stock were fully vested at December 31, 2013.

Under a stock option agreement dated August 27, 2010, we granted Mr. Woessner options to purchase 40 ,000 shares of our common stock, with an exercise price of $ 4.50 per share, under our 2009 Long-Term Incentive Plan . These options vested quarterly during a three-year period and at a ratable amount, beginning on November 27, 2010 . These options were fully vested at December 31, 2013.

Under a stock option agreement dated September 1, 2010, we granted Mr. Wilson options to purchase 25 ,000 shares of our common stock, with an exercise price of $ 4.00 per share, under our 2009 Long-Term Incentive Plan . These options vested quarterly during a three-year period and at a ratable amount, beginning on December 1, 2010 . These options were fully vested at December 31, 2013.

We do not currently have an employment agreement with Messrs. Woessner and Wilson and do not expect to enter into such agreements following the consummation of this offering.

Director Compensation

Except for the compensation to which Mr. Chaney and Mr. Rapp are entitled pursuant to the terms of their respective employment agreements, and the compensation to which Mr. Woessner is entitled in connection with his service as our Chief Executive Officer, none of Mr. Chaney, Mr. Rapp or Mr. Woessner receives any further compensation for service on our board of directors.

Our practice for compensating outside directors provides for an annual issuance of stock options to purchase shares of our common stock at a future date . The program consists of the grant of an option to purchase 1 ,000 shares of our common stock at the time of initial election to our board of directors, and, beginning in 2015, an annual grant of an option to purchase 1,200 shares of our common stock on the first business day of each year, assuming the director has served at least six months on our board of directors at the time of the option grant . If a director has not served as a director for six months at the time of the annual grant, then the director will not receive a grant for that year . The vesting of the stock options is over a three-year period, with 33% vesting on the one-year anniversary of the date of grant, and the remainder vesting ratably over the next eight quarters.

Summary Director Compensation Table

			Stock	Option
		Fees	Awards	Awards	Total
Director's Name	Year	($)	($)	($)	($)
Joel Hochberg (1)	2014	-	-	$1,840	$1,840
	2013	-	-	$2,250	$2,250
Joseph Alosa (2)	2014	-	-	$1,840	$1,840
	2013	-	-	$2,250	$2,250
Robert Harris (3)	2014	-	-	$1,840	$1,840
	2013	-	-	$-	$-

(1)
Mr. Hochberg received options to purchase 500 shares of common stock at an exercise price of $ 5.00 per share on January 2, 2014, and on January 2, 2013, respectively, of which options to purchase 292 shares of common stock had vested at December 31, 2014.

(2)
Mr. Alosa received options to purchase 500 shares of common stock at an exercise price of $ 5.00 per share on January 2, 2014 and January 2, 2013, respectively, of which options to purchase 292 shares of common stock had vested at December 31, 2014.

(3)
Mr. Harris received options to purchase 500 shares of common stock at an exercise price of $ 5.00 per share on January 2, 2014, of which no shares of common stock had vested at December 31, 2014 . Mr. Harris did not receive a stock option grant 2013 because he had not served on the Board for the preceding 6 months at the time of the 2013 grant.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We do not believe any of our non-employee directors has a material relationship with us that could interfere with his ability to exercise independent judgment in carrying out his responsibilities.

In November 2013, the Company executed two equipment leases with an equipment financing company owned by Joseph Alosa, Sr., one of our directors, for the specific purpose of financing the purchase of certain third-party equipment to be sold to contracted customers . The aggregate amount due on the leases was in the aggregate of $313,477. Both leases were to expire in May 2014 . The expiration dates for both leases were formally extended until June 25, 2015 . On August 31, 2015, an amended lease agreement was entered into with a new expiration date of August 31, 2019. Under the amended lease agreement, the Company paid $60,000 on delivery and must make monthly payments of $5,464.69 . At the termination of lease, the Company may purchase the equipment for $65,576.

On September 14, 2012, 824 Highway 3 Investments, L.P., for which Robert Harris, who became a member of our board of directors on November 9, 2012, is a principal, purchased 50 ,000 shares of our common stock, and a four year warrant to acquire an additional 10 ,000 shares of our common stock, for $250,000 in cash. On November 14, 2012, 824 Highway 3 Investments, L.P. purchased an additional 100 ,000 shares of our common stock, and a four year warrant to acquire an additional 20 ,000 shares of our common stock, for $500,000 in cash. The exercise price for the warrant to purchase 20 ,000 shares of our common stock is $ 10.00 per share, and the exercise price for the warrant to purchase 10 ,000 shares of our common stock is $ 5.00 per share.

In December 2012, Ronald A. Woessner, our chief executive officer, loaned us $120,000, which was evidenced by a demand promissory note bearing interest at the annual rate of 3%. In February 2013, we issued a convertible promissory note in the original principal amount of $120,534, the amount of the principal and accrued interest of the demand note, which replaced the demand note. This convertible note bears 3% interest per annum and was due on March 31, 2016. In September 2015, Mr. Woessner converted this note into 24,107 shares of our common stock.

In August 2013, Mr. Woessner, our chief executive officer loaned the Company $40,000, which was evidenced by a convertible promissory note bearing interest at 3% annually. The note was originally due March 31, 2014; however, the due date was extended to March 31, 2016 . In September 2015, Mr. Woessner converted this note into 8,000 shares of our common stock.

In November 2013, the spouse of Mr. Woessner, our chief executive officer, loaned the Company $60,000, which was evidenced by a demand promissory note bearing interest at 3% annually. The demand note was replaced shortly thereafter with a convertible promissory note totaling $60,000, also bearing 3% annual interest and originally due March 31, 2014; however, the due date had been extended to March 31, 2016. In September 2015, Mr. Woessner converted this note into 12,000 shares of our common stock.

On February 28, 2014, the Company executed a $25,000, sixty-day promissory note payable to Mr. Woessner, our chief executive officer for a loan in the same amount. The note bears interest at 3.0% per annum, which is due upon maturity of the promissory note. In the fourth quarter of 2014, the Company repaid $17,500 of the principal amount of the note, leaving an outstanding balance of $7,500. The Company’s chief executive officer elected to extend the maturity date of this note to March 31, 2016 . The remaining $7,500 balance was used by Mr. Woessner to pay the exercise price for warrants that he exercised in September 2015.

In December 2014, the Company executed a capital lease involving two automobiles with an equipment financing company owned by Mr. Alosa. The total value of the transactions was $35,098, consisting of: a term of four years; monthly lease payments during the term; and an effective annual interest rate of 9%.

On May 11, 2015, the Company entered into a short-term loan arrangement with a third party, with the initial principal of such loan equal to $300,000. This short-term loan matures on November 6, 2015 and bears interest at a rate of 35.0% during the term of the loan. Ronald A. Woessner, our chief executive officer, personally guaranteed this loan.

On June 11, 2015, Mr. Alosa provided the company a $50,000, ninety -day loan for working capital purposes. The maturity of this loan has been extended until the closing of this offering. This loan bears interest at a rate of 8% per annum.

On June 29, 2015, the Company entered into a short-term loan arrangement with a third party, with the initial principal of such loan equal to $50,000. This short-term loan matures on October 29, 2015 and bears interest at a rate of 40.0% during the term of the loan. Ronald A. Woessner, our chief executive officer, personally guaranteed this loan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership of our common stock and other equity securities with the SEC on a timely basis. Based solely upon a review of Forms 3, 4 and 5 and amendments to these forms furnished to us, we believe all parties subject to the reporting requirements of Section 16(a) of the Exchange Act filed on a timely basis all such required reports during and with respect to our 2014 fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as of September 25, 2015, concerning beneficial ownership of our capital stock held by (1) each person or entity known by us to beneficially own more than 5% of any class of our voting securities, (2) each of our directors, (3) each of our named executive officers, and (4) all of our current directors and executive officers as a group . Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities . Percentages are calculated based on 4,074,138  shares of our common stock, 100,000 shares of our Series A Preferred Stock and 375,000 shares of our Series B Preferred Stock outstanding, plus shares issuable in payment of accrued dividends, as of September 25 , 2015 . The address for our officers and directors is 16415 Addison Road, Suite 300, Addison, Texas 75001.

				Series A Preferred Stock Beneficially Owned		Series B Preferred Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Class	Number of Shares Beneficially Owned	Percentage of Class	Number of Shares Beneficially Owned	Percentage of Class	Percentage of Voting Power (15)	Number of Shares Beneficially Owned After This Offering	Percentage of Voting Power After This Offering

Russell D. Chaney	920,240	(1)	22. 3%	100,000	100.0%	--	--	40.0%

J. Shane Rapp	319,866	(2)	7.8%	100,000	100.0%	--	--	30.1%

Ronald A. Woessner	160,496	(3)	3.8%	--	--	--	--	1.2%

Barry W. Wilson	25 ,000	(4)	*	--	--	--	--	--

Joel Hochberg	155,739	(5)	3.6%	--	--	118,750	31.7%	1.6%

Joe Alosa, Sr.	56,667	(6)	1.4%	--	--			*

Robert Harris	181,167	(7)	4.4%	--	--			2.5%

Byron Cook 2200 Arcady Lane, Corsicana, TX 75110	84,993	(8)	2.0%	--	--	75,000	20.0%	1.0%

Global Vision Hldg. c/o Hochberg Holdings 317 Ocean Blvd. Golden Beach, FL 33160	56,662	(9)	1.4%	--	--	50,000	13.3%	*

Griggs Family L.T 8200 Rio Bend Ct., North Richland Hills, TX 76182	35,414	(10)	*	--	--	31,250	8.3%	*

SBS Holdings, LP c/o Hochberg Holdings 317 Ocean Blvd., Golden Beach, FL 33160	28,331	(11)	*	--	--	25,000	6.7%	*

Bill Journey 1700 Honey Brook, Prosper, TX 75078	28,331	(12)	*	--	--	25,000	6.7%	*

RSIV, LLC 42320 FM 3159 Canyon Lake, TX 78133	21,420	(13)	*	100,000	100.0%	--	--	25.1%

W K Paxton Jr & Angela S. Paxton TTEES Paxton Family Living Trust 201 W Virginia Street McKinney, Texas 75069	28,159	(14)	*	--	--	25,000	6.7%	*

All directors and executive officers, as a group (7 persons)	1,798,753	(15)	38.5%	100,000	100.0%	118,750	31.7%	51.0%

(1)
Includes 751,454 shares held by Mr. Chaney directly, 144,366 shares held jointly with his spouse, 3,000 shares purchasable by Mr. Chaney’s spouse within 60 days under an option agreement, 19,420 shares held by RSIV, LLC, which is controlled and owned equally by Mr. Chaney and Mr. Rapp, and 2,000 shares issuable upon conversion of 100,000 shares of our Series A preferred stock held by RSIV, LLC.

(2)
Includes 298,446 shares held by Mr. Rapp directly, 19,420 shares held by RSIV, LLC, which is controlled and owned equally by Mr. Chaney and Mr. Rapp, and 2 ,000 shares issuable upon conversion of 100,000 shares of our Series A preferred stock held by RSIV, LLC.

(3)
Includes 74 ,000 shares held by Mr. Woessner directly, 40 ,000 shares purchasable by Mr. Woessner within 60 days under an option agreement, 32,406 shares issuable upon conversion of two convertible promissory notes held by Mr. Woessner and 12,090 shares issuable upon conversion of a convertible promissory note held by Mr. Woessner’s spouse, and 2 ,000 shares issuable upon exercise of a warrant held by Mr. Woessner.

(4)	Includes 25 ,000 shares purchasable by Mr. Wilson within 60 days under an option agreement.
(5)
Includes 95 ,000 shares issuable upon conversion of 118,750 shares of our Series B preferred stock held by Veronica W, LLC, which is controlled by Mr. Hochberg, 39,572 shares issuable in payment of $ 197,860 in accrued dividends as of September 25 , 2015, on our Series B preferred stock, 19 ,000 shares issuable upon exercise of a warrant held by Veronica, and 2,167 shares purchasable by Mr. Hochberg within 60 days under an option agreement.

(6)
Includes 40 ,000 shares held by Mr. Alosa directly, 10 ,000 shares held jointly with his spouse, 2,667 shares purchasable by Mr. Alosa within 60 days under an option agreement, 2,000 shares issuable upon exercise of a warrant held by Mr. Alosa and 2 ,000 shares issuable upon exercise of a warrant held by Mr. Alosa’s spouse.

(7)
Includes 150 ,000 shares and 30 ,000 shares issuable upon exercise of warrants, both of which are held by the investment fund of 824 Highway 3 Investments, L.P., of which Mr. Harris is a principal, and 1,167 shares purchasable by Mr. Harris within 60 days under an option agreement . Mr. Harris disclaims beneficial ownership of these shares and warrants.

(8)
Includes 60 ,000 shares issuable upon conversion of 75,000 shares of our Series B preferred stock and 24,993 shares issuable in payment of $ 124,964 in accrued dividends as of September 25 , 2015, on our Series B preferred stock.

(9)
Includes 40 ,000 shares issuable upon conversion of 50,000 shares of our Series B preferred stock and 16,662 shares issuable in payment of $ 83,310 in accrued dividends as of September 25 , 2015, on our Series B preferred stock. Albert Miniaci, who serves as the entity’s General Partner, has sole voting and dispositive power over these shares.

(10)
Includes 25 ,000 shares issuable upon conversion of 31,250 shares of our Series B preferred stock and 10,414 shares issuable in payment of $ 52,068 in accrued dividends as of September 25 , 2015, on our Series B preferred stock. Bob E. Griggs and Susan A. Griggs have joint voting and dispositive power over these shares.

(11)
Includes 20 ,000 shares issuable upon conversion of 25,000 shares of our Series B preferred stock and 8,331 shares issuable in payment of $ 41,655 in accrued dividends as of September 25 , 2015, on our Series B preferred stock. Bill Sanford, who serves as the entity’s Manager, has sole voting and dispositive power over these shares.

(12)
Includes 20 ,000 shares issuable upon conversion of 25,000 shares of our Series B preferred stock and 8,331 shares issuable in payment of $ 41,655 in accrued dividends as of September 25 , 2015, on our Series B preferred stock.

(13)
Includes 19,420 shares held directly by RSIV, LLC and 2,000 shares issuable upon conversion of 100,000 shares of our Series A preferred stock held by RSIV, LLC. Russell D. Chaney and J. Shane Rapp have joint voting and dispositive power over these shares.

(14)
Includes 20, 000 shares issuable upon conversion of 25,000 shares of our Series B preferred stock and 8,159 shares issuable in payment of $ 40,792 in accrued dividends as of September 25 , 2015, on our Series B preferred stock. W K Paxton Jr. has sole voting and dispositive power over these shares.

(15)
Based upon total votes of all outstanding shares of our capital stock . Our Series A preferred stock votes as a class with our common stock on the basis of 750 votes per share of Series A preferred stock . Our Series B preferred stock vote with our common stock on the basis of 40 votes per share of Series B preferred stock . The aggregate accrued dividends for the Series B preferred stock, which may be converted into shares of common stock at September 25 , 2015, is 124,792 shares.

DESCRIPTION OF CAPITAL STOCK

We currently have three classes of outstanding equity securities, as more fully described below.

Common Stock

Holders of shares of our common stock are entitled to: (i) one vote per share on all matters requiring a shareholder vote; (ii) a ratable distribution of dividends, if and when, declared by our Board of Directors; and (iii) in the event of a liquidation, dissolution or winding up of COPsync, to share ratable in all assets remaining after all of our indebtedness has been provided for or satisfied. Holders of Common Stock do not have preemptive rights to acquire any of our additional, unissued or treasury shares or our securities convertible into or carrying a right to subscribe for or acquire our shares of capital stock . Holders of Common Stock are not entitled to cumulative voting.

As of September 25 , 2015, 4,074,138 shares of our common stock were issued and outstanding.

Preferred Stock

Our authorized capital also consists of 1,000,000 shares of preferred stock, par value $0.0001, 100,000 of which have been designated as Series A preferred stock and 375,000 of which have been designated Series B preferred stock. The remaining 525,000 shares have yet to be designated or issued.

The unissued preferred stock may be issued from time to time in one or more series, and our Board of Directors is authorized to issue such stock in one or more series and to fix from time to time the number of shares to be included in any series and the designations, powers, preferences and relative, participating, option or other special rights, and qualifications, limitations or restrictions thereof, of all shares of such series.

Series A Preferred Stock

The Company has outstanding a total of 100,000 shares of its Series A Preferred Stock. Each 50 shares of Series A Preferred Stock is convertible into one share of common stock, but has voting rights of 750 votes per share. Upon the occurrence of certain events, each share of the Company's Series A Preferred Stock shall automatically be converted into fully-paid non-assessable shares of common stock at the then-effective conversion rate (currently 50 :1) for such share. The events that may trigger this automatic conversion event are as follows: (1) immediately prior to the closing of firm commitment initial public offering, or (2) upon the receipt of the Company of a written request for such conversion from the holders of at least a majority of the Series A Preferred stock then outstanding, or if later, the effective date for conversion specified in such requests. These shares are held by the co-founders of the Company.

Series B Preferred Stock

The Company has 375,000 outstanding shares of its Series B Preferred Stock. The Series B Preferred Stock is convertible into a total of 300 ,000 shares of the Company's common stock. Each share of the Series B Preferred Stock (i) accrues dividends at a rate of 7.0% per annum, payable in preference to the common stock or any other capital stock of the Company, (ii) has a preference in liquidation, or deemed liquidation, to receive the initial investment in the Series B Preferred Stock, plus accrued and unpaid dividends, (iii) is convertible into 40 shares of the Company’s common stock, subject to adjustments for issuances by the Company of common stock at less than $ 5.00 per share, and (iv) has the right to elect one member of the Company’s Board of Directors.

The Company has recorded accrued accumulated dividends of $598,932 as of June 30, 2015 on the Series B Preferred Stock.

Each share of Series B Preferred Stock automatically converts into fully-paid, non-assessable shares of the Company’s common stock at the then effective conversion rate on the first to occur of the following events:

(i)
ninety (90) days after the Company has reported net income, in accordance with generally accepted accounting principles, for two (2) consecutive quarters, as reported in its quarterly reports on Form 10-Q (or annual report on Form 10-K, if applicable) filed under the Securities Exchange Act of 1934, as amended;

(ii)
on the date that the Company closes on the sale of securities to purchasers other than holders of the Series B Preferred Stock that was subject to the right of first refusal set forth in the Investors’ Rights Agreement, and the purchasers of such securities require that the Series B Preferred Stock be converted into Common Stock as a condition to such closing, or

(iii)
upon the receipt by the Company of a written request for such conversion from the holders of all of the Series B Preferred Stock then outstanding, or, if later, the effective date for conversion specified in such requests.

The preceding description of our capital stock is not complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation, certificates of designation, amended and restated bylaws and by the provisions of applicable Delaware law. Copies of these documents are filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of our common stock and preferred stock reflect changes to our capital structure that will occur immediately in connection with the completion of this offering.

Investor Rights Agreement

In connection with the initial issuance of the Series B Preferred Stock, on October 14, 2009, we entered into an Investors’ Rights Agreement with the holders of the shares of Series B Preferred Stock (the “Investors”) . Pursuant to the terms of this agreement, the Investors are entitled to request the registration of the shares of our common stock that the shares of Series B Preferred Stock may convert into (the “Conversion Shares”) and, under certain conditions, we may be required to comply with such requests . Furthermore, the Investors may request that we add any Conversion Shares to a registration statement filed by us and, under certain conditions, we may be required to do so . Pursuant to this agreement, we are responsible for the costs associated with any registration of the Conversion Shares . Additionally, this agreement imposes certain restrictions on the transfer of any shares of Series B Preferred Stock by the Investors . Further, this agreement provides the Investors with a right of first refusal to purchase all of our securities in certain financing transactions exceeding $2,000,000 in which the Series B Preferred Stock is required to convert . This agreement also contains certain covenants, representations and warranties customary with respect to similar agreements.

The above summary of the Investors’ Rights Agreement is qualified in its entirety by the agreement, itself, which is filed as Exhibit 10.6 hereto.

Options

As of June 30, 2015, there are options outstanding that have been issued to our officers, directors, employees and an independent contractor to purchase 204,900 shares of our common stock pursuant to our 2009 Long-Term Incentive Plan.

Warrants

As of June 30, 2015, there were warrants outstanding that had been issued to nonemployees or with financing transactions to purchase 440,944 shares of our common stock. These warrants have expiration dates between November 2015 and October 2019 with exercise prices ranging from $ 5.00 to $ 22.50 .

On July 14, 2015, July 23, 2015 and August 10, 2015 we issued warrants to purchase 197,366 shares of our common stock . These warrants expire on July 14, 2020, July 23, 2020 and August 10, 2020, respectively . The exercise price of these warrants is the price per share of our common stock offered to public investors in a public offering that closes prior to October 1, 2015 and results in gross proceeds of at least $6 million or, if no such offering closes by October 1, 2015, $ 7.50 per share.

On September 9, 2015, we issued to three advisors warrants to purchase an aggregate amount of 32,000 shares of our common stock. These warrants have expiration dates of September 9, 2020 and an exercise price of $8.50.

In September and October 2015, certain holders of convertible promissory notes, non-convertible promissory notes and trade payables agreed to convert amounts owed under such instruments into shares of common stock. In connection with the conversion of amounts owed under the non-convertible promissory notes and trade payables, we have agreed to issue warrants to purchase an aggregate amount of 64,402 shares of our common stock. These warrants expire 5 years from issuance and have an exercise price equal to 110% of the per share price in this offering.

Underwriter Warrants. Please see “Underwriting” for a description of Warrants to be issued to the underwriters.

Warrants to be issued in this offering

The warrants issued in this offering entitle the registered holder to purchase      share of our common stock at a price equal to $    per share, subject to adjustment as discussed below, at any time commencing upon consummation of this offering and terminating at 5:00 p.m., New York City time, on the fifth anniversary of the closing of this offering.

The warrants will be issued in registered form under a warrant agreement between us and our warrant agent. The material provisions of the warrants are set forth herein but are only a summary and are qualified in their entirety by the provisions of the warrant agreement that will be filed as an exhibit to the registration statement of which this prospectus forms a part. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the public warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to the warrant agent, for the number of warrants being exercised. Under the terms of the warrant agreement, we have agreed to use our reasonable efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the warrants and to qualify for the listing of the common stock on the Nasdaq Stock Market until the expiration of the warrants. During any period we fail to have maintained an effective registration statement covering the shares underlying the warrants, the warrant holder may exercise the warrants on a cashless basis and if the requirements of Rule 144 of the Securities Act have been satisfied the shares may be freely sold. If the requirements of Rule 144 of the Securities Act have not been satisfied and there is no registration statement filed, warrant holders will be entitled to certain cash payments until the warrant shares can be delivered without a legend.

The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock; provided that if we issue options, convertible securities, warrants or similar securities to our stockholders, each warrant holder will have the right to acquire the same as if it had exercised its warrants for common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

In the event of a reclassification or reorganization of the outstanding shares of common stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the warrant holders may purchase the kind and amount of shares of stock or other securities or property receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of common stock to be issued to the warrant holder.

Registration Rights Agreement

On July 14, 2015, July 23, 2015 and August 10, 2015, in connection with private placements of convertible promissory notes and warrants to purchase shares of our common stock (the “Private Offerings”), we entered into a Registration Rights Agreement with the purchasers of our securities (the “Purchasers”) in the Private Offerings . Pursuant to the terms of this agreement, we are required to file a registration statement with the SEC that covers all of the Registrable Securities (as such term is defined in the Registration Rights Agreement) under the agreement . Such a registration statement must be filed within 30 calendar days following certain public offerings of our securities, but no later than October 15, 2015 . Furthermore, the Purchasers may request that we add any Registrable Securities to a registration statement filed by us and, under certain conditions, we may be required to do so . These registration rights terminate automatically upon repayment of any notes issued to the Purchasers as part of the Private Offerings . This agreement also contains certain covenants, representations and warranties customary with respect to similar agreements.

The above summary of Registration Rights Agreement is qualified in its entirety by the agreement, itself, which is filed as Exhibit 10.20 hereto.

Anti-takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation contains provisions that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Preferred Stock

We believe that the availability of the preferred stock under our certificate of incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance allows us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board, the President or the Vice President.

Anti-Takeover Effects of Delaware Law

Section 203 of the Delaware General Corporation Law (the “DGCL”) provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•
on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The restrictions described above also do not apply to specified business combinations with a person who is an “interested stockholder” prior to the time when the corporation’s common stock is listed on a national securities exchange, so these restrictions would not apply to a business combination with any person who is one of our stockholders prior to this offering.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•
any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Nevada Agency and Transfer Company, located at 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

NASDAQ Capital Market

We have applied to have our common stock and warrants listed on the NASDAQ Capital Market under the trading symbols “COYN” and “COYNW.”

UNDERWRITING

We have entered into an underwriting agreement with Maxim Group LLC acting as the lead book-running manager and sole representative for the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of shares of common stock and warrants to purchase common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Shares
Maxim Group LLC

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock and warrants offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock and warrants offered by this prospectus if any such shares of common stock and warrants are taken, other than those shares of common stock and warrants covered by the over-allotment option described below.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the date of the underwriting agreement to purchase up to       shares of common stock at a price, after the underwriting discount, of $      per share and/or warrants to purchase up to       shares of common stock at a price, after the underwriting discount, of $      per warrant from us to cover over-allotments. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock and/or warrant to purchase common stock.

Commissions

We have agreed to pay the underwriters (i) a cash fee equal to eight percent (8%) of the aggregate gross proceeds raised in this offering and (ii) warrants to purchase that number of shares of our common stock equal to an aggregate of one percent ( 1%) of the shares of common stock sold in the offering (or       shares). Such underwriters’ warrants shall have an exercise price equal to $      per share, which is 125 % of the public offering price, terminate three years after the effectiveness of the registration statement of which this prospectus forms a part, and otherwise have the same terms as the warrants sold in this offering except that (1) they will not be subject to redemption by the Company and (2) they will provide for unlimited “piggyback” registration rights with respect to the underlying shares for the three year period after the effective date of this offering. Additionally, such underwriters’ warrants will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying shares of our common stock at our expense and an additional demand registration at the warrant holders’ expense for the three year period after the effective date of this offering . Further, such underwriters’ warrants shall further provide for anti-dilution protection (adjustment in the number and price of such warrants and the shares underlying such warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, etc.) and future issuance of common stock or common stock equivalents at prices (or with exercise and/or conversion prices) below the public offering price. Such underwriters’ warrants will be subject to FINRA Rule 5110(g)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, the Representative’s Warrants shall not be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person except as permitted by FINRA Rule 5110(g)(2).

The representative has advised us that the underwriters propose to offer the shares of common stock and warrants directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the representative may offer some of the shares of common stock and warrants to other securities dealers at such price less a concession of up to $      per share. After the offering to the public, the offering price and other selling terms may be changed by the representative without changing the Company’s proceeds from the underwriters’ purchase of the shares of common stock and warrants.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock and warrants. The underwriting commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the shares of common stock and warrants.

	Per Share(1)	Total Without Over-Allotment	Total With Over-Allotment

Public offering price		$10,500,000	$12,075,000
Underwriting discounts and commissions		840,000	966,000
Proceeds, before expenses, to us		9,660,000	11,109,000

(1)	The fees shown do not include the warrant to purchase shares of common stock issuable to the underwriters at closing.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $ 317,251.51 , all of which are payable by us.

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Up Agreements

We, all of our directors and executive officers, and holders of three percent (3%) or more of our outstanding securities (or securities convertible into shares of our common stock) have agreed that, for a period of 6 months after the date of this prospectus, subject to certain limited exceptions, we and they will not directly or indirectly, without the prior written consent of the representatives of the underwriters, (1) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, encumber, assign, borrow or otherwise dispose of or transfer any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder) with respect to any common stock or otherwise enter into any swap , derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of common stock, whether or not such transaction is to be settled by the delivery of common stock , other securities, cash or other consideration, or otherwise publicly disclose the intention to do so , (3) file or participate in the filing with the SEC of any registration statement or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document, in each case with respect to any proposed offering or sale of common stock or (4) exercise any rights the undersigned may have to require registration with the SEC of any proposed offering or sale of common stock .

The representative of the underwriters may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, the representative of the underwriters will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

At least three business days before the effectiveness of any release or waiver of any of the restrictions described above with respect to an officer or director of the Company, the representative of the underwriters will notify us of the impending release or waiver and we have agreed to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver.

Right of First Refusal

We have granted Maxim Group LLC a right of first refusal to act as lead managing underwriter and book runner or as a co-lead manager and co-book runner and/or co-lead placement agent for all future public or private equity, equity-linked and debt financings (excluding commercial bank debt) for a period of 18 months from the commencement of sales in this offering .

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Determination of the Public Offering Price

Prior to this offering, there has a limited public market for our common stock and no public market for our warrants. The public offering price will be as determined through negotiations between us and the representative of the underwriters. In addition to prevailing market conditions, the factors considered in determining the public offering price included the following:

•	the information included in this prospectus and otherwise available to the underwriters;

•	the valuation multiples of publicly traded companies that the underwriters believe to be comparable to us;

•	our financial information;

•	our prospects and the history and the prospectus of the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive, or a Relevant Member State, an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

 (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

 (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than $ 43,000,000 and (3) an annual net turnover of more than $ 50,000,000, as shown in its last annual or consolidated accounts;

 (c) by the underwriters to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

 (d) in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of securities shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of securities within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer.

Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters which constitute the final offering of securities contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer of securities contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the securities acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors,” as defined in the Prospectus  Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors,” as defined in the Prospectus Directive, (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Other Relationships

We have agreed to bear the cost of all actual expenses related to this offering, including without limitation all filing fees and communication expenses relating to the registration of the securities to be sold in this offering. We have paid Maxim Group LLC an advance of $30,000 for its anticipated out-of-pocket accountable expenses. Maxim Group LLC will reimburse us for any remaining portion of the advance to the extent such monies were not used for out-of-pocket accountable expenses actually incurred . If this offering is completed, we will reimburse Maxim Group LLC for certain out-of-pocket actual expenses related to the offering, including legal fees, expenses incurred to clear the offering with FINRA, background searches of our officers and directors, and roadshow expenses up to a maximum aggregate reimbursement of $125,000, including the $30,000 advance already paid (of which a maximum of $100,000 can be allocated to legal expenses and $25, 000 to non-legal expenses).

On July 14, 2015, July 23, 2015 and August 10, 2015, we closed the Private Offerings, in which Maxim Group LLC acted as our placement agent . We paid Maxim Group LLC an aggregate cash fee of $ 131 ,600 and issued Maxim Group LLC a warrant at closing to purchase 28,320 shares of our common stock at an exercise price of $ 7.50 per share per share . We also reimbursed Maxim Group LLC for its out of pocket expenses of $50,000 relating to the Private Offerings . In addition, Maxim Group LLC has provided financial advisory and investment banking services to us, for which we have paid to Maxim aggregate fees of $ 35 ,000 and issued Maxim 47,500 shares of our common stock in September 2014. Under FINRA Rule 5110(c), the common stock received for advisory services and $20,000 of advisory fees are not included in Maxim’s compensation related to this offering.

LEGAL MATTERS

The validity of the shares of our common stock to be issued in this offering will be passed upon for us by our counsel, Harter Secrest & Emery LLP, Rochester, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

PMB Helin Donovan, LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2014 and 2013, and for each of the two years in the period ended December 31, 2014, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in this registration statement in reliance on PMB Helin Donovan, LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the accompanying exhibits and schedules. Some items included in the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document are summaries of the material terms of these contracts, agreements or other documents. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved.

A copy of the registration statement and the accompanying exhibits and schedules and any other document we file may be inspected without charge and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.copsync.com. You will be able to access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, proxy statements and other information to be filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material will be electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

COPSYNC, INC.

COPSYNC, INC.
Balance Sheets

ASSETS

	June 30,	December 31,
	2015	2014
	(Unaudited)	(Audited)
CURRENT ASSETS

Cash and cash equivalents	$142,604	$587,459
Accounts receivable, net	225,349	223,622
Inventories	305,693	246,077
Prepaid expenses and other current assets	273,276	270,148
Deferred loan costs	-	50,000

Total Current Assets	946,922	1,377,306

PROPERTY AND EQUIPMENT

Leased property under capital lease	35,098	35,098
Computer hardware	80,475	72,070
Computer software	36,936	36,936
Fleet vehicles	142,059	174,094
Furniture and fixtures	10,467	10,467

Total Property and Equipment	305,035	328,665
Less: Accumulated Depreciation	(167,447)	(152,789)

Net Property and Equipment	137,588	175,876

TOTAL ASSETS	$1,084,510	$1,553,182

The accompanying notes are an integral part of these financial statements.

COPSYNC, INC.
Balance Sheets (Continued)

LIABILITIES AND STOCKHOLDERS' DEFICIT

	June 30,	December 31,
	2015	2014
	(Unaudited)	(Audited)
CURRENT LIABILITIES

Accounts payable and accrued expenses	$2,370,238	$1,526,612
Deferred revenues	2,315,601	2,526,990
Obligation under capital lease, current portion	7,982	7,632
Convertible notes payable, current portion	398,786	9,608
Three Year, 50% notes payable	197,625	121,500
Notes payable, current portion	983,616	669,789

Total Current Liabilities	6,273,848	4,862,131

LONG-TERM LIABILITIES

Deferred revenues	887,164	1,142,437
Obligation under capital lease	23,386	27,466
Convertible notes payable	178,718	389,178
Three Year, 50% notes payable, net of $198,263 discount, non-current portion	233,749	291,118
Notes payable, non-current portion	31,955	56,639

Total Long-Term Liabilities	1,354,972	1,906,838

Total Liabilities	7,628,820	6,768,969

COMMITMENTS AND CONTINGENCIES (Note 14)	-	-

STOCKHOLDERS' DEFICIT

Series A Preferred stock, par value $0.0001 per share, 1,000,000 shares authorized; 100,000 shares issued and outstanding, respectively	10	10
Series B Preferred stock, par value $0.0001 per share, 375,000 shares authorized; issued; and outstanding, respectively	37	37
Common stock, par value $0.0001 per share, 500,000,000 shares authorized; 203,052,344 and 201,852,444 issued and outstanding, respectively	20,301	20,184
Common stock to be issued, 30,000 and 300,000 shares, respectively	3,000	42,000
Additional paid-in-capital	18,390,295	17,630,254
Accumulated deficit	(24,957,953)	(22,908,272)

Total Stockholders' Deficit	(6,544,310)	(5,215,787)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,084,510	$1,553,182

The accompanying notes are an integral part of these financial statements.

COPSYNC, INC.
Statements of Operations
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

REVENUES

Hardware, installation and other revenues	$499,278	$934,916	$1,001,935	$1,839,847
Software license/subscription revenues	747,313	644,675	1,415,542	1,227,564

Total Revenues	1,246,591	1,579,591	2,417,477	3,067,411

COST OF REVENUES

Hardware and other costs	366,703	799,361	820,045	1,497,268
Software license/subscriptions	321,494	270,653	625,186	529,159

Total Cost of Revenues	688,197	1,070,014	1,445,231	2,026,427

GROSS PROFIT	558,394	509,577	972,246	1,040,984

OPERATING EXPENSES

Research and development	459,547	377,667	945,167	894,671
Sales and marketing	450,822	332,044	815,189	649,001
General and administrative	589,214	360,556	1,004,418	794,074

Total Operating Expenses	1,499,583	1,070,267	2,764,774	2,337,746

LOSS FROM OPERATIONS	(941,189)	(560,690)	(1,792,528)	(1,296,762)

OTHER INCOME (EXPENSE)

Interest expense	(170,177)	(44,829)	(238,910)	(55,531)
				-

Total Other Income (Expense)	(170,177)	(44,829)	(238,910)	(55,531)

NET LOSS BEFORE INCOME TAXES	(1,111,366)	(605,519)	(2,031,438)	(1,352,293)

INCOME TAXES	-	-	-	-

NET LOSS	$(1,111,366)	$(605,519)	$(2,031,438)	$(1,352,293)

Series B preferred stock dividend	(2,553)	(1,130)	(17,943)	(27,020)
Accretion of beneficial conversion feature on preferred shares dividends issued in kind	(23,625)	(25,048)	(34,125)	(25,048)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(1,137,544)	$(631,697)	$(2,083,506)	$(1,404,361)

LOSS PER COMMON SHARE - BASIC & DILUTED	$(0.01)	$0.00	$(0.01)	$0.01

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC & DILUTED	202,764,184	176,394,996	202,456,062	175,791,435

The accompanying notes are an integral part of these financial statements.

COPSYNC, INC.
Condensed Statements of Cash Flows
(Unaudited)

	For the Six Months Ended
	June 30,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(2,031,438)	$(1,352,293)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26,907	240,446
Employee and non-employee stock compensation	95,832	112,201
Amortization of restricted stock grants	-	4,237
Capital contributed/co-founders' forfeiture of contractual compensation	39,500	39,500
Discount on three-year, 50% notes payable	33,756	-
Interest expense on beneficial conversion feature of convertible promissory notes	96,558	-
Valuation of warrants for services rendered	4,387	-
Valuation of warrants	19,164	-
Loss on asset disposals	1,780	1,591
Change in operating assets and liabilities:
Accounts receivable	1,024	(102,065)
Inventories	(59,616)	174,172
Prepaid expenses and other current assets	30,191	23,364
Deferred loan costs	50,000	-
Deferred revenues	(466,662)	(218,089)
Accounts payable and accrued expenses	843,326	(422,375)

Net cash used in operating activities	$(1,315,291)	$(1,499,311)

CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from asset disposals	4,000	2,500
Purchases of property and equipment	(8,404)	(16,640)

Net cash used in investing activities	$(4,404)	$(14,140)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from notes payable	389,834	700,000
Proceeds from issuance of common stock for cash	617	197,500
Proceeds from common stock to be issued, net	3,960	-
Proceeds from the issuance of stock for warrant exercised	107,600	-
Proceeds received on convertible notes	514,315	-
Proceeds from three-year, 50% notes payable	-	405,000
Payments on notes payable	(122,756)	(93,364)
Payments on three-year, 50% notes payable	(15,000)	-
Payments on capitalized lease obligations	(3,730)	-

Net cash provided by financing activities	$874,840	$1,209,136

NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(444,855)	(304,315)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	587,459	414,051

CASH AND CASH EQUIVALENTS, END OF YEAR	$142,604	$109,736

The accompanying notes are an integral part of these financial statements.

COPSYNC, INC.
Condensed Statements of Cash Flows (Continued)
(Unaudited)

	For the Six Months Ended
	June 30,
	2015	2014
SUPPLEMENTAL DISCLOSURES:

Cash paid for interest	$37,989	$30,692
Cash paid for income tax	$8,298	$7,602

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Issuance of common stock for prior year warrant exercises	$32,000	$-
Issuance of common stock for prior year stock subscriptions	$20,000	$-
Insurance proceeds applied to outstanding bank loan	$11,254	$-
Series B Preferred stock dividends	$17,943	$27,020
Accretion of beneficial conversion feature on preferred shares dividends issued in kind	$34,125	$25,048
Partial financing associated with the purchase of two fleet vehicles	$-	$49,503
Non-cash issuance of 60,000 shares of common stock to third party for services performed and to be performed	$-	$60,000
Conversion of convertible notes into 325,000 and 200,000 shares of common stock, respectively	$65,000	$20,000
Financing of prepaid insurance policy	$43,045	$27,963

The accompanying notes are an integral part of these financial statements.

COPsync, Inc.
Notes To Condensed Financial Statements
(unaudited)

NOTE 1 – BASIS OF FINANCIAL STATEMENT PRESENTATION

These interim condensed financial statements of COPsync, Inc. (the "Company") are unaudited, but reflect, in the opinion of management, all normal recurring adjustments necessary to fairly present the financial position of the Company as of June 30, 2015, and its results of operations and cash flows for the three-month and six-month periods ended June 30, 2015.  Certain information and footnote disclosures normally included in the audited financial statements have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. Because all the disclosures required by accounting principles generally accepted in the United States are not included, these interim condensed financial statements should be read in conjunction with the audited financial statements and notes thereto in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2014. The results for the three-month and six-month periods ended June 30, 2015 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2015, or any other period. The year-end condensed balance sheet data as of December 31, 2014, was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States.

NOTE 2 – NATURE OF ORGANIZATION AND LIQUIDITY AND MANAGEMENT PLANS

The Company operates what it believes to be the only real-time, law enforcement mobile data information system in the United States.  The Company refers to this real-time, in-car information sharing, communication and data interoperability network as the “COPsync Network.” The COPsync Network, delivered via software as a service, is designed for the purpose of:

·
Connecting state and local law enforcement officers, regardless of agency jurisdiction, to a common communications system, enabling them to share mission critical, actionable information and communicate in real-time between and among themselves, as if they were one law enforcement agency;

·
Allowing officers to query, in real time, various local, state and federal law enforcement databases, including (i) the FBI Criminal Justice Information Service (CJIS) database, (ii) the law enforcement telecommunications system databases for the States of Texas, Mississippi and Massachusetts, (iii) the historical databases of the Company’s agency subscribers who have provided other subscribers with such access; (iv) the Department of Homeland Security’s El Paso Intelligence Center (EPIC) database, which collects information relating to persons crossing the United States border, and (v) the COPsync Network database, and, as the Company expands the scope of its operations to states others than noted above, it anticipates being able to provide access to the law enforcement telecommunications databases in those states as well, subject to approvals from the applicable governing state agencies;

·
Allowing dispatchers and officers to send, in real-time, BOLO (be on the lookout) and other alerts of kidnappings, robberies, car thefts, police pursuits, and other crimes in progress to all officers connected to the COPsync Network, regardless of agency jurisdiction;

·
Allowing officers to write tickets, offense reports, crash reports and other reports and electronically and seamlessly send, in real-time or near real-time, the information in those reports to the COPsync Network database and local court and agency databases; and

·
Informing officers of certain outstanding misdemeanor warrants at the point of a traffic stop and allowing the officers to provide the violator notice of the outstanding warrant, or collect payment for the warrant with a credit card, through a specific feature enhancement that the Company sometimes refers to as the WARRANTsync system.

The Company also offers the COPsync911 threat alert service for use in schools, hospitals, day care facilities, government office buildings, energy infrastructure and other facilities with a high level of concern about security.  The Company expects its COPsync911 service to reduce emergency law enforcement response times in those circumstances when seconds and minutes count.

When used in schools, the COPsync911 service enables school personnel to instantly and silently send emergency alerts directly to the closest law enforcement officers in their patrol vehicles, and to the local 911 dispatch center, with the mere click of an icon, from any computer within the facility and from any cell phones and other mobile devices associated with the facility.  The alert is also sent to the cell phones of all law enforcement officers in the area and to all teachers, administrators, and other staff at the school, alerting them of imminent danger.

COPsync, Inc.
Notes To Condensed Financial Statements
(unaudited)

Once the alert is sent, a “crisis communication portal” is established among the person(s) sending the alert, the responding patrol vehicles and the local law enforcement 911 dispatch center.  This allows the person(s) initiating the alert to silently communicate with responding officers and the 911 dispatch center about the nature of the threat, whether it is an active gunman, fire, suspicious person or other emergency.  The crisis communication portal also provides a link to a diagram of the school or other facility and a map to its location.

The Company also augments its other services with its proprietary law enforcement in-car video system, named VidTac.

Liquidity and Management Plans

At June 30, 2015, the Company had cash and cash equivalents of $142,604, a working capital deficit of $5,326,926 and an accumulated deficit of $24,957,953.  The following factors are helping the Company manage its liquidity, avoid default with respect to any material third-party obligations and enable it to progress its business towards cash-flow break-even, and ultimately profitability:

1)  Booked orders for new customer contracts executed in the second quarter of 2015 were approximately $1,452,000, which is an increase of 222% over the first quarter of 2015, and represents the highest quarterly sales orders since the second quarter of 2013.  The Company expects this higher level of sales orders to continue in 2015 as a result of personnel and process changes the Company made in its sales organization during the second quarter of 2015.  The timeline between receiving a sales order and when the Company recognizes revenue and cost of revenue performance normally ranges from thirty days to four months, depending upon the contract value, the type of funding involved, and scope of work involved.

2)  The Company raised $514,315 in the first six months of 2015 pursuant to the Company’s issuance of convertible notes.  The notes have a three-year term, which bears interest at the rate of two percent simple interest per year, payable in cash.  The principal amount of each note is convertible into shares of the Company’s common stock at a price of $0.22 per share.  The notes may be prepaid by the Company under certain conditions.

3)  Holders of warrants to purchase 538,000 shares of the Company’s common stock exercised those warrants in the first six months of 2015, for an aggregate exercise price of $107,600.

4)  Two holders of promissory notes representing an aggregate of $563,477 in principal have expressed their willingness to extend the due dates of their respective notes, one holder whose notes matured during the second quarter totaling $313,477 and another holder whose $250,000 note will mature in the third quarter of 2015.  Both note holders have previously extended their respective notes.  The Company is working with each lender to document these extensions at the date of this report.

5)  The Company raised $350,000 pursuant to a $300,000 six-month bridge loan executed in early May 2015 and a $50,000 four-month bridge loan executed in June 2015.  The Company’s chief executive officer personally guaranteed the repayment of these loans.

6)  The Company has commenced the process of applying to list on the NASDAQ Capital Market, as discussed below.  The Company plans to raise additional capital in connection with its listing on the NASDAQ Capital Market in order to meet the minimum stockholder equity listing standard.

7)  The Company raised net proceeds of $1,308,350 during the month of July 2015 pursuant to a private placement of convertible notes and warrants with accredited individual and institutional investors, as part of a plan previously approved by the Board to raise $2,000,000 in capital funding.  The convertible notes will be converted into shares of the Company’s common stock upon its listing with the NASDAQ Capital Market, as discussed above.  The proceeds from this financing will be used by the Company for repaying the remaining balances of the two bridge loans discussed above and for general working capital purposes.

8)  The Company continues to employ “just in time” principles in its procurement processes for third party hardware, meaning that it attempts to schedule delivery to the customer of the third party hardware that the Company sells immediately after it receives the hardware.  The Company also continues its attempts to collect customer prepayments for the third party hardware it sells at or about the time it orders the hardware, which has helped the Company manage its working capital needs.

COPsync, Inc.
Notes To Condensed Financial Statements
(unaudited)

9)  The Company’s key vendors continue to work with it by providing extended payment terms for its outstanding payables balances, which has also helped the Company manage its working capital needs.

10)  The Company believes that it has the capability to reduce operating expenses, should circumstances require such actions.

11)  The Company is no longer attempting to raise funds pursuant to an EB-5 economic development arrangement, as previously reported, and the Company is now in discussions with the City of Pharr, which previously loaned the Company $475,000 in connection with the proposed EB-5 economic development arrangement, about converting the loan to an economic development grant.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has accumulated significant losses, which is common for companies at this stage of the Company’s maturity, as it has been developing its current and recently added offerings. The Company has had recurring losses and expects to report losses for fiscal 2015. The Company believes that cash flow from operations, together with other potential sources of cash, will be sufficient to fund the Company’s anticipated operations for the next twelve months.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

a.             Basis of Presentation

The accompanying condensed financial statements include the accounts of the Company, are prepared in accordance with accounting principles generally accepted in the United States and are prepared on the accrual method of accounting.

There have been no significant changes to the summary of significant accounting policies disclosed in Note 2 to the financial statements as of December 31, 2014 included in the Form 10-K filed on March 31, 2015.

b.           Reclassifications

Certain prior year items have been reclassified to conform to the current year presentation. These reclassifications had no impact on the Company’s financial statements.

NOTE 4 – RECENT ACCOUNTING STANDARDS AND PRONOUNCEMENTS

A variety of proposed or otherwise potential account standards are currently under study by standard setting organizations and various regulatory agencies.  Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to its consolidated financial statements.

In January 2015, the FASB issued ASU 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items, which amends ASC Topic 225 – Income Statement.  The amendment eliminates the concept of extraordinary items and the financial statement and disclosure requirements relating to them.  ASU 2015-01 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, which is effective for the Company’s first quarter of fiscal year 2016.  Early adoption in interim and annual periods is permitted.  The impact of the adoption of this ASU on the Company’s results of operations, financial position, cash flows and disclosures will depend on the Company’s future activity.

In February 2015, the FASB issued ASU 2015-02, Amendments to Consolidation Analysis, which amends ASC Topic 810 – Consolidations.  The amendment changes the analysis a reporting entity must perform to determine whether it should consolidate certain types of legal entities.  Specifically, the amendments 1) modify the evaluation of whether certain entities are variable interest entities (VIE’s); 2) eliminate the presumption that a general partner should consolidate a limited partnership; 3) affect the consolidation analysis of reporting entities that are involved with VIE’s; and 4) provide a scope exception from consolidation guidance for reporting entities with interest in certain legal entities.  ASU 2015-02 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, which is effective for the Company’s first quarter of fiscal year 2016.  Early adoption in interim and annual periods is permitted.  The Company does not believe the adoption of ASU 2015-02 will have a material effect on the Company’s financial statements.  The Company will continue to assess any potential impact on its financial statements from the adoption of ASU 2015-02.

COPsync, Inc.
Notes To Condensed Financial Statements
(unaudited)

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which amends ASC Topic 835 – Interest.  The amendment changes the manner in which debt issuance costs are recorded on the balance sheet.  Specifically, ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying value of that debt liability, consistent with debt discounts.  ASU 2015-013 is effect for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, which is effective for the Company’s first quarter of fiscal year 2016.  Early adoption in interim and annual periods is permitted.  The Company will continue to assess any potential impact on its financial statements from the adoption of ASU 2015-03.

NOTE 5 – ACCOUNTS RECEIVABLE

The Company's accounts receivable, net, at June 30, 2015 and December 31, 2014, respectively, consisted of the following:

Category	June 30, 2015	December 31, 2014

Trade receivables	$1,045,271	$1,101,279
Other receivables	21,937	53,227
Elimination of unpaid deferred revenue	(627,470)	(716,495)
Allowance for doubtful accounts	(214,389)	(214,389)

Accounts Receivable, net	$225,349	$223,622

To date, accounts receivable have been derived principally from revenue earned from end users, which are local and state governmental agencies.  The Company performs periodic credit evaluations of its customers, and does not require collateral.

The elimination of the unpaid deferred revenue for the respective periods represents those invoices issued for products and/or services not yet paid by the customer or services completed by the Company.  The elimination is made to prevent the “gross-up” effect on the Company’s Balance Sheet between Accounts Receivable and Deferred Revenues.

The Company’s allowance for doubtful accounts is based upon a review of outstanding receivables.  Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

NOTE 6 – INVENTORY

Inventory consisted entirely of finished goods and totaled $305,693 and $246,077 at June 30, 2015, and December 31, 2014, respectively.  The approximate $60,000 increase in inventory in the first six months of 2015 is due principally to an increase in the Company’s VidTac finished goods inventory.

Total inventory at June 30, 2015 and December 31, 2014 included hardware consisting of computer laptops, printers and ancillary parts, such as electronic components, connectors, adapters and cables, as well as the Company’s propriety VidTac product and its related components.  Generally, the Company procures hardware as a result of receiving a customer order.  The hardware is procured, delivered to the Company, prepared for installation and then transported by the Company to the customer site for installation.  The Company does not procure any third-party hardware for speculative selling.  Further, the various components of hardware are all considered finished goods because the individual items may be, and are, sold in a package, or on an individual basis, normally at the same pricing structure.

The Company has contracted with a single manufacturer to produce the Company’s proprietary VidTac product.  The contract agreement calls for the Company to periodically place a demand purchase order for a fixed number of units to be manufactured and delivered as finished goods.  The Company’s purchase orders are non-cancellable; however, there are some relief provisions: (1) the Company may change the original requested delivery dates if the Company gives sufficient advance notice to the contract manufacturer; and (2) should the Company elect to cancel a purchase order in total or in part, it would be financially responsible for any materials that could not be returned by the contract manufacturer to its source suppliers.

When the VidTac product is recorded into finished goods, it consists of a kit with four basic components.  The Company records the product as a single unit of inventory.  Should a single component fail or need to be replaced, the Company will take a kit and then inventory the components, still considered finished goods.  Should a component need to be repaired, it is returned to the contract manufacturer for analysis and repair.  The repaired component is then shipped to the Company and inventoried as finished goods.

COPsync, Inc.
Notes To Condensed Financial Statements
(unaudited)

In December 2014, the Company placed a demand purchase order for $433,000 with the contract manufacturer for units to be delivered ratably in fiscal year 2015, beginning in May 2015.  This order was to cover forecasted demand for the product during the delivery period, as well as to accommodate the long-lead times required for procuring certain components from off-shore manufacturers.  The payment terms for this purchase order required a 10% down-payment at the time of order placement, followed by Net 30 days from invoice date once the units are delivered to the Company.  At June 30, 2015, the Company had taken delivery of units related to this demand purchase order valued at approximately $87,000.

NOTE 7 – PREPAID EXPENSES AND OTHER ASSETS

The Company's prepaid expenses and other assets consisted of the following at June 30, 2015 and December 31, 2014, respectively:

Category	June 30, 2015	December 31, 2014

Prepaid Insurance	$43,595	$44,101
Subscriptions	11,428	24,050
Vendor Prepayments	54,650	103,044
Deferred Charges	163,603	98,953

Total Prepaid Expenses and Other Assets	$273,276	$270,148

Prepaid insurance pertains to various business insurance policies, the fees of which have been financed by a third-party service provider and are being paid over an eleven-month period.  This prepayment is amortized ratably over the twelve-month insurance coverage period.

Subscriptions principally pertain to prepaid software support and web-hosting services provided by third-party service providers.  The balance can fluctuate period-over-period based upon the timing between payment and amortization activities.  The prepayments are amortized into expense over the life of the specific service period.

Vendor prepayments principally involve two vendors: one, consisting of down-payments made to the Company’s contract manufacturer for new orders of the VidTac product, which are then applied on a unitized basis as credits on the vendor’s invoices when the finished product goes into finished goods inventory; and two, a vendor prepayment for services to be rendered.  These prepayments will be expensed as the services are rendered in 2015.

Deferred charges pertain to off-the-shelf computer aided dispatch systems (“CAD”) purchased from two outside software services companies and delivered to six contracted customers as part of their respective, executed service agreement (or contract).  The contracts involved license fees for the CAD service over a four-year period commencing with the acceptance of the service, as well as one-time implementation fees specific to each agency.  The contracts were executed in early in 2013 and the customers made prepayments totaling $285,555, which is reported in Current Deferred Revenues.  At June 30, 2015, there remains some services yet to be performed and delivered to the customers; therefore, revenue recognition is not appropriate at this time.  The Company expects to complete and deliver those services in fiscal year 2015, at which time these deferred charges will be recognized as revenues.

NOTE 8 – NOTES PAYABLE

The Company’s total nonconvertible notes payable at June 30, 2015 was $1,446,945, representing a net increase of $307,899 for the six-months ended June 30, 2015.  The following table shows the components of notes payable, including three-year, 50% notes payable at June 30, 2015 and December 31, 2014, respectively:

	June 30,	December 31,
Loan Type	2015	2014
Bank	$57,977	$84,406
Insurance	36,725	40,300
Other term notes	1,352,243	1,014,340
Total notes payable	1,446,945	1,139,046
Less: Current portion	(1,181,241)	(791,289)
Long-term portion	$265,704	$347,757

COPsync, Inc.
Notes To Condensed Financial Statements
(unaudited)

During the six months ended June 30, 2015, the Company incurred the following increases in notes payable:

1)
In the first quarter of 2015, one of the Company’s financed automobiles was involved in an accident, and sustained sufficient damage whereby the insurance company determined the vehicle to be a total loss.  The insurance company subsequently issued a payment to the Company in the amount of $11,254 for its loss.  The payment was applied in full to the related bank loan.

2)
In the first quarter of 2015, the Company executed a $33,319, eleven-month note payable pertaining to the Company’s business insurance coverage for inland marine, general and product liability risk exposures.  The note calls for monthly payments of principal and has an interest rate of 7.5% per annum.

3)
On May 6, 2015, the Company executed a $300,000 short-term promissory note payable to a third-party financier.  The purpose of the note was to assist the Company with its working capital requirements.  The term of the note was six months, was funded on May 11, 2015, required daily payments for the first 20 business days of the term of $2,000, and daily payments of $3,650 for each of the remaining 100 business days during the term, with an effective interest rate of 35%.  The note had an origination fee of $999 and the following early payment options:  1-30 days - $360,000, 31-60 days - $366,000, 61-90 days - $375,000 and 91+ days - $405,000.  As of June 30, 2015, the Company had paid $39,375 of principal on this note.  The Company paid the outstanding principal balance of $245,000 on August 11, 2015.

4)
On June 29, 2015, the Company executed a $50,000 short-term promissory note payable to a third-party financier.  The purpose of the note was also to assist the Company with its working capital requirements.  The term of the note is four months, was funded on June 30, 2015, and requires daily payments of $795 for 88 business days, with an effective interest rate of 40%.  The note has an origination fee of $1,000 and the following early payment options:  1-30 days - $59,950 and 31+ days - $69,950.  As of June 30, 2015, the Company had paid $568 of principal on this note.  The Company paid the outstanding balance of $42,718 on August 11, 2015.

5)	Closing costs for the two loans described immediately above totaled $10,166. These costs will be amortized ratably as interest expense over the life of the respective loans.

6)
The Company received a $50,000 loan from Joe Alosa, a member of the board, in June 2015, without accompanying paperwork.  The Company recorded the loan as a 90-day note, assuming 8% interest per annum.   The maturity of this loan has been extended until the closing of an anticipated financing.

7)
In May 2014, eight individuals loaned the Company an aggregate of $405,000 in cash.  The resulting promissory notes included the following terms: each note is due thirty-six months from issuance date, contemplates a 50% return by the end of the note term, and requires a specific repayment amount be made by the Company every six months, commencing six months after the date the note was issued.  The aggregate repayment amount of the notes payable is $607,500.  The repayment amounts increase on an annual basis throughout the life of the notes.  The Company is required to repay 10%, 30% and 60% of the aggregate repayment amount in years one, two and three of the notes’ term, respectively.  The aggregate discount on the notes, totaling $202,500, was recorded on the Company’s Balance Sheet at issuance as a contra-notes payable, located in long-term liabilities.  The discount is amortized ratably over the life of the respective promissory notes and is recorded as interest expense in the Company’s Statement of Operations.  During the six-months ended June 30, 2015, the Company recorded an aggregate of $33,756 in discount on the notes.  The six-month repayment scheduled for the second quarter of 2015 totaled $30,375, of which the Company paid $15,000 in that period.  The balance of the amount due for the quarter was paid in July 2015.

8)
On July 11, 2014, the Company executed a $60,000 short-term promissory note payable to a third-party financier.  The note matured on April 11, 2015.  The purpose of the note was to assist in the Company’s procurement of its VidTac products.  The note accrued interest at 15% per annum, and required an initial monthly payment of interest only in August 2014 of $750, followed by eight monthly principal and interest payments in the amount of $7,028, commencing in September 2014.  At December 31, 2014, the loan’s outstanding balance was $30,745, which was paid in full in 2015.

9)	During the first six months of 2015, the Company made total principal payments of $149,001, on notes payable financing the Company’s business insurance policies and bank notes for automobile loans.

COPsync, Inc.
Notes To Condensed Financial Statements
(unaudited)

NOTE 9 – CONVERTIBLE NOTES PAYABLE

The Company’s total convertible notes payable at June 30, 2015 was $577,504, representing a net increase of $178,718 for the six-months ended June 30, 2015.  The following table shows the components of convertible notes payable at June 30, 2015 and December 31, 2014, respectively:

	June 30,	December 31,
	2015	2014
Total convertible notes payable at beginning of period	$398,786	$873,263
Plus: additional notes payable	514,315	-
Less: beneficial conversion feature	(270,597)	-
Less: note conversions	(65,000)	(474,477)

Convertible notes payable, net	577,504	398,786
Less: current portion, net	(398,786)	(9,608)

Convertible notes payable, net, long-term portion	$178,718	$389,178

In October 2014, the Company’s Board of Directors approved a funding initiative for $750,000 to fund a software development effort for feature and function enhancements to enable the COPsync Network and COPsync911 threat alert system more readily to scale nationwide, of which $484,315 and $30,000 was raised in the first and second quarters of 2015, respectively.  The investment security is a three-year convertible promissory note, which bears interest at the rate of two percent simple interest per year, payable in cash.  The principal amount of the note is convertible into shares of the Company’s common stock at the rate of $0.22 per share.  The promissory note may be prepaid by the Company under certain conditions.

With each new issuance of convertible debt, the Company evaluates whether there is a beneficial conversion feature.   A beneficial conversion feature arises when the conversion price of a convertible instrument is below the per-share fair value, or trading price, of the underlying stock into which it is convertible.  The beneficial conversion feature is allocated between the debt and the beneficial conversion feature on relative fair value basis, and the amount allocated to beneficial conversion feature is then amortized as interest expense over the term of the note. The issuer of the convertible instrument realizes a cost based on the theory that the intrinsic value of the price difference (i.e., the price difference times the number of shares received upon conversion) represents an additional financing cost.  The Company determined the aggregate beneficial conversion feature for the convertible notes issued during the first and second quarters of 2015 was $367,155, which was recorded as a discount on non-current notes payable, offset by a benefit to paid-in capital.  For the six-months ended June 30, 2015, $96,558 of the beneficial conversion feature was amortized to interest expense.

On February 6, 2015, a single note holder elected to immediately convert his $65,000 convertible promissory note into 325,000 shares of the Company’s common stock at an exercise price of $0.20 per share, rather than $0.22 per share.  The Company offered the slightly lower exercise price as an inducement for the note holder’s decision to immediately convert the note.  Additionally, the holder was granted warrants to purchase 65,000 additional shares of the Company’s common stock at $0.40 per share (see Note 14).

At March 31, 2015, the Company reclassified $337,532 in aggregate principal amount of eight convertible notes issued in fiscal year 2011 and maturing on March 31, 2016, from Long-Term Liabilities to Current Liabilities on the Company’s Balance Sheet.

NOTE 10 – PREFERRED STOCK

Preferred Stock Series A

The Company issued a total of 100,000 shares of its Series A Preferred Stock in April 2008 as partial consideration for its acquisition of a 100% ownership interest in PostInk Technology, LP (“PostInk”).  Each share of Series A Preferred Stock is convertible into one share of common stock, but has voting rights on a basis of 750 votes per share.  These shares are held by the former general partner of PostInk, which is owned by the co-founders of the Company.

Each share of Series A Preferred Stock shall automatically be converted into fully-paid non-assessable shares of common stock at the then effective conversion rate for such share.  The events that may trigger this automatic conversion event are as follows:  1) immediately prior to the closing of a firm commitment underwriting involving an initial public offering, or 2) upon the receipt of the Company of a written request for such conversion from the holders of at least a majority of the Series A Preferred stock then outstanding, or if later, the effective date for conversion specified in such requests.

COPsync, Inc.
Notes To Condensed Financial Statements
(unaudited)

Preferred Stock Series B

During 2009 and the first quarter of 2010, the Company issued a total of 375,000 shares of its Series B Preferred Stock in a private placement in which the Company raised $1,500,000 in gross proceeds.  The 375,000 shares of the Company’s Series B Convertible Preferred Stock are convertible into a total of 15,000,000 shares of the Company’s common stock.

The shares of the Company’s Series B Preferred Stock i) accrue dividends at a rate of 7.0% per annum, payable in preference to the common stock or any other capital stock of the Company, ii) have a preference in liquidation, or deemed liquidation, to receive the initial investment in the Series B Preferred Stock, plus accrued and unpaid dividends, prior to the common stock, iii) are convertible into 40 shares of common stock per share, subject to adjustment for issuances by the Company of common stock at less than $0.10 per share, and iv) have the right to elect one member of the Company’s Board of Directors.

For the six-months ended June 30, 2015, gross dividends on the Series B Preferred Stock were $52,068, consisting of $34,125 for accretion of the beneficial conversion feature on the preferred shares dividends issued in kind and $17,943 for net dividends.  For the comparable period in 2014, dividends on the Series B Preferred Stock were $52,068, consisting of $27,020 for accretion of the beneficial conversion feature on the preferred shares dividends issued in kind and $25,048 for net dividends.

NOTE 11 – COMMON STOCK

During the six-months ended June 30, 2015, the Company issued a total of 1,199,900 shares of common stock as described below:

1)	The Company issued 498,000 shares of common stock upon the exercise of outstanding warrants, for an aggregate exercise price of $99,600 (See Note 14).

2)
In September 2014, the Company received a total of $24,000 from holders of warrants to purchase of 120,000 shares of common stock for the exercise of those warrants.  The exercise price of the warrants was $0.20 per share.  At the warrant holders’ request, the Company agreed to not issue the shares of common stock issuable upon such exercise for a period of six months following the date of exercise.  Accordingly, the shares were issued during the period.

3)	The Company issued 150,000 shares of common stock and associated warrants pursuant to a $15,000 deposit received in fiscal year 2014 from a single investor (See Note 14).

4)	The Company issued 325,000 shares of common stock associated with the conversion of a $65,000 convertible note.

5)
In March 2015, the Company received $8,000 from a single holder of a warrant to purchase 40,000 shares of common stock for the exercise of that warrant at the exercise price of $0.20 per share.  The Company issued the shares of common stock in April 2015.

6)
In March 2015, the Company received a deposit from a single investor totaling $5,000 for the purchase of 50,000 shares of common stock and associated warrants.  These shares were issued in May 2015.  The term of the warrants is four years, and the exercise price is $0.38 per share, representing the average closing price of the Company’s stock for the 20 trading days preceding the deposit date.  The warrants will have no value assigned to them because the warrants are being issued as a unit with the shares of common stock.  This is consistent with the provisions of ASC 718.

7)	The Company issued 16,900 shares of common stock and associated warrants for cash received of $1,690 in June 2015, at $0.19 per share.

Also, the Company recorded contributed capital of $39,500 during the period related to the forfeiture of contractual compensation involving the Company’s two co-founders.

NOTE 12 – COMMON STOCK TO BE ISSUED

During fiscal years 2014 and 2013, the Company received a series of small deposits from a single investor totaling $3,000 for the purchase of 30,000 shares of common stock shares and associated warrants.  The Company anticipates that these shares will be issued in fiscal 2015.  The term of the warrants is four years, and the exercise price is $0.10 per share.  The warrants will have no value assigned to them because the warrants will be issued as a unit with common stock shares.  This is consistent with the provisions of ASC 718.

COPsync, Inc.
Notes To Condensed Financial Statements
(unaudited)

The following table provides a reconciliation of the transactions, number of shares and associated common stock values for the common stock to be issued at June 30, 2015 and December 31, 2014, respectively.

	At June 30, 2015		At December 31, 2014
Common stock to be issued per:	# of Shares	$ Value	# of Shares	$ Value

Deposits received for common stock to be issued at $0.10 per share	30,000	3,000	180,000	18,000
Deposits received for common stock to be issued at $0.20 per share	-	-	120,000	24,000

Total number of shares and value	30,000	$3,000	300,000	$42,000

NOTE 13 – BASIC AND FULLY DILUTED LOSS PER SHARE

The computations of basic loss per share of common stock are based upon the weighted average number of shares of common stock outstanding during the period covered by the financial statements.  Common stock equivalents that would arise from issuance of shares of common stock to be issued under subscriptions and other obligations of the Company, the exercise of stock options and warrants, conversion of convertible preferred stock and dividends on those shares of preferred stock or the conversion of convertible promissory notes were excluded from the loss per share attributable to common stockholders as their value is anti-dilutive.

The Company's common stock equivalents, at June 30, 2015 and 2014, respectively, which are not included in the calculation of fully diluted loss per share because they are anti-dilutive, consisted of the following:

	2015	2014
Convertible promissory notes outstanding	6,097,099	6,053,831
Warrants outstanding	22,047,175	18,244,842
Stock options outstanding	10,244,999	9,970,554
Preferred stock outstanding	15,100,000	15,100,000
Common stock to be issued	30,000	15,000
Dividends on preferred stock outstanding	5,989,315	5,804,867

Total Common Stock Equivalents	59,508,588	55,189,094

NOTE 14 – OUTSTANDING WARRANTS

A summary of the status of the Company’s outstanding warrants, and the changes during the six months ended June 30, 2015, is as follows:

2015
		Weighted
		Average
Description	Shares	Exercise Price
Outstanding, January 1, 2015	22,371,795	$0.16

Granted	453,380	0.15

Expired/Cancelled	(240,000)	(0.20)
Exercised	(538,000)	(0.20)

Outstanding, June 30, 2015	22,047,175	$0.15

Exercisable, June 30, 2015	14,972,175	$0.18

COPsync, Inc.
Notes To Condensed Financial Statements
(unaudited)

For the six-months ended June 30, 2015, total shares issuable upon exercise of outstanding warrants decreased by a net of 324,620 shares for the reasons discussed below:

1)
The Company issued warrants to purchase 30,000 shares of the Company’s common stock, with an exercise price of $0.10 per share, in connection with the issuance of 150,000 shares of its common stock for the purchase price of $15,000 in cash.  The term of the warrants is four years from date of issuance.  Under the provisions of ASC 718, no value was assigned to the warrants granted during the three-month period, thus no additional expense was recorded under the Black-Scholes option pricing model because the warrants were issued as a unit with common stock shares (See Note 11).

2)
The Company issued warrants to purchase 3,380 shares of the Company’s common stock, with an exercise price of $0.19 per share, in connection with the issuance of 16,900 shares of its common stock for the purchase price of $1,690 in cash.  The term of the warrants is four years from date of issuance.  Under the provisions of ASC 718, no value was assigned to the warrants granted during the three-month period, thus no additional expense was recorded under the Black-Scholes option pricing model because the warrants were issued as a unit with common stock shares (See Note 11).

3)
The Company issued warrants to purchase 65,000 shares of the Company’s common stock, with an exercise price of $0.40 per share, in connection with the conversion of a $65,000 convertible note.  The term of the warrants is four years from date of issuance (See Note 11).

4)
On March 23, 2015, the Company executed a letter agreement calling for a twelve-month consulting agreement with a third party service provider for comprehensive public relations services, with the service period beginning April 1, 2015.  Either party may cancel the agreement upon the submission of a written notice at any time during the twelve-month period.  Following the initial twelve-month period, the parties may renegotiate a new agreement.  One element of compensation to the consultant is the grant of a five-year warrant to purchase 300,000 shares of the Company’s common stock, at an exercise price of $0.22 cents per share.  The warrants shall vest on a 1/12th basis during a twelve-month period.  The warrants were granted on May 15, 2015, and 1/12th of the warrants vested on June 15, 2015.  The fair value of the warrant is $52,639, as determined by using the Black Scholes valuation method.  This non-cash expense will be recorded ratably as a general and administrative expense in the Company’s Statement of Operations during the twelve-month vesting period.

5)
On September 16, 2014, the Company executed a six-month consulting agreement with a third party service provider for consulting services to introduce the Company to potential customers for its suite of products and services.  As a part of the agreement, the Company issued the service provider warrants to purchase 45,000 shares of the Company’s common stock at a price of $0.10 per share.  The warrants vest in tranches of 15,000 per qualifying event, all of which are outlined in the agreement.  Whatever portion of the warrants that are not vested on December 31, 2015 expire on that date.  The fair value of the warrants is $17,453, as determined by using the Black Scholes valuation method.  This non-cash expense will be recorded as a sales and marketing expense in the Company’s Statement of Operations on an allocated basis at the time a specific qualifying event occurs.

6)	Warrants to purchase 240,000 shares of the Company’s common stock, with an exercise price of $0.20 per share, expired on March 31, 2015. The warrants were held by seven warrant holders.

7)	The Company issued 538,000 shares of its common stock upon the exercise of outstanding warrants, for an aggregate purchase price of $107,600 (See Note 11).

The following is a summary of the Company’s outstanding and exercisable warrants at June 30, 2015:

	Outstanding			Exercisable
Exercise Prices	Weighted Average Number Outstanding at 6/30/15	Remaining Life (in yrs.)	Weighted Average Exercise Price	Number Exercisable at 6/30/15	Weighted Average Exercise Price
$0.10	12,042,593	3.03	$0.10	5,242,593	$0.10
$0.11 - 0.19	427,380	3.23	$0.15	427,380	$0.15
$0.20 - 0.45	9,577,202	2.50	$0.22	9,302,202	$0.22

$0.10 - 0.45	22,047,175	2.80	$0.15	14,972,175	$0.18

COPsync, Inc.
Notes To Condensed Financial Statements
(unaudited)

NOTE 15 – EMPLOYEE OPTIONS

As of June 30, 2015, the Company has a stock-based compensation plan, the 2009 Long-Term Incentive Plan.

The 2009 Long-Term Incentive Plan was adopted by the Board of Directors on September 2, 2009.  Under the 2009 Long-Term Incentive Plan, the Company can grant nonqualified options to employees, officers, outside directors and consultants of the Company or incentive stock options to employees of the Company. There are 20,000,000 shares of common stock authorized for issuance under the 2009 Long-Term Incentive Plan.  The outstanding options have a term of ten years and vest primarily over periods ranging from three to five years.  As of June 30, 2015, options to purchase 10,244,999 shares of the Company’s common stock were outstanding under the plan, of which options to purchase 8,212,496 shares were exercisable, with a weighted average exercise price of $0.09 per share.

Share-based compensation expense is based upon the estimated grant date fair value of the portion of share-based payment awards that are ultimately expected to vest during the period. The grant date fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model. Forfeitures of share-based payment awards are reported when actual forfeiture occurs.

For the three-month and six-month periods ended June 30, 2015, the Company recorded share-based compensation expense of $49,822 and $95,832, respectively.  For the comparable periods in 2014, the Company recorded share-based compensation expense of $78,642 and $112,201, respectively.

For the three-months ended March 31, 2015, the Company granted options to purchase 60,000 shares of its common stock with an exercise price of $0.10 per share to each of the Company’s three outside directors, who receive options as part of their annual compensation for serving on the Company’s Board of Directors.  The total value of these stock options, utilizing the Black Scholes valuation method, was $55,179.  The term of the stock options was ten years and vesting of the stock options was for a three-year period, with 33% vesting on the one-year anniversary of the grant date, and the remainder vesting ratably over the next eight quarters.

Also, for the three-months ended March 31, 2015, the Company granted options to purchase 200,000 shares of its common stock with an exercise price of $0.10 per share to a new employee within the sales and marketing organization.  The total value of the stock options, utilizing the Black Scholes valuation method, was $50,281.  The term of the stock options is ten years, with a three year vesting period, 33% vesting on the one-year anniversary of the grant date, and the remainder vesting ratably over the next eight quarters.

For the three-months ended June 30, 2015, the Company granted an option to purchase 50,000 shares of its common stock with an exercise price of $0.22 per share to a new member of the Company’s Board of Directors.  The total value of the stock options, utilizing the Black Scholes valuation method, was $6,646, which will be recorded ratably during the related vesting period as a general and administrative expense in the Company’s Statement of Operations   The term of the stock option grant is ten years, with a three year vesting period, 33% vesting on the one-year anniversary of the grant date, and the remainder vesting ratably over the next eight quarters.

The summary activity for the six-months ended June 30, 2015 under the Company’s 2009 Long-Term Incentive Plan is as follows:

	June 30, 2015
	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life
Outstanding at beginning of period	9,814,999	$0.09	$981,500
Granted	430,000	$0.37	$–
Exercised	–	$0.00	$–
Forfeited/ Cancelled	–	$0.00	$–

Outstanding at period end	10,244,999	$0.12	$981,500	6.58

Options vested and exercisable at period end	8,212,496	$0.09	$793,108	6.27

Weighted average grant-date fair value of options granted during the period		$0.26

COPsync, Inc.
Notes To Condensed Financial Statements
(unaudited)

The following table summarizes significant ranges of outstanding and exercisable options as of June 30, 2015:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$0.00 – $ 0.08	2,500,000	5.34	$0.08	2,437,500	$0.08
$0.09 – $ 0.42	7,744,999	6.30	$0.12	5,774,996	$0.10
	10,244,999			8,212,496

A summary of the status of the Company’s non-vested option shares as of June 30, 2015 is as follows:

Non-vested Shares	Shares	Weighted Average Grant-Date Fair Value
Non-vested at January 1, 2015	2,291,676	$0.020
Granted	430,000	$0.26
Forfeited	-	$0.00
Vested	(689,174)	$(0.13)
Non-vested	2,032,503	$0.23

As of June 30, 2015, there was approximately $468,196 of total unrecognized compensation cost related to non-vested share-based compensation arrangements.  The Company expects to recognize the unrecognized compensation cost over a weighted average period of 1.74 years.

NOTE 16 – COMMITMENTS AND CONTINGENCIES

The following table summarizes the Company’s obligations to make future payments pursuant to certain contracts or arrangements as of June 30, 2015, as well as an estimate of the timing in which these obligations are expected to be satisfied:

	Payments Due by Period
Contractual Obligations	Total	2015	2016-2017	2018-2019	After 2019

Long-Term Debt Obligations	$2,024,449	$1,090,249	$811,001	$123,199	$-
Capital Lease Obligations	$31,368	$3,902	$17,479	$9,987	$-
Operating Lease Obligations	$530,224	$48,031	$227,384	$178,297	$76,512
Purchase Obligations	$311,850	$311,850	$-	$-	$-
Other Long-Term Liabilities	$475,000	$-	$475,000	$-	$-
Total Contractual Obligations	$3,372,891	$1,454,032	$1,530,864	$311,483	$76,512

With regards to purchase obligations listed above, the Company placed a demand purchase order for $433,130 with its VidTac contract manufacturer for finished units to be delivered ratably throughout an eight-month period commencing in May 2015.  The purchase obligation required a 10% down payment at the time of order placement. At June 30, 2015, the Company had taken delivery of units related to this purchase obligation valued at approximately $87,000.

The Company’s purchase order placed with the contract manufacturer is non-cancellable; however, there are some relief provisions: (1) the Company may change the original requested delivery dates if it gives sufficient advance notice to the contract manufacturer; and (2) should the Company elect to cancel the purchase order in total or in part, it would only be financially responsible for any materials that could not be returned by the contract manufacturer to its source suppliers.

With regards to other long-term liabilities above, on February 3, 2014, the Company received a $475,000 advance from the City of Pharr, Texas in connection with a proposed EB-5 economic development program.   Loan documents related to this advance were never finalized.  Because the formal loan documents have not been executed as of the date of this report, the advance has been classified as an accrued expense on the Company’s Balance Sheet.  The Company is now in discussions with the City of Pharr about converting the loan into an economic development grant.

COPsync, Inc.
Notes To Condensed Financial Statements
(unaudited)

Compensation

See ITEM 2, “Executive Compensation,” “Employment Contracts, Termination of Employment and Change in Control,” contained in the Company’s Schedule 14C Information Statement for the year ended December 31, 2014 and filed on March 2, 2015, which discusses the employment agreements involving Mr. Russell Chaney and Mr. Shane Rapp, co-founders of the Company.  One element contained in those discussions involves the voluntary elections by Mr. Chaney and Mr. Rapp to forego certain specified salary increases until the Company becomes profitable or the Company secures sufficient funding to sustain operations.  The value of each person’s foregone salary for each of the six months ended June 30, 2015 and 2014 totaled $20,000 for Mr. Chaney and $19,500 for Mr. Rapp and was recorded as contributed capital in Additional Paid-in Capital on the Company’s Balance Sheet.

Litigation

The Company is not currently involved in any material legal proceedings.  From time-to-time the Company anticipates it will be involved in legal proceedings, claims, and litigation arising in the ordinary course of business and otherwise.  The ultimate costs to resolve any such matters could have a material adverse effect on the Company’s financial statements.  The Company could be forced to incur material expenses with respect to these legal proceedings, and in the event there is an outcome that is adverse to it, the Company’s financial position and prospects could be harmed.

NOTE 17 – RELATED PARTY TRANSACTION

The Company received a $50,000 advance from Joe Alosa, a member of the board, in June 2015, without accompanying paperwork.  The Company has recorded this advance as a 90-day note, assuming 8% interest per annum.

In December 2014, the Company executed a capital lease involving two automobiles with an equipment financing company owned by one of the Company’s outside directors.  The total value of the transactions was $35,098, consisting of: a term of four years; monthly lease payments during the term; and an effective annual interest rate of nine percent.

On February 28, 2014, the Company executed a $25,000, sixty-day promissory note payable to its chief executive officer for a loan in the same amount.  The note bears interest at 3.0% per annum, which is due upon maturity of the promissory note.  In the fourth quarter of 2014, the Company repaid $17,500 of the principal amount of the note, leaving an outstanding balance of $7,500.  The Company’s chief executive officer elected to extend the maturity date of this note to July 1, 2015.  In July 2015, the $7,500 balance was used to partially pay for the exercise of a warrant to purchase 100,000 shares of the Company’s common stock with an exercise price of $0.20 per share, effective June 30, 2015.

In August 2013, the Company’s chief executive officer loaned the Company $40,000, which was evidenced by a convertible promissory note bearing interest at 3% annually.  The note was originally due March 31, 2014; however, the due date has been extended to March 31, 2016.  The convertible note may be converted at the holder’s option into shares of the Company’s common stock at a conversion price of $0.10 per share.

In November 2013, the spouse of the Company’s chief executive officer loaned the Company $60,000, which was evidenced by a demand promissory note bearing interest at 3% annually.  The demand note was replaced shortly thereafter with a convertible promissory note totaling $60,000, also bearing 3% annual interest and originally due March 31, 2014; however, the due date has been extended to March 31, 2016. The convertible note may be converted at the holder’s option into shares of the Company’s common stock at a conversion price of $0.10 per share.

In November 2013, the Company executed two equipment leases in the aggregate of $313,477 with an equipment financing company owned by one of the Company’s outside directors for the specific purpose of financing the purchase of certain third-party equipment to be sold to contracted customers.  Both leases were to mature in May 2014, bear interest at 16% annually, are payable upon maturity, and are collateralized by the third-party equipment being procured.  The maturity dates for both leases were formally extended until June 25, 2015.  As of the date of this report, the financing company has verbally agreed to extend the term of the leases for another six-month period and is currently working with its affiliated banking partner for its documented concurrence.

COPsync, Inc.
Notes To Condensed Financial Statements
(unaudited)

In December 2012, the Company’s chief executive officer loaned the Company $120,000, which was evidenced by a demand promissory note bearing interest at 3% annually. The demand note, including accrued interest, was replaced with a convertible promissory note totaling $120,534, also bearing 3% annual interest and due one year from its issuance.  The convertible note may be converted at the holder’s option into shares of the Company’s common stock at a conversion price of $0.10 per share.  During 2013, the Company’s chief executive officer agreed to extend the due date for this convertible promissory note to March 14, 2014.  The Company’s chief executive officer subsequently extended the due date to March 31, 2016.

NOTE 18 – SUBSEQUENT EVENTS

The Company has commenced the process of applying to be listed on the NASDAQ Capital Market, which it hopes to accomplish by the end of 2015.  To that end, on July 6, 2015, the Company’s Board of Directors approved and submitted for the approval of the Company’s stockholders an amendment to its Amended and Restated Certificate of Incorporation, to effect a reverse stock split of its common stock by a ratio of not less than 1-for-25 and not more than 1-for-50 (the “Reverse Split”). On July 7, 2015, stockholders of record of approximately 50.8% of the Company’s outstanding voting stock executed and delivered to the Company a written consent in lieu of a stockholders’ meeting approving the Reverse Split.  The Reverse Split can be effected at any time prior to December 31, 2015, at a ratio to be set at a whole number within the above range, as determined by the Board of Directors in its sole discretion.  Further, the Board of Directors may, in its sole discretion, determine to not effect the Reverse Split.  The Company believes that the Reverse Split will enhance its ability to obtain an initial listing on The NASDAQ Capital Market. The NASDAQ Capital Market requires, among other items, an initial bid price of at least $4.00 per share and following initial listing, maintenance of a continued price of at least $1.00 per share.

The Company raised net proceeds of $1,308,350 in a private financing from accredited individual and institutional investors during the month of July 2015, as part of a plan approved by the Board of Directors to raise $2,000,000 in capital funding.  The funding is in the form of a convertible note which will be converted into shares of the Company’s common stock in connection with its listing on the NASDAQ Capital Market as discussed above.  The proceeds from this financing will be used by the Company for repaying the remaining balances on the two bridge loans (See Note 8) and for general working capital purposes.

On August 31, 2015, the Company entered into an amended lease agreement with respect to the equipment financing leases.  The amendment has a new expiration date of August 31, 2019.  Under the amended lease agreement, the Company paid $60,000 on delivery and must make monthly payments of $5,464.69.  At the termination of the lease, the Company may purchase the equipment for $65,576.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of
COPsync, Inc.:

We have audited the accompanying balance sheets of COPsync, Inc. (the “Company”) as of December 31, 2014 and 2013, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of COPsync, Inc. as of December 31, 2014 and 2013, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

PMB Helin Donovan, LLP /s/ PMB Helin Donovan, LLP March 31, 2015 Dallas, Texas

COPSYNC, INC.
Balance Sheets

ASSETS

	December 31, 2014	December 31, 2013

CURRENT ASSETS

Cash and cash equivalents	$587,459	$414,051
Accounts receivable, net	223,622	101,807
Inventories	246,077	357,933
Prepaid expenses and other current assets	270,148	116,573
Deferred loan costs	50,000	-

Total Current Assets	1,377,306	990,364

PROPERTY AND EQUIPMENT

Leased property under capital lease	35,098	-
Computer hardware	72,070	68,847
Computer software	36,936	36,936
Fleet vehicles	174,094	134,987
Furniture and fixtures	10,467	7,872

Total Property and Equipment	328,665	248,642
Less: Accumulated Depreciation	(152,789)	(113,489)

Net Property and Equipment	175,876	135,153

OTHER ASSETS

Software development costs, net	-	436,471

Total Other Assets	-	436,471

TOTAL ASSETS	$1,553,182	$1,561,988

The accompanying notes are an integral part of these financial statements.

COPSYNC, INC.
Balance Sheets (Continued)

LIABILITIES AND STOCKHOLDERS' DEFICIT

	December 31, 2014	December 31, 2013

CURRENT LIABILITIES

Accounts payable and accrued expenses	$1,526,612	$1,419,170
Deferred revenues	2,526,990	2,878,264
Obligation under capital lease	7,632	-
Convertible notes payable, current portion	9,608	20,000
Three Year, 50% notes payable, net of $0 discount, current portion	121,500	-
Notes payable, current portion	669,789	412,405

Total Current Liabilities	4,862,131	4,729,839

LONG-TERM LIABILITIES

Deferred revenues	1,142,437	1,052,749
Obligation under capital lease	27,466	-
Convertible notes payable	389,178	594,163
Three Year, 50% notes payable, net of $181,385 discount, non-current portion	291,118	-
Notes payable, non-current portion	56,639	107,329

Total Long-Term Liabilities	1,906,838	1,754,241

Total Liabilities	6,768,969	6,484,080

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT

Series A Preferred stock, par value $0.0001 per share, 1,000,000 shares authorized; 100,000 shares issued and outstanding, respectively	10	10
Series B Preferred stock, par value $0.0001 per share, 375,000 shares authorized; issued; and outstanding, respectively	37	37
Common stock, par value $0.0001 per share, 500,000,000 shares authorized; 201,852,444 and 175,014,501 issued and outstanding, respectively	20,184	17,501
Common stock to be issued, 300,000 and 15,000 shares, respectively	42,000	1,500
Additional paid-in-capital	17,630,254	13,709,972
Accumulated deficit	(22,908,272)	(18,651,112)

Total Stockholders' Deficit	(5,215,787)	(4,922,092)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,553,182	$1,561,988

The accompanying notes are an integral part of these financial statements.

 COPSYNC, INC.
Statements of Operations

	For the Twelve Months Ended
	December 31,
	2014	2013

REVENUES

Hardware, installation and other revenues	$3,248,091	$2,944,827
Software license/subscription revenues	2,662,237	1,780,790

Total Revenues	5,910,328	4,725,617

COST OF REVENUES

Hardware and other costs	2,571,359	2,509,072
Software license/subscriptions	1,073,136	959,768

Total Cost of Revenues	3,644,495	3,468,840

GROSS PROFIT	2,265,833	1,256,777

OPERATING EXPENSES

Research and development	1,952,786	2,157,597
Sales and marketing	1,408,659	1,289,892
General and administrative	2,960,262	1,395,118

Total Operating Expenses	6,321,707	4,842,607

LOSS FROM OPERATIONS	(4,055,874)	(3,585,830)

OTHER INCOME (EXPENSE)

Interest income	9,700	7
Interest expense	(177,293)	(29,033)

Total Other Income (Expense)	(167,593)	(29,026)

NET LOSS BEFORE INCOME TAXES	(4,223,467)	(3,614,856)

INCOME TAXES	-	-

NET LOSS	$(4,223,467)	$(3,614,856)

Series B preferred stock dividend	(33,693)	(105,000)
Accretion of beneficial conversion feature on preferred shares dividends issued in kind	(71,307)	-
Cost of Series B warrants extension	-	(120,000)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(4,328,467)	$(3,839,856)

LOSS PER COMMON SHARE - BASIC & DILUTED	$(0.02)	$(0.02)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC & DILUTED	182,986,709	173,799,481

The accompanying notes are an integral part of these financial statements.

COPSYNC, INC
Statements of Stockholders' Equity (Deficit)
For the year ended December 31, 2014 and 2013

								Common
							Common	Stock				Total
							Stock	Warrants		Additional		Shareholder
	Preferred Stock A		Preferred Stock B		Common Stock		To Be	To Be	Treasury	Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Issued	Issued	Stock	Capital	Deficit	(Deficit)

Balance, January 1, 2013	100,000	$10	375,000	$37	171,284,201	$17,129	$7,000	$-	$-	$12,803,341	$(14,811,256)	$(1,983,739)

Valuation of the vested portion of employee and non-employee stock options	-	-	-	-	-	-	-	-	-	184,973	-	$184,973

Common stock issued for previous deposits at $0.10 per share	-	-	-	-	70,000	7	(7,000)	-	-	6,993	-	$-

Capital contributed/co-founders' forfeiture of contractual compensation	-	-	-	-	-	-	-	-	-	79,000	-	$79,000

Amortization of restricted stock grant	-	-	-	-	-	-	-	-	-	45,000	-	$45,000

Common stock issued for cash at $0.10 per share	-	-	-	-	3,469,300	347	-	-	-	346,583	-	$346,930

Common stock issued in conversion of notes payable and accrued interest at $0.10 per share	-	-	-	-	191,000	18	-	-	-	19,082	-	$19,100

Common stock to be issued for cash at $0.10 per share	-	-	-	-	-	-	1,500	-	-	-	-	$1,500

Cost of Series B warrant extension	-	-	-	-	-	-	-	-	-	120,000	(120,000)	$-

Series B Preferred stock- cumulative dividends	-	-	-	-	-	-	-	-	-	105,000	(105,000)	$-

Net loss for the year ended December 31, 2013	-	-	-	-	-	-	-	-	-	-	(3,614,856)	$(3,614,856)

Balance, December 31, 2013	100,000	$10	375,000	$37	175,014,501	$17,501	$1,500	$-	$-	$13,709,972	$(18,651,112)	$(4,922,092)

The accompanying notes are an integral part of these financial statements.

COPSYNC, INC
Statements of Stockholders' Equity (Deficit) (Continued)
For the year ended December 31, 2014 and 2013

								Common
							Common	Stock				Total
							Stock	Warrants		Additional		Shareholder
	Preferred Stock A		Preferred Stock B		Common Stock		To Be	To Be	Treasury	Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Issued	Issued	Stock	Capital	Deficit	(Deficit)

Balance, January 1, 2014	100,000	$10	375,000	$37	175,014,501	$17,501	$1,500	$-	$-	$13,709,972	$(18,651,112)	$(4,922,092)

Valuation of the vested portion of employee and non-employee stock options	-	-	-	-	-	-	-	-	-	147,096	-	$147,096

Valuation of the vested portion of non-employee warrants	-	-	-	-	-	-	-	-	-	209,576	-	$209,576

Valuation of the vested portion of non-employee stock grants	-	-	-	-	2,500,000	250	-	-	-	1,049,750	-	$1,050,000

Common stock to be issued for cash at $0.10 per share from warrant exercises	-	-	-	-	-	-	-	24,000	-	-	-	$24,000

Capital contributed/co-founders' forfeiture of contractual compensation	-	-	-	-	-	-	-	-	-	79,000	-	$79,000

Common stock issued for services at $0.10 per share	-	-	-	-	600,000	60	-	-	-	59,940	-	$60,000

Common stock issued for cash at $0.10 per share	-	-	-	-	21,243,100	2,124	-	-	-	2,081,991	-	$2,084,115

Common stock issued for cash at $0.10 per share from warrant exercises	-	-	-	-	240,000	24	-	-	-	23,976	-	$24,000

Common stock issued for cash at $0.20 per share from warrant exercises	-	-	-	-	100,000	10	-	-	-	19,990	-	$20,000

Common stock issued in conversion of notes payable and accrued interest at $0.10 per share	-	-	-	-	2,154,843	215	-	-	-	215,270	-	$215,485

Common stock to be issued for cash at $0.10 per share	-	-	-	-	-	-	16,500	-	-	-	-	$16,500

Series B Preferred stock- cumulative dividends	-	-	-	-	-	-	-	-	-	105,000	(105,000)	$-

Accretion of Beneficial Conversion Feature on Preferred Shares dividends issued in kind	-	-	-	-	-	-	-	-	-	(71,307)	71,307	$-

Net loss for the year ended December 31, 2014	-	-	-	-	-	-	-	-	-	-	(4,223,467)	$(4,223,467)

Balance, December 31, 2014	100,000	$10	375,000	$37	201,852,444	$20,184	$18,000	$24,000	$-	$17,630,254	$(22,908,272)	$(5,215,787)

The accompanying notes are an integral part of these financial statements.

COPSYNC, INC.
Statements of Cash Flows

	For the Twelve Months Ended
	December 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(4,223,467)	$(3,614,856)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	483,864	472,400
Employee stock compensation	147,097	184,973
Cost of performance-based warrants issued for outside services rendered	209,576	-
Cost of stock grant issued for outside services rendered	1,050,000
Amortization of restricted stock grants	-	45,000
Capital contributed/co-founders' forfeiture of contractual compensation	79,000	79,000
Discount on three-year, 50% notes payable	37,993	-
Bad debt Expense	185,864	30,000
Loss/(Gain) on asset disposals	(1,516)	(1,791)
Change in operating assets and liabilities:
Accounts receivable	(276,789)	(21,738)
Inventories	111,856	(20,513)
Prepaid expenses and other current assets	(57,146)	(67,737)
Deferred loan costs	(50,000)	-
Deferred revenues	(261,586)	2,094,365
Accounts payable and accrued expenses	(335,616)	193,852

Net Cash Used in Operating Activities	$(2,900,870)	$(627,045)

CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from asset disposals	2,500	107,800
Purchases of property and equipment	(51,233)	(119,744)

Net Cash Used in Investing Activities	$(48,733)	$(11,944)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from notes payable	285,000	570,621
Proceeds from three-year, 50% notes payable	405,000	-
Proceeds from issuance of common stock for cash	2,084,115	346,930
Proceeds from convertible notes	-	260,000
Proceeds from a note-related advance	475,000	-
Proceeds from the issuance of stock for warrant exercises	44,000	-
Proceeds from stock deposit for common stock to be issued	40,500	1,500
Payments on notes payable	(180,229)	(300,455)
Payments on three-year, 50% notes payable	(30,375)	-

Net Cash Provided by Financing Activities	$3,123,011	$878,596

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	173,408	239,607

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	414,051	174,444

CASH AND CASH EQUIVALENTS, END OF YEAR	$587,459	$414,051

The accompanying notes are an integral part of these financial statements.

COPSYNC, INC.
Statements of Cash Flows (Continued)

	For the Twelve Months Ended
	December 31,
	2014	2013
SUPPLEMENTAL DISCLOSURES:

Cash paid for interest	$62,683	$17,860
Cash paid for income tax	$9,649	$7,449

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Partial financing associated with the purchase of two fleet vehicles	$49,503	$-
Non-cash issuance of 600,000 shares of common stock to third party for services performed and to be performed	$60,000	$-
Conversion of convertible notes, plus accrued interest into 2,154,843 and 191,000 shares of common stock, respectively	$215,485	$19,100
Issuance of common stock for prior year stock subscriptions	$-	$7,000
Insurance proceeds applied to outstanding bank loan	$15,854	$-
Capitalized Lease involving two fleet vehicles	$35,098	$-
Financing of prepaid insurance policy	$40,300	$34,069
Series B Preferred stock dividends	$27,020	$105,000
Cost of Series B warrants extension	$-	$120,000
Accretion of beneficial conversion feature on preferred shares dividends issued in kind	$71,307	$-

The accompanying notes are an integral part of these financial statements.

 COPSYNC, INC.
Notes to Financial Statements

NOTE 1 -       NATURE OF ORGANIZATION AND LIQUIDITY AND MANAGEMENT PLANS

The Company sells the COPsync Network service, which is a real-time, in-car information sharing, communication and data interoperability network for law enforcement agencies.  The COPsync Network service enables patrol officers to collect, report and share critical data in real-time at the point of incident and obtain instant access to various local, state and federal law enforcement databases.  The COPsync Network service also eliminates manual processes and increases officer productivity by enabling officers to electronically write tickets, process DUI and other arrests and document accidents and other incidents.  The Company believes that the COPsync Network service saves lives, reduces unsolved crimes and assists in apprehending criminals through such features as a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as child abductions, bank robberies and police pursuits.  The Company has designed the COPsync Network to be “vendor neutral”, meaning it can be used with products and services offered by other law enforcement technology vendors.  Additionally, the COPsync Network system architecture is designed to scale nationwide.

In addition to the Company’s core COPsync Network service, the Company offers three complementary service/product offerings.  These offerings are: COPsync911, an emergency threat notification service; VidTac, an in-vehicle software-driven video camera system for law enforcement and fire departments; and WARRANTsync, a statewide misdemeanor warrant clearing database.

The Company offers the COPsync911 threat alert, first introduced in the second quarter of 2013, for use in schools, hospitals, day care facilities, governmental office buildings, energy infrastructure and other facilities with a high level of concern about security.  When used in schools, for example, the COPsync911 service enables school personnel to instantly and silently send emergency alerts directly to the closest law enforcement officers in their patrol vehicles, and to the local 911 dispatch center, with the mere click of a screen icon located on every Windows-based computer or any handheld device within the facility.  The alert is also sent to the cell phones of all law enforcement officers in the area and to all teachers, administrators, and other staff at the school, alerting them of imminent danger.  The Company expects its COPsync911 service to reduce emergency law enforcement response times by five to seven minutes.

VidTac is a software-driven video system for law enforcement.  Traditional in-vehicle video systems are “hardware centric” DVR-based systems. The video capture, compression and encryption of the video stream is performed by the DVR.  The estimated price of these high-end, digital DVR-based systems is in excess of $5,000 per system.  These DVR-based systems are typically replaced, at the same expensive price point, every three to four years as new patrol vehicles are placed into service.

The VidTac system is price advantageous vis-a-vis other high-end video systems, since the Company is offering it for sale at a much lower price than the average price of DVR-based video systems.  Furthermore, for those agencies that have in-vehicle computers, the VidTac system eliminates the need for the agency to purchase a second computer, i.e., the DVR, and eliminates the need to replace this second (DVR) computer every three to four years as new patrol vehicles are placed into service.

The WARRANTsync system is designed to be a Texas statewide misdemeanor warrant clearing database. It enables law enforcement officers in the field to receive notice of outstanding warrants in real-time at the point of a traffic stop.  The WARRANTsync system enables the offender to pay the outstanding warrant fees and costs using a credit card.  Following payment, the offender is given a receipt and the transaction is complete.  This product could be viewed as an enhancement feature to the core COPsync Network service since all COPsync Network users receive the outstanding Warrant notice.

At December 31, 2014, the Company had cash and cash equivalents of $587,459, a working capital deficit of $3,484,825 and an accumulated deficit of $22,908,272.  The Company took the following steps in fiscal year 2014 and in the first quarter of 2015 to manage its liquidity, to avoid default on any material third-party obligations and to continue progressing its business towards cash-flow break-even, and ultimately profitability:

1)  The Company signed service agreements for approximately $4,500,000 in new orders for the twelve month period ended December 31, 2014, compared to approximately $5,852,000 in new orders for the comparable period in 2013, a decrease of approximately 23%.  The Company expects this will negatively impact its reported revenue and liquidity in the short-term.  The Company believes this decrease resulted from experiencing high turnover within its sales organization.  The Company is continually evaluating the performance of its sales team and replacing those who are not meeting the Company’s expectations.  As the Company continues to add to the number and quality of its sales team, the Company expects its orders to begin growing again.  This decrease in the Company’s new orders was partially offset by an increase in customer subscription renewals in 2014 of $1,531,000, up from $1,303,000 in 2013 for an increase of 17%.

 COPSYNC, INC.
Notes to Financial Statements

2)  The Company continues to employ “just in time” principles in our procurement processes for third party hardware, meaning that it attempts to schedule delivery to the customer of the third party hardware that the Company sells immediately after it receives the hardware.  The Company also continues its attempts to collect customer prepayments for the third party hardware it sells at or about the time it orders the hardware, which has helped the Company manage its working capital needs.

3)  The Company’s key vendors are currently offering us extended payment terms for our outstanding payables balances, which has also helped us manage our working capital needs.

4)  In October 2014, the Company’s Board of Directors approved a funding initiative for $750,000 to fund a software development effort for feature and function enhancements to enable the COPsync Network and COPsync911 threat alert system more readily to scale nationwide.  As of the date of this report, $450,000 has been raised, all in the first quarter of 2015.  The investment security is a three-year convertible promissory note, which bears interest at the rate of two percent simple interest per year, paid in cash.  The principal amount of the note is convertible into shares of the Company’s common stock at the rate of $0.22 per share.  The promissory note may be prepaid by the Company under certain conditions.

5)  At December 31, 2014, the Company had outstanding warrants to purchase an aggregate of 3,155,582 shares of its common stock at a price of $0.20 per share, an aggregate exercise price of $631,116, that expire in 2015.  The Company believes that the bulk of these warrants will be exercised in calendar year 2015.  As of the date of this report date, warrants to purchase 360,000 shares of the Company’s common stock have been exercised for a total exercise price of $64,000, all in the first quarter of 2015.

6)  The Company’s Balance Sheet as of December 31, 2014, indicates a notes payable-current portion balance of $669,789, which is due in 2015.  Of that total, notes representing $570,977 in principal amount are held by three note-holders who have previously extended the original due date of their respective notes. The Company believes these note holders will agree to extend the due dates of these notes again, if required.

7)  The Company is attempting to secure up to $2.0 million in additional funding pursuant to an EB-5 program, which the Company originally expected to close in 2014.  The Company remains optimistic that it can successfully close this funding in 2015.  The EB-5 program is a program under which foreign nationals loan money to U.S. companies who are creating U.S. jobs.  Following the job creation, the foreign lenders receive U.S. “green cards”.  The Company will use a portion of any proceeds from this EB-5 program to repay a loan from the City of Pharr, Texas, if required.  Any remaining funds will be used for general working capital purposes, including the Company’s anticipated hiring of a number of employees in the City of Pharr.

8)  The Company believes that it has the capability to further reduce operating expenses, should circumstances warrant.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has accumulated significant losses as it has been developing its current and recently added offerings. The Company has had recurring losses and expects to report losses for fiscal 2015. The Company believes that cash flow from operations, together with the potential sources of debt, equity and revenue-based financing outlined above will be sufficient to fund the Company’s anticipated operations for fiscal 2015.

NOTE 2 -       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.             Basis of Presentation

The accompanying financial statements include the accounts of the Company, and are prepared on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

b.             Reclassifications

Certain prior year items have been reclassified to conform to the current year presentation. These reclassifications had no impact on the Company’s net loss.

c.             Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities at the date of purchase of three months or less to be cash equivalents.

 COPSYNC, INC.
Notes to Financial Statements

The Company's cash and cash equivalents, at December 31, consisted of the following:

	2014	2013
Cash in bank	$586,469	$414,001
Money market funds	990	50
Cash and cash equivalents	$587,459	$414,051

d.             Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. Cash and cash equivalents are deposited in demand and money market accounts in two financial institutions in the United States. Accounts at financial institutions in the United States are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. At times, the Company’s deposits or investments may exceed federally insured limits.  At December 31, 2014, the Company had approximately $328,000 at two financial institutions in excess of FDIC insured limits. The Company has not experienced any losses in such accounts.

e.             Use of Estimates

The preparation of accompanying financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. The Company’s significant estimates include primarily those required in the valuation or impairment analysis of capitalization of labor under software development costs, property and equipment, revenue recognition, allowances for doubtful accounts, stock-based compensation, warrants, litigation accruals and valuation allowances for deferred tax assets. Although the Company believes that adequate accruals have been made for unsettled issues, additional gains or losses could occur in future years from resolutions of outstanding matters. Actual results could differ materially from original estimates.

f.              Inventory

Inventory is stated at the lower of cost (determined using the first-in, first-out method) or market. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolescence or impaired balances.  No such adjustments have been made in years 2014 or 2013.

g.             Deferred Loan Costs

The Company is attempting to secure up to $2.0 million in funding pursuant to an EB-5 program, which originally had been expected to close in 2014.  The Company remains optimistic that it can successfully close this funding in 2015.  The EB-5 program is a program under which foreign nationals loan money to U.S. companies who are creating U.S. jobs.  Following the job creation, the foreign lenders receive U.S. “green cards”.

On December 30, 2013, the Company executed an agreement with a third-party service provider to provide business, promotional, financial and EB-5 Regional Center consulting relating to the Company’s attempts to secure the $2.0 million in funding as part of the EB-5 program.  For those services, the Company prepaid $50,000.  This prepayment will be matched or netted against the expected funding from the completed EB-5 program.   This prepayment will be charged to general and administrative expense upon closing the funding.

h.             Property and Equipment

Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, ranging as follows:

Computer hardware/software	3 years
Fleet vehicles	5 years
Furniture and fixtures	5 to 7 years

Depreciation expense on property and equipment was $47,393 and $35,935 for the years ended December 31, 2014 and 2013, respectively.

COPSYNC, INC.
Notes to Financial Statements

i.              Leased Property & Obligation under Capital Lease

On December 22, 2014, the Company executed a forty-eight month lease agreement with a third-party service provider for the lease of two vehicles.  The agreement requires monthly payments totaling $35,098 over the life of the lease and has a minimal buy-out option at the end of the lease.  The lease meets the definition of a capitalized lease in accordance with “Leases - ASC 840-10-15”.  Accordingly, both a lease property asset and obligation in the amount of $35,098 is being reported as of December 31, 2014.  No monthly payments were made in fiscal year 2014.

j.              Long-lived Assets

The Company reviews its long-lived assets including property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Examples of such events could include a significant disposal of a portion of such assets, an adverse change in the market involving the business employing the related asset, a significant decrease in the benefits realized from an acquired business, difficulties or delays in integrating the business or a significant change in the operations of an acquired business.

An impairment test involves a comparison of undiscounted cash flows from the use of the asset to the carrying value of the asset.  Measurement of an impairment loss is based on the amount that the carrying value of the asset exceeds its fair value.  No impairment losses were incurred in the periods presented.

k.              Software Development Costs

Certain software development costs incurred subsequent to the establishment of technological feasibility may be capitalized and amortized over the estimated lives of the related products.  Through mid-year 2010, the Company capitalized certain software development costs accordingly.

The Company determined technological feasibility to be established upon completion of (1) product design, (2) detail program design, (3) consistency between product and program design and (4) review of detail program design to ensure that high risk development issues have been resolved.  Upon the general release of the COPsync service offering to customers, development costs for that product were amortized over fifteen years based on management’s then estimated economic life of the product.

The Company has not capitalized any of the software development efforts associated with its new product offerings, WARRANTsync, VidTac and COPsync911, because the time period between achieving technological feasibility and product release for both of these product offerings was very short.  As a result, the incurred costs have been recorded as research and development costs in years 2014 and 2013.

l.              Research and Development

Research and development costs are charged to expense as incurred.

m.             Fair Value of Financial Instruments

The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and short-term debt approximate fair value due to their relatively short maturities. The carrying amounts of notes payable approximate fair value based on market interest rates currently available to the Company.

The fair value framework requires a categorization of assets and liabilities, which are required at fair value, into three levels based upon the assumptions (inputs) used to price the assets and liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

Level 1: Unadjusted quoted prices in active markets for identical assets and liabilities.

Level 2: Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

Level 3: Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

 COPSYNC, INC.
Notes to Financial Statements

n.             Revenue Recognition

The Company’s business focus is to sell subscriptions to the COPsync software as a service, which is a real-time, in-car information sharing, communication and data interoperability network for law enforcement agencies.  The Company refers to this service as The COPsync Network.  The agencies subscribe to the service for a specified period of time (usually for twelve to forty-eight months), for a specified number of officers per agency, and at a fixed subscription fee per officer.

In the process of selling the subscription service, the Company also sells computers and computer-related hardware (“hardware”) used to provide the in-vehicle service should the customer not already have the hardware, or wants to upgrade their existing hardware, as well as hardware installation services, the initial agency and officer set-up and training services and, sometimes, software integration services for enhanced service offerings.

The Company’s most common sales are:

1) for new customers – a multiple-element arrangement involving (a) the subscription fee, (b) integration of the COPsync software and a hardware appliance (where the hardware and software work together to deliver the essential functionality of the service) to include related services for hardware installation and agency and officer set-up and training and (c) if applicable, software integration services for enhanced service offerings; and

2) for existing customers – the subscription fees for the annual renewal of an agency’s COPsync subscription service, upon the completion of the agency’s previous subscription period.

The Company recognizes revenue when all of the following have occurred: (1) the Company has entered into a legally binding arrangement with a customer resulting in the existence of persuasive evidence of an arrangement; (2) delivery has occurred, evidenced when product title transfers to the customer; (3) customer payment is deemed fixed or determinable and free of contingencies and significant uncertainties; and (4) collection is probable.

The sale of the hardware and related services for hardware installation and agency and officer set-up and training are reported as “Hardware, installation and other revenues” in the Company’s Statement of Operations.  The sale of the VidTac product offering is considered a hardware sale and is reported in this revenue classification.

The subscription fees and software integration services are reported as “software license/subscriptions revenues” in the Company’s Statement of Operations.  The subscription fees include termed licenses for the contracted officers to have access to the service and the right to receive telephonic customer and technical support, as well as software updates, during the subscription period.  Support for the hardware is normally provided by the hardware manufacturer.

The sale of the WARRANTsync and COPsync911 product offerings are reported in “software license/subscriptions revenues”.  The service for each of these products consist of two elements:  (1) an integration element, and (2) a subscription element, both of which are recognized ratably over the service period upon customer acceptance.  WARRANTsync represents a very small portion of our revenues and could be viewed as an enhancement feature to our COPsync Network.

The receipt and acceptance of an executed customer’s service agreement, which outlines all of the particulars of the sale event, is the primary method of determining that persuasive evidence of an arrangement exists.

Delivery generally occurs for the different elements of revenue as follows:

(1) For multiple-element arrangements involving new customers – contractually the lesser period of time of sixty days from contract date or the date officer training services are completed.  The Company requests the agency to complete a written customer acceptance at the time training is completed, which will override the contracted criteria discussed immediately above.

(2) The subscription fee – the date the officer training is completed and written customer acceptance is received.

(3) Software integration services for enhanced service offerings – upon the completion of the integration efforts and verification that the enhanced service offering is available for use by the agency.

 COPSYNC, INC.
Notes to Financial Statements

Fees are typically considered to be fixed or determinable at the inception of an arrangement, generally based on specific services and products to be delivered pursuant to the executed service agreement. Substantially all of the Company’s service agreements do not include rights of return or acceptance provisions.  To the extent that agreements contain such terms, the Company recognizes revenue once the acceptance provisions or right of return lapses.  Payment terms to customers generally range from net “upon receipt of invoice” to “net 30 days from invoice date.”  Beginning in 2013, the Company adopted a policy of requesting customers purchasing a significant amount of hardware to prepay for the hardware at the time the equipment was ordered from the Company’s suppliers.  These prepayments are recorded on the Company’s Balance Sheet as Current Deferred Revenues.

The Company assesses the ability to collect from its customers based on a number of factors, including credit worthiness of the customer and the past transaction history with the customer.  If the customer is not deemed credit worthy, the Company defers all revenue from the arrangement until payment is received and all other revenue recognition criteria have been met. With the exception of sales to resellers, all of the Company’s customers are local or state governmental agencies.

As indicated above, some customer orders contain multiple elements.  The Company allocates revenue to each element in an arrangement based on relative selling price.  The selling price for a deliverable is based on its vendor specific objective evidence (“VSOE”), if available, third party evidence ("TPE"), if VSOE is not available, or the Company’s best estimate of selling price ("ESP"), if neither VSOE nor TPE is available.  The maximum revenue the Company recognizes on a delivered element is limited to the amount that is not contingent upon the delivery of additional items.  Many of the Company’s service agreements contain grants (or discounts) provided to the contracting agency.  These grants or discounts have been allocated across all of the different elements based upon the respective, relative selling price.

The Company determines VSOE for subscription fees for the initial contract period based upon the rate charged to customers on a stand-alone subscription service.  VSOE for renewal pricing is based upon the stated rate for the renewed subscription service, which is stated in the service agreement or contract entered into.  The renewal rate can be equal to or slightly higher than the stated rate in the original contract and is administered on a customer-by-customer basis.  Subscription fee revenue is recognized ratably over the life of the service agreement.

The Company has determined that the selling price of hardware products include the related services for hardware installation and agency and officer set-up and training, as well as integration services for enhanced service offerings, which are sold separately and, as a result, it has VSOE for these products.

For almost all of the Company’s new service agreements, as well as renewal agreements, billing and payment terms are agreed to up front or in advance of performance milestones.  These payments are initially recorded as deferred revenue and subsequently recognized as revenue as follows:

(1) Integration of the COPsync software and a hardware appliance (where the hardware and software work together to deliver the essential functionality of the service) to include related services for hardware installation and agency and officer set-up and training – immediately upon delivery.

(2) The subscription fee – ratably over the contracted subscription period, commencing on the delivery date.

(3) Software integration services for enhanced service offerings – immediately upon the Company’s completion of the integration and verification that the enhanced service is available for the agency’s use.

(4) Renewals – ratably over the renewed subscription or service period commencing on the completion of the previous subscription or service period.

o.             Income Taxes

The Company periodically assesses uncertain tax positions that the Company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction).  The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority.  An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.  The Company evaluated its tax positions and determined that there were no uncertain tax positions for the years ended December 31, 2014 and 2013.

 COPSYNC, INC.
Notes to Financial Statements

p.             Share Based Compensation

The Company accounts for all share-based payment transactions using a fair-value based measurement method.  The Company calculates stock option-based compensation by estimating the fair value of each option as of its date of grant using the Black-Scholes option pricing model.  These amounts are expensed over the respective vesting periods of each award using the straight-line attribution method.  The Company has historically issued stock options and vested and non-vested stock grants to employees.  Beginning in 2012, the Company also began granting stock options to outside directors.  The condition for vesting of the options has been continued employment or service during the related vesting or restriction period.

q.             Newly Adopted Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its audited financial statements.

Revenue Recognition

ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”, was issued in May 2014.  ASU 2014-09 requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  To achieve this core principle, the guidance provides that an entity should apply the following steps:  (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation.  The Company expects to adopt ASU 2014-09 for the fiscal year ending December 31, 2016 and the Company will continue to assess the impact on its financial statements.

Unrecognized Tax Benefit

In July 2013, the FASB issued guidance that requires entities to present unrecognized tax benefits (UTB) in the financial statements as a reduction to a deferred tax asset (DTA) for a net operating loss (NOL) carryforward when NOL’s exist. Entities whose NOL carryforwards are not available to settle taxes that would result from the disallowance of the tax position, or who do not intend to use their DTA for that purpose, should present their UTB as a liability and should not net the UTB with the DTA.  The guidance became effective for us at the beginning of 2014. This new guidance did not have a material impact on the Company’s consolidated financial statements.

Going Concern

On August 27, 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern (subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which is intended to define management’s responsibility to evaluate whether there is substantial doubt about the Company’s ability to continue as a going concern and to provide related footnote disclosures. This standard will be effective for the Company for the year ending on December 31, 2016. Early application is permitted. The Company is currently evaluating the impact of ASU No. 2014-15.

r.             Preferred Stock Issuances with Beneficial Conversion Features

The Company uses the effective conversion price of preferred shares issued based on the proceeds received to compute the intrinsic value of the embedded conversion feature on preferred stock issuances with detachable warrants.  The Company calculates an effective conversion price and uses that price to measure the intrinsic value of the embedded conversion option.

COPSYNC, INC.
Notes to Financial Statements

NOTE 3 -       ACCOUNTS RECEIVABLE

The Company's accounts receivable, net, at December 31, consisted of the following:

	December 31,
Category	2014	2013

Trade receivables	$1,101,279	$649,837
Other receivables	53,227	7,908
Elimination of unpaid deferred revenue	(716,495)	(525,938)
Allowance for doubtful accounts	(214,389)	(30,000)

Total Accounts Receivable	$223,622	$101,807

To date, accounts receivable have been derived principally from revenue earned from end users, which are local and state governmental agencies.  The Company performs periodic credit evaluations of its customers, and does not require collateral.

The Company’s other receivables as of December 31, 2014 consisted principally of $30,890 for the sale of two vehicles to a third party leasing company and $9,700 for interest charged against a specific customer’s outstanding receivables balance.

The elimination of the unpaid deferred revenue December 31, 2014, represents those invoices issued for products and/or services not yet paid by the customer or services completed by the Company.  The elimination is made to prevent the “gross-up” effect on the Company’s Balance Sheet between Accounts Receivable and Deferred Revenues.

The Company’s allowance for doubtful accounts is based upon a review of outstanding receivables.  Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

NOTE 4 -       INVENTORY

Inventory consisted of the following as of December 31:

	December 31,
Category	2014	2013

Raw materials	$-	$-
Work-in-process	-	-
Finished goods	246,077	357,933

Total Inventory	$246,077	$357,933

The approximately $112,000 decrease in inventory between 2013 and 2014 is due principally to a sharp increase in 2013 customer bookings for new hardware associated with the Company’s COPsync service.  The timing of the receipt of the new orders, the associated procurement cycle and installation timetables all culminated in the Company possessing a large amount of inventory at December 31, 2013.  Those inventories were reduced as a result of the hardware being delivered to the customer and installed in fiscal year 2014.

Total inventory at December 31, 2014 included hardware consisting of computer laptops, printers and ancillary parts, such as electronic components, connectors, adapters and cables, as well as the Company’s propriety VidTac product and its related components.  Generally, the Company procures hardware as a result of receiving a customer order.  The hardware is procured, delivered to the Company, prepared for installation and then transported by the Company to the customer site for installation.  The Company does not procure and inventory third party hardware for speculative selling.

The various components of hardware are all considered finished goods because the individual items may be, and are, sold in a package, or on an individual basis, normally at the same pricing structure.

 COPSYNC, INC.
Notes to Financial Statements

With regards to the Company’s VidTac product, a manufacturing agreement was executed in 2012 with a single contract manufacturer and calls for the Company to periodically place a demand purchase order for a fixed number of finished units to be manufactured and delivered as finished goods.  The Company’s purchase orders placed with the contract manufacturer are non-cancellable; however, there are some relief provisions: (1) the Company may change the original requested delivery dates if the Company gives sufficient advance notice to the contract manufacturer; and (2) should the Company elect to cancel a purchase order in total or in part, it would be financially responsible for any materials that could not be returned by the contract manufacturer to its source suppliers.

When the VidTac product is recorded into Finished Goods, it consists of a kit consisting of four basic components.  It is inventoried as a single unit of inventory.  Should a single component fail or need to be replaced, the Company will take a kit and then inventory the components, still considered finished goods.  Should a component need to be repaired, it is returned to the contracted manufacturer for analysis and repair.  The repaired component is then shipped to the Company and inventoried as a finished goods component.

In July 2014, the Company placed a demand purchase order valued at $433,000 with the contract manufacturer for finished units to be delivered ratably throughout the year and into early fiscal year 2015.  The order was to cover a then backlog of orders for VidTac, as well as forecasted demand for the product during the delivery period.  The payment terms for this purchase order required a 10% down-payment at the time of order placement, followed by Net 30 days from invoice date once the units are delivered to finished goods inventory.

In December 2014, the Company placed another demand purchase order valued at $433,000 with the contract manufacturer for finished units to be delivered ratably in fiscal year 2015, beginning in May 2015.  This order was to cover forecasted demand for the product during the delivery period, as well as to accommodate the long-lead times required for procuring certain components from off-shore manufacturers.  The payment terms for this purchase order required a10% down-payment at the time of order placement, followed by Net 30 days from invoice date once the units are delivered to finished goods inventory.

NOTE 5 -      PREPAID EXPENSES AND OTHER ASSETS

The Company's prepaid expenses and other assets at December 31, consisted of the following:

	December 31,
Category	2014	2013

Prepaid Insurance	$44,101	$37,910
Subscriptions	24,050	14,859
Vendor Prepayments	103,044	63,804
Deferred Charges	98,953	-

Total Prepaid Expenses and Other Assets	$270,148	$116,573

Prepaid insurance pertains to various business insurance policies, the fees of which have been financed by a third-party service provider and are being paid over an eleven-month period.  This prepayment is amortized ratably over the twelve-month insurance coverage period.

Subscriptions principally pertain to prepaid software support and web-hosting services provided by third-party service providers.  These prepayments are amortized into expense over the life of the specific service period.

Vendor prepayments principally involve two vendors: one, consisting of down-payments made to the Company’s contract manufacturer for new orders of the VidTac product, which are then applied on a unitized basis as credits on the vendor’s invoices when the finished product goes into finished goods inventory; and two, a software engineering firm that provides ongoing services to the Company.  As of the date of this report, those services have subsequently been provided and the prepayments charged to operating expenses in fiscal year 2015.

 COPSYNC, INC.
Notes to Financial Statements

Deferred charges pertain to off-the-shelf computer aided dispatch systems (“CAD”) purchased from two outside software services companies and delivered to six contracted customers as part of their respective, executed service agreement (or contract).  The contracts involved license fees for the CAD service over a four-year period commencing with the acceptance of the service, as well as one-time implementation fees specific to each agency.  The contracts were executed in early in 2013 and the customers made prepayments totaling $285,555, the latter of which is reported in Current Deferred Revenues.  At December 31, 2014, there remains some services yet to be performed and delivered to the customers; therefore, revenue recognition is not appropriate at this time.  The Company expects to complete and deliver those services in fiscal year 2015, at which time these deferred charges will be matched against the applicable revenues.

 NOTE 6-      SOFTWARE DEVELOPMENT COSTS

Software development costs as of December 31, were as follows:

	December 31,
	2014	2013
Capitalized software development costs	$2,724,082	$2,724,082
Accumulated amortization	(1,847,274)	(1,410,803)
Sub-total	876,808	$1,313,279
Cumulative Impairment charge	(876,808)	(876,808)
Total	$-	$436,471

Amortization expense related to these costs was $436,471 and $436,465 for the years ended December 31, 2014 and 2013, respectively.

NOTE 7 -       INCOME TAXES

As of December 31, 2014, the Company had federal net operating loss carry-forwards available to reduce taxable income of approximately $15,573,000.  The net operating loss carry-forwards expire between 2028 and 2034.

Deferred tax assets and liabilities at December 31, consist of the following:

	2014	2013
Deferred tax assets:
Net operating loss carry-forwards	$5,294,800	$4,372,400

Total deferred tax assets	5,294,800	4,372,400

Valuation allowance	(5,294,800)	(4,372,400)
Net deferred tax assets	$-	$-

Income tax benefit differs from the expected statutory rate as follows:

	2014	2013
Expected federal income tax benefit	$(1,471,700)	$(1,529,500)
Stock expense	357,000	15,300
Stock option and warrant expense	121,300	123,100
Other	70,700	224,900
Change in valuation allowance	922,700	1,166,200
Income tax benefit	$–	$–

A full valuation allowance has been established for the Company's net deferred tax assets since the realization of such assets through the generation of future taxable income is uncertain.

Under the Tax Reform Act of 1986, the amounts of, and the benefit from, net operating losses and tax credit carry-forwards may be impaired or limited in certain circumstances.  These circumstances include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three-year period.

 COPSYNC, INC.
Notes to Financial Statements

NOTE 8 -       NOTES PAYABLE

Notes payable as of December 31 consisted of the following:

	Collateral		Interest	Monthly		December 31,
Type	(If any)		Rate	Payments	Maturity	2014	2013

Bank	Autos	(8)	6.00%	$468	Jan. 2017	10,949	15,749
Bank	Autos	(7) (8)	6.50%	$1,017	Jun. 2018	21,818	47,401
Bank	Autos	(8)	6.50%	$220	Jul. 2018	8,387	10,392
Bank	Autos	(1) (8)	4.00%	$312	Mar. 2019	14,569	-
Bank	Autos	(1) (8)	4.00%	$254	Mar. 2019	11,893	-
Bank	Autos	(1) (8)	4.00%	$346	May. 2019	16,790	-
Insurance		(2) (8)	7.50%	$3,093	Nov. 2014	40,300	34,069
Demand Note	Inventory	(11)	16.00%	$-	Jun. 2015	313,477	313,477
Demand Note		(6)	15.00%	$7,500	Apr. 2015	30,745	-
Demand Note		(3)	-%	$-	Apr. 2015	7,500	-
Demand Note		(4)	12.9%	$-	Jul. 2015	250,000	-
Demand Note		(4) (9)	9.90%	$-	Mar. 2014	-	98,646
Demand Note		(5) (10)	16.70%	$-	Jun. 2015	412,618	-
Total notes payable						$1,139,046	$519,734
Less: Current portion						$(791,289)	$(412,405)

Long-term portion						$347,757	$107,329

Future principal payments on long-term debt are as follows:

2015	$791,289
2016	233,682
2017	109,386
2018	4,689
2019 & thereafter	-
Total	$1,139,046

 For the twelve months period ended December 31 2014, the Company incurred the following increases in notes payable:

1)             The Company executed three five-year bank notes, with total principal of $49,503 and an interest rate of 4.0% per annum, for the purchase of three automobiles to be used in sales and operations.

2)             The Company executed two eleven-month notes payable pertaining to the Company’s business insurance coverages: one in the amount of $27,963 in February and for inland marine, general and product liability risk exposures; and a second one in the amount of $40,300 in December and for directors and officers insurance.  Both notes call for monthly payments of principal and have an interest rate of 7.5% per annum.

3)             On February 28, 2014, the Company executed a sixty-day promissory note in the principal amount of $25,000, payable to its Chief Executive Officer, for a loan in the same amount.  Interest at 3.0% per annum is due upon maturity of the promissory note.  In the fourth quarter of fiscal 2014, the Company repaid $17,500 of the principal amount of the note, leaving an outstanding balance of $7,500.  The Company’s chief executive officer elected to extend the maturity date of this note to April 1, 2015.

4)             In September 2013, an individual loaned the Company $50,000 to procure third-party hardware for a new contract.  The related note matured on March 31, 2014, bore simple interest at a rate of 9.9% per annum, and was payable upon maturity.  Prior to the maturity date, the note holder elected to loan the Company an additional $200,000.  As a result, the $50,000 note was cancelled and replaced with a new $250,000 unsecured note, which matures on July 15, 2015 and accrues interest at a rate of 12.9% per annum.  Payment of the accrued interest is due upon the note’s maturity.  Accrued interest on the cancelled note totaled $2,807 and was paid in the second quarter of fiscal 2014.

 COPSYNC, INC.
Notes to Financial Statements

5)             In May 2014, eight individuals loaned the Company an aggregate of $405,000 in cash.  The resulting promissory notes included the following terms: each note is due thirty-six months from issuance date, contemplates a 50% return by the end of the note term, and requires a specific repayment amount be made by the Company every six months, commencing six months after the note is issued.  The aggregate repayment amount of the notes payable is $607,500.  The repayment amounts increase on an annual basis throughout the life of the note.  The Company is required to repay 10%, 30% and 60% of the aggregate repayment amount in years one, two and three of the notes’ term, respectively.  The aggregate discount on the notes, totaling $202,500, was recorded on the Company’s Balance Sheet at issuance as a contra-notes payable, located in long-term liabilities.  The discount is amortized ratably over the life of the respective promissory notes and is recorded as interest expense in the Company’s Statement of Operations.  The Company had recorded $37,933 in cumulative discount on the notes as of December 31, 2014.

6)             On July 11, 2014, the Company executed a $60,000 short-term promissory note payable to a third-party financier.  The purpose of the note was to assist in the Company’s procurement of its VidTac products.  The note matures on April 11, 2015, accrues interest at 15% per annum, and required an initial monthly payment of interest only in August 2014 of $750, followed by eight monthly principal and interest payments in the amount of $7,027.99, commencing in September 2014.

For the twelve months period ended December 31 2014, the Company recognized the following decreases in notes payable:

7)             In the third quarter of 2014, one of the Company’s financed automobiles was involved in an accident, and sustained sufficient damage whereby the insurance company determined the vehicle to be a total loss.  The insurance company subsequently issued a payment to the Company in the amount of $15,844 for its loss.  The payment was applied in full to the related bank loan

8)             In 2014, the Company made principal payments of $131,582, primarily through scheduled monthly payments on notes payable that financed the Company’s business insurance policies and bank notes for automobile loans.

9)             In 2014, the Company paid a maturing loan in the amount of $48,646.  The original loan to the Company was made in September 2013 by an individual for the purpose of procuring third-party hardware for a new contract, and consisted of $50,000 in principal, an interest rate of 9.9% per annum, a maturity date in March 2014, and required the Company make monthly principal and interest payments during the life of the loan to the individual note holder.

10)           In the fourth quarter of 2014, the Company made the first six-month principal repayment in the aggregate of $30,375 to the eight investors who made loans to the Company as discussed above.

Other activities involving the Company’s notes payable occurring during the twelve months period ended December 31, 2014 are as follows:

11)           In November 2013, the Company executed two short-term notes payable in the aggregate amount of $313,477 with an equipment financing company owned by one of the Company’s outside directors to finance the purchase of certain third-party equipment to be sold by the Company to its contracted customers.  Both notes were scheduled to mature in May 2014, bear interest at 16% per annum, payable upon maturity, and are collateralized by the third-party equipment being procured.  During the second quarter of 2014, the equipment financing company extended the maturity dates of the notes by six months, making the notes due in November 2014.  The equipment financing company required the Company to pay the accumulated interest for the original six-month period as a condition to the extension of the maturity date.  The Company paid total interest of $23,646 on these notes in the second quarter of 2014.  In December 2014, the equipment financing company again extended the maturity date of the notes to June 2015.  The Company paid total accrued interest of $26,526 on these notes in the fourth quarter of 2014.

12)           On February 3, 2014, the Company received a $475,000 loan from the City of Pharr, Texas.  The loan documents related to this loan have not been finalized at the date of this report, but the note is expected to bear interest at 8.0% per annum.  The loan principal amount is expected to be due in full on the earlier to occur of the 18 month anniversary of the loan or the receipt by the Company of $2.0 million in proceeds from an EB-5 visa funding arrangement the Company is pursuing.  The loan is expected to be secured by a first priority security interest in the Company’s accounts receivable.  The city is expected to also receive a modest percentage of the Company’s revenue, payable quarterly, with respect to contracts for the Company’s products and services with customers located in a specified territory in the southern portion of Texas, for a specified period of time.  Because the formal loan documents have not been executed as of the date of this report, the loan advance has been classified as an accrued expense on the Company’s Balance Sheet.

 COPSYNC, INC.
Notes to Financial Statements

During 2013, the Company made total payments of $300,455 on its notes payable, consisting of total monthly payments of $51,161 on existing notes payable involving the short-term financing of the Company’s business insurance policies and automobile loans, repayment of the $120,000 demand note issued to the Company’s chief executive officer described below, repayment of the $60,000 demand note issued to the spouse of the Company’s chief executive officer described below, and $69,294 involving the payoff of automobile loans in connection with the Company’s efforts to replace the vehicles used by its sales force with more fuel efficient vehicles.  Accordingly, the Company sold six vehicles for $107,800, which were being financed with bank notes.  Proceeds from the sales of $69,294 were used to pay-off the balances of the related bank notes, and the balance of the proceeds was to purchase new vehicles.  The Company financed the remaining acquisition costs of the new automobiles by executing a new bank note for $51,880, with terms of ratable, monthly payments, a five year life and a 6.5% annual interest rate.  Also during the third quarter of 2013, the Company financed the acquisition of a single vehicle by executing a new bank note for $11,195, with terms of ratable, monthly payments, a five year life and a 6.5% annual interest rate.

In December 2012, the Company’s chief executive officer loaned the Company $120,000, which was evidenced by a demand promissory note, bearing 3% interest.  The principal amount of the note was repaid in the first quarter of fiscal 2013.  The accrued interest was included in the principal amount of a new convertible promissory note described Note 9.

In November 2013, the spouse of the Company’s chief executive officer loaned the Company $60,000, which was evidenced by a demand promissory note.  The note was replaced shortly thereafter with a new $60,000 convertible promissory note described below.

 NOTE 9 -       CONVERTIBLE NOTES PAYABLE

For the twelve months ended December 31 2014, holders of nine convertible notes elected to convert their notes into shares of the Company’s common stock.  The total principal amount of the converted notes was $215,378.  Accrued and unpaid interest for one convertible note in the amount of $107 was also converted into shares of the Company’s common stock.  Accrued and unpaid interest for the other eight convertible notes was paid in cash to the note holders.  As a result of these conversions, the Company issued a total of 2,154,843 shares of its common stock, at a conversion price of $0.10 per share, pursuant to the terms of the notes.

During the first quarter of 2013, the Company issued a $120,532 convertible note to its chief executive officer following the receipt of $120,000 in cash, which the Company used for the repayment of the principal amount of a $120,000 demand note, representing a loan made to the Company by its chief executive officer in December 2012.  The demand note had accrued $532 of interest, which was included in the principal amount of the convertible note.  The convertible note bore 3% interest per annum, was originally due on March 31, 2014, but the maturity date was extended to March 31, 2016.  The convertible note may be converted at the holder’s option into shares of the Company’s common stock at a conversion price of $0.10 per share.

During the first quarter of 2013, the holder of one convertible note elected to convert the note into shares of the Company’s common stock.  The principal amount of the converted note on the date of conversion was $19,100.  The Company issued a total of 191,000 shares of its common stock, at the conversion price of $0.10 per share, pursuant to the terms of the note.

During the second quarter of 2013, the Company issued two convertible notes to individual investors in exchange for an aggregate investment of $40,000.  The convertible notes bore interest at 3% per annum, with one $20,000 convertible note maturing in May 2015 and the other $20,000 note maturing in June 2016.  The convertible notes may be converted at the holder’s option into shares of the Company’s common stock at a conversion price of $0.10 per share.

During the third quarter of 2013, the Company issued a $40,000 convertible note to its chief executive officer in exchange for an investment of $40,000.  The convertible note bore interest at 3% per annum and originally matured in the first quarter of 2014, but the maturity date was extended to March 31, 2016.  The convertible note may be converted at the holder’s option into shares of the Company’s common stock at a conversion price of $0.10 per share.

During the fourth quarter of 2013, the spouse of the Company’s chief executive officer loaned the Company $60,000, which was evidenced by a demand promissory note.  The demand note was replaced shortly thereafter with a new $60,000 convertible promissory note, also bearing interest at 3% per annum, and originally due March 31, 2014, but the maturity date was extended to March 31, 2016.  The convertible note may be converted at the holder’s option into shares of the Company’s common stock at a conversion price of $0.10 per share.

 COPSYNC, INC.
Notes to Financial Statements

At December 31, 2013, the Company had outstanding convertible notes totaling $574,163 scheduled to mature on March 31, 2014.  During the first quarter of 2014, all but one of the holders of these convertible promissory notes, representing $554,163 in principal aggregate amount, elected to execute either a one-year or two-year extension of the maturity dates of the original notes.  The other holder elected to convert his $20,000 convertible promissory note into shares of the Company’s common stock at a conversion price of $0.10 per share.  The principal amount of the note was converted in fiscal 2014.

As a result of the extension of the maturity of these notes and consistent with applicable accounting guidelines, the Company reclassified the aggregate principal value of $554,163 for the converted notes from Current Liabilities to Long-Term Liabilities on the Company’s Balance Sheet for the year ended December 31, 2013.

The Company accrued interest on outstanding convertible notes in the amount of $16,341 and $13,989 for the years ended December 31, 2014 and 2013, respectively.

Convertible notes payable at December 31 are summarized as follows:

	December 31,	December 31,
	2014	2013
Total convertible notes payable	$873,263	$873,263
Less: note conversions	$474,477	$259,100

Convertible notes payable, net	$398,786	$614,163
Less: current portion	$9,608	$20,000

Convertible notes payable, net, long-term portion	$389,178	$594,163

NOTE 10 -       PREFERRED STOCK

Series A Preferred Stock

The Company issued a total of 100,000 shares of its Series A Preferred Stock in April 2008 as partial consideration for its acquisition of a 100% ownership interest in PostInk Technology, LP (“PostInk”).  Each share of Series A Preferred Stock is convertible into one share of common stock, but has voting rights of 750 votes per share.  These shares are held by the former general partner of PostInk, which is owned by the co-founders of the Company.

Upon the occurrence of certain events, each share of the Company’s Series A Preferred Stock shall automatically be converted into fully-paid non-assessable shares of common stock at the then effective conversion rate for such share.  The events that may trigger this automatic conversion event are as follows:  1) immediately prior to the closing of firm commitment initial public offering, or 2) upon the receipt of the Company of a written request for such conversion from the holders of at least a majority of the Series A Preferred stock then outstanding, or if later, the effective date for conversion specified in such requests.

Series B Preferred Stock

During 2009, the Company completed a private placement of its Series B Convertible Preferred Stock and warrants to purchase its common stock in which the Company raised $1,450,000 in gross proceeds.  During 2010, an additional $50,000 was raised in the private placement.

The Series B Preferred Stock and the warrants were sold as a unit, with each investor receiving eight warrants to purchase one share of common stock for every share of Series B Preferred Stock purchased.  The purchase price for each unit was $4.00 per share of Series B Preferred Stock purchased.

As a result of this private placement, the Company issued 375,000 shares of the Company’s newly designated Series B Preferred Stock.  The Series B Preferred Stock is convertible into a total of 15,000,000 shares of the Company’s common stock.  In addition, as part of the private placement, the Company granted warrants to purchase an aggregate of 3,000,000 shares of its common stock.

 COPSYNC, INC.
Notes to Financial Statements

The Company used the effective conversion price of preferred shares issued based on the proceeds received to compute the intrinsic value of the embedded conversion feature on preferred stock issuances with detachable warrants.  The Company allocated the proceeds received from the Series B Preferred Stock issuance and the detachable warrants included in the exchange on a relative fair value basis.  The Company then calculated an effective conversion price and used that price to measure the intrinsic value of the embedded conversion option.

The warrants to purchase a total of 3,000,000 shares of the Company’s common stock granted in the private placement have an exercise price of $0.20 per share and were scheduled to expire on October 14, 2013.  During 2013, the Company extended the term of these warrants for an additional four years.  The fair value expense for this extension totaled $120,000, was determined using Black Scholes valuation techniques, and was reported in the Company’s Statement of Operations for fiscal 2013.  The exercise price and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events, including, but not limited to: (i) stock dividends, stock splits or reverse stock splits; (ii) the payment of dividends on the common stock payable in shares of common stock or securities convertible into common stock; (iii) a recapitalization, reorganization or reclassification involving the common stock, or a consolidation or merger of the Company; or (iv) a liquidation or dissolution of the Company.

Also in connection with this private placement, the Company agreed to use its best efforts to effect a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the warrants, upon the request of the holders of a majority of those shares after the second anniversary of the date of the private placement closing.  It also provides for the investors to have “piggyback” registration rights to include their shares in future registrations with the Securities and Exchange Commission by the Company of the issuance or sale of its securities.  The investor’s right to request a registration or inclusion of shares in a registration terminates on the date that such investor may immediately sell all of the shares of common stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the warrants under Rule 144 or Rule 145 promulgated under the Securities Act.  The agreement also grants to the investors a right of first refusal to purchase all, but not less than all, of certain new securities the Company may, from time to time, propose to sell after the date of the private placement agreement, and also contains certain covenants relating to the Company’s Board of Directors and requiring the Company to retain patent counsel.  As of year ended December 31, 2014, the Company has not received a request of the holders of a majority of those shares to effect a registration statement with the Securities and Exchange Commission.

The Series B Preferred Stock (i) accrues dividends at a rate of 7.0% per annum, payable in preference to the common stock or any other capital stock of the Company, (ii) has a preference in liquidation, or deemed liquidation, to receive the initial investment in the Series B Preferred Stock, plus accrued and unpaid dividends, (iii) is convertible into 40 shares of the Company’s common stock, subject to adjustments for issuances by the Company of common stock at less than $0.10 per share, and (iv) has the right to elect one member of the Company’s Board of Directors.

For the year ended December 31, 2014, gross dividends on the Series B Preferred Stock were $105,000, consisting of $77,980 for accretion of the beneficial conversion feature on the preferred shares dividends issued in kind and $27,070 for net dividends.  For the year ended December 31, 2013, dividends on the Series B Preferred Stock were $105,000.  The Company has recorded accrued accumulated dividends as of December 31, 2014 and 2013 of $546,863 and $441,863, respectively, on the Series B Preferred Stock.

Each share of Series B Preferred Stock automatically converts into fully-paid, non-assessable shares of the Company’s common stock at the then effective conversion rate on the first to occur of the following events:

(i) ninety (90) days after the Company has reported net income, in accordance with generally accepted accounting principles, for two (2) consecutive quarters, as reported in its quarterly reports on Form 10-Q (or annual report on Form 10-K, if applicable) filed under the Securities Exchange Act of 1934, as amended,

(ii) on the date that the Company closes on the sale of securities to purchasers other than holders of the Series B Preferred Stock that was subject to the right of first refusal set forth in the Investors’ Rights Agreement, and the purchasers of such securities require that the Series B Preferred Stock be converted into Common Stock as a condition to such closing, or

 (iii) upon the receipt by the Company of a written request for such conversion from the holders of all of the Series B Preferred Stock then outstanding, or, if later, the effective date for conversion specified in such requests.

 COPSYNC, INC.
Notes to Financial Statements

NOTE 11 -       COMMON STOCK

For the twelve months period ended December 31 2014, the Company issued a total of 21,243,100 shares of common stock, along with warrants to purchase 4,378,620 shares of common stock, to investors for an aggregate cash purchase price of $2,124,310, or $0.10 per share purchased, net of $40,195 in related costs.    Most of the warrants issued with the common stock provide for a twenty percent coverage, a four-year term and a specified exercise price ranging from $0.10 to $0.45 per share.  There were two exceptions to the preceding statement: one, an individual investment for $500,000 was made in exchange for 5,000,000 shares of common stock and warrants to purchase 1,250,000 shares of common stock (or twenty-five percent warrant coverage), with an exercise price of $0.20 per share and an optional, cashless exercise feature; and two, an individual investment for $120,000 in which no warrants were issued.

In 2014, the Company also issued 600,000 shares of its common stock, and warrants to purchase 120,000 shares of its common stock (with an exercise price of $0.10 per share), in exchange for $60,000 of services, $31,835 of which services had been performed at the date of issuance and $28,165 of which had yet to be performed.  Those services were subsequently performed.

On October 6, 2014, the Company executed a six-month consulting agreement with a third party service provider for general financial advisory and investment banker services.  As a part of the agreement, the Company issued 2,375,000 shares of its common stock to the third party provider.  The recipient of the stock is required to hold the stock for a specified period of time.  The fair value of the stock grant was $997,500, determined by multiplying 2,375,000 shares times that day’s closing price of $0.42 per share.  This non-cash expense was recorded as general and administrative expense in the Company’s Statement of Operations.

Also on October 6, 2014, the Company executed a six-month consulting agreement with a third party service provider for advisory services.  Compensation for the agreement called for the Company to issue a 125,000 stock grant for vested shares of the Company’s common stock.  The recipient of the stock grant is required to hold the stock for a specified period of time.  The fair value of the stock grant was $52,500, determined by multiplying 125,000 shares times that day’s closing price of $0.42 per share.  This non-cash expense was recorded as general and administrative expense in the Company’s Statement of Operations.

The Company also issued 2,154,843 shares of its common stock upon the conversion of $215,485 in principal and accrued interest of outstanding convertible notes during the period (See Note 9).

The Company also issued 340,000 shares of its common stock upon the exercise of outstanding warrants, for an aggregate purchase price of $44,000, during the period (See Note 14).

During 2013, the Company received gross proceeds totaling $346,930 from sixteen individual investors in a private placement.  The private placement was completed pursuant to a series of subscription agreements between the Company and the investors.  Pursuant to the terms of the subscription agreements, the Company agreed to sell to the investors an aggregate of 3,469,300 shares of the Company’s common stock and detachable four-year warrants to purchase an aggregate of 693,860 shares of common stock.

Also during 2013, the Company issued 70,000 shares of common stock and associated warrants following the receipt of a $7,000 deposit in 2012 from a single investor.

In connection with the 2013 private placement, the Company received a series of small deposits from a single investor totaling $1,500 in 2013 for shares of common stock and associated warrants, which the Company expects to issue in 2015.

For the 2013 private placement, the common stock and the warrants were sold as an equity unit, with each investor who purchased shares of the Company’s common stock receiving a warrant to purchase one share of common stock (with an exercise price of $0.10 per share) for every five shares of common stock purchased by such investor.  The purchase price for each equity unit was $0.10 per share of common stock purchased.

During 2013, the Company recorded amortization of a restricted stock grant of $45,000 involving a stock grant of 2,000,000 restricted shares of common stock valued at $180,000, or $0.09 per share, and issued in the second quarter of 2011.  The restricted shares vested pro-rata and quarterly over three years and became fully vested in 2013.

The Company also recorded contributed capital of $79,000 during each of the years ended December 31, 2014 and 2013, related to the forfeiture of contractual compensation involving the Company’s two co-founders.

 COPSYNC, INC.
Notes to Financial Statements

NOTE 12 -     COMMON STOCK TO BE ISSUED

During fiscal year 2014, the Company received a deposit from an investor totaling $15,000 for the purchase of 150,000 shares of common stock and associated warrants.  The Company anticipates these shares will be issued in fiscal 2015 pursuant to an agreement between the investor and the Company.  The term of the warrants is four years, and the exercise price is $0.38 per share.  The warrants will have no value assigned to them because the warrants are being issued as a unit with the shares of common stock.  This is consistent with the provisions of ASC 718 (See Note 14).

In September 2014, the Company received deposits totaling $24,000 from warrant holders for the purchase of 120,000 shares of common stock.  The exercise price of the warrants was $0.20 per share.  At the warrant holders’ request, the shares of common stock will not be issued for a period of six months from the date of exercise.

During fiscal years 2014 and 2013, the Company has received a series of small deposits from a single investor totaling $3,000 for the purchase of shares of common stock and warrants to purchase 30,000 shares of common stock.  The Company anticipates that these shares will be issued in fiscal 2015.  The term of the warrants is four years, and the exercise price is $0.10 per share.  The warrants will have no value assigned to them because the warrants will be issued as a unit with common stock shares.  This is consistent with the provisions of ASC 718.

The following table provides a reconciliation of the transactions, number of shares and associated common stock values for the common stock to be issued at December 31, 2014 and December 31, 2013.

	At December 31, 2014		At December 31, 2013
Common stock to be issued per:	# of Shares	$ Value	# of Shares	$ Value

A stock deposit received for common stock to be issued at $0.10 per share	180,000	18,000	15,000	1,500
A stock deposit received for common stock to be issued at $0.20 per share	120,000	24,000	-	-

Total number of shares and value	300,000	$42,000	15,000	$1,500

NOTE 13-      BASIC AND FULLY DILUTED LOSS PER SHARE

The computations of basic loss per share of common stock are based on the weighted average number of common shares outstanding during the period of the financial statements.  Common stock equivalents which would arise from the exercise of stock options and warrants outstanding during the period, the conversion of convertible preferred stock and dividends or the conversion of convertible notes were excluded from the loss per share attributable to common stock holders as their value is anti-dilutive.

The Company's common stock equivalents, at December 31, consisted of the following and have not been included in the calculation because they are anti-dilutive:

	2014	2013
Convertible Notes Outstanding	4,106,296	6,212,191
Warrants Outstanding	22,371,795	11,049,842
Stock Options Outstanding	9,814,999	8,375,000
Common Stock to be Issued	300,000	-
Preferred Stock Outstanding	15,100,000	15,100,000
Dividends on Preferred Stock Outstanding	6,145,374	5,095,374

Total Common Stock Equivalents	57,838,464	45,832,407

 COPSYNC, INC.
Notes to Financial Statements

 NOTE 14 -    OUTSTANDING WARRANTS

For the twelve months period ended December 31 2014, warrant activity consisted of the following:

1)
The Company issued warrants to purchase 4,378,620 shares of common stock in connection with the issuance of 21,243,100 shares of the Company’s common stock pursuant to new investments, for cash totaling $2,084,115, which is net of $40,195 in finder fees and related miscellaneous costs.  The term of the warrants is four years from the date of issuance, with a range of exercise prices between $0.10 and $0.45 per share of common stock. Normally, the warrant coverage is twenty percent of the number of shares of stock issued.  This is true for all of the above warrants issued except for two warrants: one, involving an individual investment for $500,000 made in exchange for 5,000,000 shares of common stock and warrants to purchase 1,250,000 shares of common stock (or twenty-five percent warrant coverage), with an exercise price of $0.20 per share and an optional, cashless exercise feature; and two, an individual investment in shares of the Company’s common stock for $120,000 where no warrants were issued.

2)
The Company received deposits from two investors totaling $16,500 for the purchase of 165,000 shares of common stock and warrants to purchase 33,000 shares of common stock.  Most of these warrants will be issued in fiscal 2015 (See Note 12).

3)
The Company issued four-year warrants to purchase 120,000 shares of the Company’s common stock (with an exercise price of $0.10 per share) in connection with the issuance of 600,000 shares of its common stock in exchange for $60,000 of services, $31,835 of which services had been performed and $28,165 of which had yet to be performed.  This non-cash transaction was recorded on the Company’s balance sheet as a debit to accounts payable and accrued expense for $31,835, representing outstanding vendor invoices to be paid, and prepaid expenses for $28,165, representing the value of services to be performed by the vendor.  Those services were subsequently performed in fiscal year 2014.  The term of the warrants is four years from date of issuance.  Under the provisions of ASC 718, no value was assigned to the warrants granted during the nine month period, thus no additional expense was recorded under the Black-Scholes option pricing model because the warrants were issued as a unit with common stock shares.

4)
The Company issued warrants to purchase an aggregate of 7,258,333 shares of the Company’s common stock, at a price of $0.10 per share, to two outside consultants following their meeting specific performance metrics associated with growing the Company’s book of new business and/or securing additional capital or debt funding.  Each warrant specifies the individual tranches related to the specific metrics that must be achieved in order for the underlying shares to become exercisable.  The term of the two warrants is five years.  No valuation is determined for the respective tranches until the associated performance metric is achieved.  Warrants to purchase a total of 503,333 shares of common stock associated with these two agreements became exercisable during fiscal year 2014 as a result of one warrant holder achieving two specified metrics.  The fair value of the exercisable warrants totaled $42,231 and was determined by using the Black Scholes valuation method.  This non-cash expense was recorded as other expense in the Company’s Statement of Operations.

5)
On October 1, 2014, the Company executed a six-month consulting agreement with a third party service provider for corporate advisory services.  As a part of the agreement, the Company issued 200,000 warrants to purchase shares of the Company’s common stock at price of $0.10 per share.  The term of warrant is five years from the date of issuance.  The fair value of the exercisable warrants totaled $83,673, determined by using the Black Scholes valuation method.  This non-cash expense was recorded as general and administrative expense in the Company’s Statement of Operations.

6)
Also on October 1, 2014, the Company executed another six-month consulting agreement with a third party service provider for general financial advisory and investment banker services.  As a part of the agreement, the Company issued 200,000 warrants to purchase shares of the Company’s common stock at price of $0.10 per share.  The term of warrant is five years from the date of issuance.  The fair value of the exercisable warrants totaled $83,673, determined by using the Black Scholes valuation method.  This non-cash expense was recorded as general and administrative expense in the Company’s Statement of Operations.

 COPSYNC, INC.
Notes to Financial Statements

7)
A number of warrant holders elected to exercise warrants to purchase a total of 460,000 shares of the Company’s common stock at a weighted average exercise price of $0.15 per share of stock, or for a total value of $68,000.  The Company issued 340,000 of those shares for an aggregate purchase price of $44,000, during the period (See Note 11).  The remaining 120,000 shares of common stock will not be issued for a period of six months from the date of exercise at the request of the two warrant holders.  These shares are being reported as an element of common stock to be issued (See Note 12).

8)	Warrants to purchase a total of 475,000 shares of common stock, held by two warrant holders, expired during the fiscal year 2014.

For the twelve months period ended December 31 2013, warrant activity consisted of the following:

1)
The 707,860 warrants issued in the 2013 private placement, as well as the 3,490,000 warrants issued in the 2012 private   placement, all have an exercise price of $0.10 per share of common stock, and expire four years following the date of issuance.  The exercise price and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment (under a formula set forth in the warrants) upon the occurrence of certain events, including, but not limited to: (i) stock dividends, stock splits or reverse stock splits; (ii) the payment of dividends on the common stock payable in shares of common stock or securities convertible into common stock; (iii) a recapitalization, reorganization or reclassification involving the common stock, or a consolidation or merger of the Company; or (iv) a liquidation or dissolution of the Company.

2)
During 2013, the Company’s Board of Directors approved a four year extension to the life of the warrants to purchase 3,000,000 shares of common stock issued in the 2009 private placement of its Series B Preferred Stock (See Note 10).  These warrants were scheduled to expire in October 2013.  The Company determined the fair market value of this extension to be $120,000 using the Black-Scholes valuation method.  This determined cost is reported in the Company’s Statement of Operations for 2013.

A summary of the status of the Company’s outstanding warrants and the changes during 2013 and 2014 is as follows:

		Weighted Average
	Shares	Exercise Price
Outstanding, January 1, 2013	10,341,982	$0.17

Granted	707,860	$0.10

Cancelled	-	$-
Expired	-	$-

Outstanding, December 31, 2013	11,049,842	$0.16

Exercisable, December 31, 2013	11,049,842	$0.16

Granted	12,256,953	$0.15

Cancelled	(475,000)	$0.19
Expired	(460,000)	$0.15

Outstanding, December 31, 2014	22,371,795	$0.16

Exercisable, December 31, 2014	15,616,795	$0.18

 COPSYNC, INC.
Notes to Financial Statements

The following is a summary of outstanding and exercisable warrants at December 31, 2014:

	Outstanding			Exercisable
Exercise Prices	Weighted Average Number Outstanding at 12/31/14	Remaining Life (in yrs.)	Weighted Average Exercise Price	Number Exercisable at 12/31/14	Weighted Average Exercise Price
$0.10	11,997,593	3.28	$0.10	5,242,593	$0.10
$0.11 - 0.19	414,000	3.47	$0.15	414,000	$0.15
0.20 - 0.45	9,960,202	2.46	0.22	9,960,202	0.22

$0.10 - 0.45	22,371,795	2.92	$0.15	15,616,795	$0.18

NOTE 15 -     EMPLOYEE OPTIONS

At December 31, 2014, the Company has a stock-based compensation plan, the 2009 Long Term Incentive Plan.

The 2009 Long Term Incentive Plan was adopted by the Board of Directors on September 2, 2009.  Under the 2009 Long Term Incentive Plan, the Company can grant nonqualified options to employees, officers, outside directors and consultants of the Company or incentive stock options to employees of the Company. There are 10,000,000 shares of common stock authorized for issuance under the 2009 Long Term Incentive Plan. In April 2014, the Board of Directors authorized an additional 10,000,000 shares under the 2009 Long Term Incentive Plan, which the Company plans to submit for approval of the Company’s shareholders.  The outstanding options have a term of ten years and vest primarily over periods ranging from three to five years. As of December 31, 2014, options to purchase 9,814,999 shares of the Company’s common stock were outstanding under the plan, of which options to purchase 7,523,323 shares were exercisable, with a weighted average exercise price of $0.09 per share.

For the twelve months period ended December 31, 2014, the Company granted options to purchase 2,475,000 shares of its common stock with a weighted average exercise price of $0.13 per share.  Of the total options granted, options to purchase 75,000 shares were granted to three outside directors, each of whom received a set number of options as part of their annual compensation for serving on the Company’s Board of Directors, and options to purchase 2,400,000 shares were granted four members of executive management.  The total value of these stock options, utilizing the Black Scholes valuation method, was $311,490.  The term of the stock options is ten years, with three year vesting, with 33% vesting on the one-year anniversary of the grant date, and the remainder vesting ratably over the next eight quarters.

Share-based compensation expense is based on the estimated grant date fair value of the portion of share-based payment awards that are ultimately expected to vest during the period.  The grant date fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model.  Historically and through the third quarter of 2013, forfeitures of share-based payment awards were reported when actual forfeitures occur.  On a prospective basis, beginning in the fourth quarter of 2013, the Company applied an estimated forfeiture rate of twenty-three percent to new stock option grants.  Beginning with the fourth quarter of 2014, the estimated forfeiture rate was changed to twenty-six percent..

As of December 31, 2014 and 2013, the Company recorded $147,097 and $184,973 in share-based compensation expenses, respectively.

The cash flows from tax benefits for deductions in excess of the compensation costs recognized for share-based payment awards would be classified as financing cash flows.  Due to the Company’s loss position, there was no such tax benefits during the year ended December 31, 2014.

 COPSYNC, INC.
Notes to Financial Statements

The summary activity under the Company’s 2009 Long Term Incentive Plan is as follows:

	December 31, 2014				December 31, 2013
	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life

Outstanding at beginning of period	8,375,000	$0.09			8,815,000	$0.09
Granted	2,475,000	$0.13			450,000	$0.10
Exercised	–	$0.00			─	$0.00
Forfeited/ Cancelled	(1,035,001)	$0.07			(890,000)	$0.08

Outstanding at period end	9,814,999	$0.11	$3,268,799	1.50	8,375,000	$0.09	$83,750	1.50

Options vested and exercisable at period end	7,523,323	$0.09	$2,708,396	─	6,057,494	$0.09	$60,575	─

Weighted average grant-date fair value of options granted during the period	$0.27				$0.10

 The following table summarizes significant ranges of outstanding and exercisable options as of December 31, 2014:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$0.00 – $ 0.08	2,500,000	5.84	$0.08	2,312,500	$0.08
$0.09 – $ 0.39	7,314,999	6.68	$0.09	5,210,823	$0.10
	9,814,999			7,523,323

A summary of the status of the Company’s non-vested shares as of December 31, 2014 is as follows:

Non-vested Shares	Shares	Weighted Average Grant-Date Fair Value
Non-vested at January 1, 2014	2,317,506	$0.09
Granted	2,475,000	$0.27
Forfeited	(1,035,001)	$0.07
Vested	(1,465,829)	$0.13
Non-vested	2,291,676	$0.20

 COPSYNC, INC.
Notes to Financial Statements

As of December 31, 2014, there was approximately $448,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements.  The unrecognized compensation cost is expected to be recognized over a weighted average period of 1.76 years.  The intrinsic value of options vesting in year 2014 was approximately $475,000.

During 2014, the Company estimated the fair value of the stock options based on the following weighted average assumptions:

Risk-free interest rate	2.07%	-	3.00%
Expected life	10 years
Expected volatility	120%	-	123%
Dividend yield	0.0%

During 2013, the Company estimated the fair value of the stock options based on the following weighted average assumptions:

Risk-free interest rate	1.73%	-	2.53%
Expected life	10 years
Expected volatility	126%	-	131%
Dividend yield	0.0%

NOTE 16 -     COMMITMENTS AND CONTINGENCIES

Consulting Agreements

On July 21, 2014, the Company executed a six-month consulting agreement with a third party service provider for corporate advisory services.  After the six month period is over, the agreement may be extended for an additional six-month period, provided either party may cancel the agreement upon the submission of a ten day written notice.  One element of compensation to the consultant is a $7,500 monthly payment.  Another element is the Company’s issuance of warrants to purchase 300,000 shares of the Company’s common stock (see Note 14).  Additionally, the agreement contains elements involving the Company’s indemnification of the consultant and future rights belonging to the consultant should the Company conduct future business with a party originally introduced to the Company by the consultant.

On October 6, 2014, the Company executed a six-month consulting agreement with a third party service provider for general financial advisory and investment banker services.  After the six month period is over, either party may cancel the agreement upon the submission of a thirty day written notice.  One element of compensation to the consultant is a $5,000 non-refundable monthly payment.  The Company has also agreed to reimburse the consultant for reasonable travel and other out-of-pocket expenses.  Another element is the Company’s issuance of 2,375,000 stock grant (see Note 11).  Additionally, the agreement contains elements involving the Company’s indemnification of the consultant and future rights belonging to the consultant should the company become involved in a public offering.

Also on October 6, 2014, the Company executed a six-month consulting agreement with a third party service provider for advisory services.  The agreement called for compensation consisting of the Company issuing 125,000 shares of its common stock to the provider.  The agreement may be extended upon mutual agreement between the two parties.

On November 1, 2014, the Company executed a six-month consulting agreement with a third party service provider for promotion and sales of the Company’s COPsync911 and VidTac products in certain markets.  The agreement may be extended upon mutual agreement between the two parties.  One element of compensation to the consultant is a $10,000 monthly fee, with $5,000 being paid each month and the balance being deferred until the end of the initial six month period, at which time the cumulative deferral will be paid.  The Company has also agreed to reimburse the consult for reasonable travel and other out-of-pocket expenses.

Significant Purchase Orders

In July 2014, the Company placed a demand purchase order valued at $433,000 with the contract manufacturer for finished units to be delivered ratably throughout the year and into early fiscal year 2015 (see Note 4).  The remaining commitment value for this purchase order at December 31 2014, $155,925.

 COPSYNC, INC.
Notes to Financial Statements

In December 2014, the Company placed a demand purchase order for $433,000 with its contract manufacturer for VidTac finished units to be delivered ratably in fiscal year 2015, beginning in May 2015 (see Note 4).  This order is to cover forecasted demand for the product during the delivery period, as well as to accommodate the long-lead times required for procuring certain components from off-shore manufacturers.  The payment terms for this purchase order required a 10% down-payment at the time of order placement, followed by payment terms of Net 30 days from invoice date once the units are delivered to finished goods inventory.

Office Leases

At December 31, 2014, our principal properties consisted of a leased facility in the Dallas area (approximately 7,000 square feet), where our research and development, sales and marketing, finance and administrative functions are located and a leased facility in New Braunfels, Texas (approximately 2,500 square feet), where our customer support and operational activities are located.  The Dallas area location is subject to a thirty-month sublease expiring on August 31, 2015.  We terminated our previous month-to-month lease for office space located in Canyon Lake, Texas in June 2014, and moved that office to New Braunfels.  We believe our present facilities are adequate for our foreseeable needs, and are currently reviewing lease renewal options for the Dallas facility.

The sublease for the Dallas area facility is for 30 months, effective March 1, 2013, and calls for monthly lease payments of $7,502, with the first month’s rent being waived.

The lease for the New Braunfels facility is for fifty-one months, effective June 6, 2014, and calls for initial monthly lease payments of $2,906 with the first month’s rent being waived. At each yearly anniversary, the monthly payment increases approximately 7%.

Future annual lease payments as of December 31, 2013 are as follows:

	Total	2015	2016-2017	2018-2019	After 2019

Operating Lease Obligations	$192,868	$95,927	$79,297	$17,644	$-

Litigation

The Company is not currently involved in any material legal proceedings.  From time-to-time the Company anticipates that it will be involved in legal proceedings, claims, and litigation arising in the ordinary course of its business and otherwise.  The ultimate costs to resolve any such matters could have a material adverse effect on the Company’s financial statements.  The Company could be forced to incur material expenses with respect to these legal proceedings and, in the event there is an outcome in any that is adverse to the Company, its financial position and prospects could be harmed.

NOTE 17 -     RELATED PARTY TRANSACTIONS

On February 28, 2014, the Company executed a $25,000, sixty-day promissory note payable to its chief executive officer for a loan in the same amount.  The note bears interest at 3.0% per annum, which is due upon maturity of the promissory note.  In the fourth quarter of 2014, the Company repaid $17,500 of the principal amount of the note, leaving an outstanding balance of $7,500.  The Company’s chief executive officer has elected to extend the maturity date of this note to April 1, 2015.

In August 2013, the Company’s chief executive officer loaned the Company $40,000, which was evidenced by a convertible promissory note bearing interest at 3% annually.  The note was originally due March 31, 2014; however, the due date has been extended to March 31, 2016.  The convertible note may be converted at the holder’s option into shares of the Company’s common stock at a conversion price of $0.10 per share.

In November 2013, the spouse of the Company’s chief executive officer loaned the Company $60,000, which was evidenced by a demand promissory note bearing interest at 3% annually.  The demand note was replaced shortly thereafter with a convertible promissory note totaling $60,000, also bearing 3% annual interest and originally due March 31, 2014; however, the due date has been extended to March 31, 2016. The convertible note may be converted at the holder’s option into shares of the Company’s common stock at a conversion price of $0.10 per share.

 COPSYNC, INC.
Notes to Financial Statements

In November 2013, the Company executed two leases in the aggregate of $313,477 with an equipment financing company owned by one of the Company’s outside directors for the specific purpose of financing the purchase of certain third-party equipment to be sold to contracted customers.  Both leases were to mature in May 2014, bear interest at 16% annually, are payable upon maturity, and are collateralized by the third-party equipment being procured.  The maturity dates for both leases have been extended until June 25, 2015.

In December 2012, the Company’s chief executive officer loaned the Company $120,000, which was evidenced by a demand promissory note bearing interest at 3% annually. The demand note, including accrued interest, was replaced with a convertible promissory note totaling $120,534, also bearing 3% annual interest and due one year from its issuance. The convertible note may be converted at the holder’s option into shares of the Company’s common stock at a conversion price of $0.10 per share.  During 2013, the Company’s chief executive officer agreed to extend the due date for this convertible promissory note to March 14, 2014.  The Company’s chief executive officer subsequently extended the due date to March 31, 2016.

NOTE 18 -     SUBSEQUENT EVENTS

In October 2014, our Board of Directors approved a funding initiative for an additional $750,000 to fund a software development effort for feature and function enhancements to enable the COPsync Network and COPsync911 threat alert system more readily to scale nationwide.  As of the date of this report, $450,000 has been raised, all in the first quarter of 2015.  The investment security is a three-year convertible promissory note, which bears interest at the rate of two percent simple interest per year, paid in cash.  The principal of the note converts into shares of the Company’s common stock at the rate of $0.22 per share.  The promissory note may be prepaid by the Company under certain conditions.

The Company has outstanding warrants to purchase an aggregate of 3,155,582 shares of its common stock at a price of $0.20 per share, having an aggregate exercise price of $631,116, that expire in 2015.  As of the date of this report, 360,000 of those warrants have been exercised for a total exercised price of $64,000, all in the first quarter of 2015.

$10,500,000 of Shares of Common Stock and

Warrants to Purchase Shares of Common Stock

PRELIMINARY PROSPECTUS

Maxim Group, LLC

                         , 2015

Until and including            , 2015 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. None of the following expenses are payable by the selling security holders . All amounts are estimates, except the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee.

Amount
SEC registration fee	$3,383.51
FINRA filing fee	4,868.00
NASDAQ Capital Market listing fee	55,000.00
Accountants’ fees and expenses	20,000.00
Legal fees and expenses	225,000.00
Transfer Agent’s fees and expenses	6,000.00
Printing and engraving expenses	3,000.00
Miscellaneous	0.00
Total	$317,251.51

Item 14. Indemnification of Directors and Officers.

COPsync, Inc. (the “Company”) is incorporated under the Delaware General Corporation Law (the “DGCL”).

Section 145(a) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those discussed above, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; and that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit . No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

Article VII of the Company’s certificate of incorporation, limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. The effect of this provision is to eliminate the Company’s rights, and the rights of its stockholders, through stockholder derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, the Company’s directors will be personally liable to the Company and its stockholders for monetary damages if they acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived improper benefit from their actions as directors. In addition, the Company’s certificate of incorporation, as amended, provides that the Company has the right to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

The Company has entered into employment agreements with each of its officers, who are also the sole directors of the Company, under which the Company has agreed to indemnify its directors and officers, to the fullest extent authorized by Delaware law, with respect to any liability, including expenses, arising out of their capacity or status as directors or officers of the Company. The Company does not maintain directors’ and officers’ insurance.

Item 15. Recent Sales of Unregistered Securities.

In September and October 2015, certain holders of convertible promissory notes, non-convertible promissory notes and trade payables agreed to convert amounts owed under such instruments into shares of common stock. As of October 5, 2015, these holders have agreed to convert an aggregate amount of $1,220,025.58 into 156,830 shares of our common stock. In connection with the conversion of amounts owed under the non-convertible promissory notes and trade payables, we have agreed to issue warrants to purchase an aggregate amount of 50,000 shares of our common stock. These warrants are exercisable until 5 years from issuance with an exercise price equal to 110% of the per share price of this offering. Additionally, individuals holding warrants to purchase 2,400 shares have exercised their warrants.

Since June 30, 2015, certain holders of convertible promissory notes in an aggregate amount of $122,000 have converted their notes into 11,091 shares of our common stock. Vendors to whom we owed in the aggregate $92,500 have agreed to convert amounts owed to them into 12,334 shares of our common stock.

On September 9, 2015, we issued to two advisors warrants to purchase an aggregate amount of 12,000 shares of our common stock. These warrants have expiration dates of September 9, 2020 and an exercise price of $8.50. On September 14, 2015, we authorized for issuance to an advisor a restricted stock grant in the amount of 20,000 shares of our common stock. 2,000 of these shares are vested immediately while the remaining 18,000 will vest according to the achievement of performance metrics as determined by our CEO.

On July 14, 2015, July 23, 2015 and August 10, 2015 we closed a private placement, in which we issued $1, 795 ,000, in the aggregate, of convertible promissory notes and warrants to purchase our common stock . The convertible promissory notes bear interest at a rate of 8% per annum and mature 3 years from issuance . The convertible notes may convert into shares of our common stock in specified situations . The warrants are exercisable into an aggregate of 200,307 shares of our common stock upon the earlier of the closing of a public offering of $6,000,000 or greater of our common stock, or October 1, 2015, and are exercisable until 5 years from issuance . The exercise price of these warrants is the price per share of our common stock offered to public investors in such a public offering that closes prior to October 1, 2015 or, if no such offering closes by October 1, 2015, $ 7.50 per share . In connection with the private placement we also issued to the placement agent a warrant to purchase an aggregate of 1,416,000 shares of common stock on terms substantially similar to the warrants issued to the investors in the private placement.

During the three months ended June 30, 2015, we issued a total of 9,598 shares of our common stock as follows: we issued (i) 960 shares of our common stock upon the exercise of a single outstanding warrant, for an aggregate purchase price of $9,600; (ii) 900 shares of our common stock upon the exercise of a single outstanding warrant, for an aggregate purchase price of $8,000, which was associated with a deposit received in the first quarter of 2015; (iii) 6,500 shares of common stock to a single investor who elected to convert his $65,000 convertible promissory note; (iv) 1 ,000 shares of common stock and associated warrants with an exercise price of $ 5.00 per share for $5,000 of cash received from an individual investor in a prior period, and previously reported as a stock-related deposit; and (v) 338 shares of common stock and associated warrants with an exercise price of $ 9.50 per share for $1,690 of cash received from two individual investors.

During the three months ended March 31, 2015, we issued a total of 14,400 shares of our common stock as follows: (i) we issued 9 ,000 shares of our common stock upon the exercise of outstanding warrants, for an aggregate purchase price of $90,000; (ii) in September 2014, we received a total of $24,000 from holders of warrants to purchase 2,400 shares of common stock for the exercise of those warrants . The exercise price of the warrants was $ 10.00 per share . At the warrant holders’ request, the shares of common stock issuable upon such exercise will not be issued for a period of six months from the date of exercise . Accordingly, the shares were issued during the period; and (iii) we issued 3 ,000 shares of common stock and associated warrants pursuant to a $15,000 deposit received in fiscal year 2014 from a single investor . Further, in the first quarter of 2015, we sold $450,000 in convertible promissory notes bearing interest at the rate of 2 percent per annum . The principal amount of the note is convertible into shares of our common stock at the rate of $ 11.00 per share, and the note may be prepaid by us under certain conditions . The note was sold in connection with an initiative to fund a software development effort to enhance our current product offerings.

During the three months ended December 31, 2014, we issued 133,800 shares of our common stock, consisting of: 1) an aggregate of 50 ,000 shares issued to two third party service providers for advisory services, with a fair value of $1,050,000; 2) 4 ,000 shares issued for cash at $ 5.00 per share, or $20,000 in the aggregate, from warrant exercises; 3) an aggregate of 15,000 shares issued upon the conversion of three convertible promissory notes at a conversion price of $ 5.00 per share; 4) 41 ,000 shares issued in exchange for $205,000 in cash at a price of $ 5.00 per share received in a prior reporting period; and 5) 23,800 shares issued at a price of $ 5.00 per share and associated warrants to purchase 3,160 shares of common stock (with exercise prices ranging from $ 19.50 to $ 22.50 per share) in exchange for an aggregate $119,000 in cash . Additionally, we issued warrants to purchase 8 ,000 shares of common stock at a price of $ 5.00 per share to two third party service providers for advisory services, with a fair value of $167,346.

During the three months ended September 30, 2014, we issued 320,562 shares of our common stock, and associated warrants (with exercise prices ranging from $ 5.00 to $ 20.50 per share) to purchase 46,113 shares of our common stock, in exchange for an aggregate $1,602,800 in cash. Additionally, we received deposits from investors totaling $221,500 for the purchase of 44,300 shares of common stock and 8,860 warrants, most of which will be issued in the fourth quarter of 2014.

During the three months ended June 30, 2014, we issued 33,500 shares of our common stock, and associated warrants (with exercise prices ranging from $ 5.00 to $ 7.00 per share) to purchase 6,700 shares of our common stock, in exchange for an aggregate $167,500 in cash. Additionally, we issued 12 ,000 shares of our common stock, and 2,400 associated warrants (with an exercise price of $ 5.00 per share) in exchange for $60,000 of software development services, $31,835 of which services were already performed and $28,165 of which are to be performed.

During the three months ended March 31, 2014, we issued 6 ,000 shares of our common stock, and associated warrants (with an exercise price of $ 5.00 per share) to purchase 1,200 shares of our common stock, in exchange for an aggregate $30,000 in cash.

During the three months ended September 30, 2013, we issued 5,200 shares of our common stock, and associated warrants (with an exercise price of $ 5.00 per share) to purchase an aggregate of 1,040 shares of our common stock, in exchange for an aggregate $26,000 in cash.

During the three months ended June 30, 2013, we issued 43,900 shares of our common stock, and associated warrants (with an exercise price of $ 5.00 per share) to purchase 8,780 shares of our common stock, in exchange for an aggregate $219,500 in cash. Additionally, we issued 6,286 shares of our common stock and associated warrants (with an exercise price of $ 5.00 per share) to purchase 1,258 shares of our common stock, in exchange for an aggregate of $31,430 in cash we received in the first quarter of 2013.

During the three months period ended March 31, 2013, the Company issued a total of 15,400 shares of common stock, along with associated warrants , valued at $77,000, or $5.00 per share . These shares consisted of 14,000 shares, valued at $70,000, for investments made during the three month period, and 1,400 shares, valued at $7,000, resulting from an investment made in the prior year. Also during the three month period, the Company issued 3,820 shares of common stock, valued at $19,100, upon the conversion of an outstanding convertible note into shares of the Company’s common stock.

During the three months ended December 31, 2012 , we issued 34,400 shares of our common stock and associated warrants (with an exercise price of $ 5.00 per share) to purchase 6,880 shares of our common stock in exchange for an aggregate $172,000 in cash.

During the three months ended December 31, 2012, we issued 140 shares of our common stock and associated warrants (with an exercise price of $ 5.00 per share) to purchase 28 shares of our common stock to a third party service provider for services rendered during the period . In such time period, we also completed a private placement of 40,267 shares of our common stock in exchange for a promissory note payable in the principal amount of $200,000, plus accrued and unpaid interest, that we previously issued . During the three months ended December 31, 2012, we issued 47,819 shares of our common stock to two of our OEM distributors for $240,000 in fees we received from the distributors during 2011 and 2012, pursuant to the terms of the distributor agreements with the distributors . Additionally, the shares of common stock in this offering are subject to transfer restrictions, and may not be sold, licensed, hypothecated or otherwise transferred by the distributor until the tenth anniversary of the issuance date, provided that these transfer restrictions lapse in equal quarterly installments over ten years and the share transfer restrictions lapse entirely if the distributor achieves certain sale milestones.

During the three months ended September 30, 2012, we issued 85,600 shares of our common stock and associated warrants (with an exercise price of $ 5.00 per share) to purchase 17,120 shares of our common stock in exchange for an aggregate $428,000 in cash . Additionally, we issued 404 shares of our common stock to a third party service provider for services rendered during the period.

During the three months ended June 30, 2012, we issued 227 ,000 shares of our common stock and associated warrants (with an exercise price of $ 5.00 per share) to purchase 45,400 shares of our common stock in exchange for an aggregate $1,135,000 in cash. Of the total associated warrants, 41,840 were issued as of June 30, 2012, and the balance of 3,560 warrants were issued after June 30, 2012.

Any shares of common stock issued upon the exercise of warrants since January 1, 2012 were offered and sold without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 3(a)(9) of the Securities Act, and in reliance on similar exemptions under applicable state laws, for exchanges of securities with existing security holders . Furthermore, the shares of common stock and warrants issued during such period were offered primarily to individuals that we reasonably believed to be an “accredited investor,” as such term is defined in Rule 501 under the Securities Act . The offers and sales were made without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act and in reliance on similar exemptions under applicable state laws . No general solicitation or general advertising was used in connection with any offering of the common stock and warrants . We disclosed to the investors that the shares of common stock and the warrants, and the common stock underlying the warrants, could not be sold unless they are registered under the Securities Act or unless an exemption from registration is available, and the certificates representing the shares and the warrants included, and the certificates representing the common stock to be issued upon exercise of the warrants (if applicable), will include a legend to that effect.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Index to Exhibits attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

5.
For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable . In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, in the State of Texas, on this 8th  day of October , 2015.

COPSYNC, INC. By: /s/ Ronald A. Woessner Ronald A. Woessner Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ronald A. Woessner	Chief Executive Officer and Director	October 8, 2015
Ronald A. Woessner	(Principal Executive Officer)

/s/ Barry W. Wilson	Chief Financial Officer	October 8, 2015
Barry W. Wilson	(Principal Financial and Accounting Officer)

*	Chairman of the Board	October 8, 2015
Joseph R. Alosa

*	President and Director	October 8, 2015
J. Shane Rapp

*	Director	October 8, 2015
Russell D. Chaney

Director
Joel Hochberg

Director
Robert L. Harris

*	Director	October 8, 2015
Brian K. Tuskan

*By: /s/ Ronald A. Woessner
Ronald A. Woessner Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
1.1#	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation filed on September 2, 2009 (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 20, 2009).
3.2
Certificate of Designations of Series B Convertible Preferred Stock filed on October 14, 2009 (Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Commission on October 20, 2009).

3.3*	Certificate of Amendment to Certificate of Incorporation filed on October __, 2015.
3. 4	Amended and Restated Bylaws (Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Commission on September 15 , 2015).
4.1	Form of Common Stock Certificate (Incorporated by reference to Registrant’s Registration Statement on Form SB-2 (Registration No. 333-140320)).
5.1#	Legal Opinion of Harter Secrest & Emery LLP
10.1	Form of Three-Year COPsync, Inc. Promissory Note, originally issued in 2014 (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed with Commission on November 11, 2014).
10.2	Form of Warrant to Purchase Common Stock (Cash Payment Exercise) (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed with Commission on November 11, 2014).
10.3	Form of Warrant to Purchase Common Stock (Cashless Exercise) (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed with Commission on November 11, 2014).
10.4	Form of Three-Year COPsync, Inc. Promissory Note, originally issued in 2015 (Incorporated by reference to Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2015).
10.5
Form of Warrant, dated as of October 14, 2009, issued by registrant to the investors in its Series B Preferred Stock (Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Commission on October 20, 2009).

10.6
Investors’ Rights Agreement, dated as of October 14, 2009, by and among registrant and the investors in its Series B Preferred Stock (excluding exhibits) (Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Commission on October 20, 2009).

10.7+
Amended and Restated Executive Employment Agreement, dated April 29, 2009, by and between Russell D. Chaney and registrant (Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 20, 2009)

10.8+
Amended and Restated Executive Employment Agreement, dated April 29, 2009, by and between J. Shane Rapp and registrant (Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 20, 2009)

10.9+
Stock Restriction Agreement, dated as of August 27, 2010, by and between Ronald A. Woessner and registrant.  (Incorporated by reference to the registrant’s Annual Report on Form 10-K filed with the Commission on April 15, 2011).

10.10+
Form of Indemnification Agreement, dated as of October 14, 2009, by and between registrant and its officers and directors (Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Commission on October 20, 2009).

10.11+	Registrant’s 2009 Long-Term Incentive Plan (Incorporated by reference to registrant’s Registration Statement on Form S-8 (Registration No. 333-161882)).
10.12+	Amendment No. 1 to Registrant’s 2009 Long-Term Incentive Plan (Incorporated by reference to Registrant’s Information Statement in Schedule 14C, filed on March 2, 2015).
10.13	Form of Warrant, issued by the registrant to certain investors (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on April 6, 2011).
10.14	Form of Convertible Note, issued by the registrant to certain investors (Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Commission on April 6, 2011).
10.15
Commercial Sublease Agreement with Addison Tower Investment Company LLC (entered into as of January 28, 2013) (Incorporated by reference to Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2015).

10.16
Commercial Lease Agreement with 1000 Walnut Limited, as amended on June 17, 2014 (originally executed on March 28, 2014) (Incorporated by reference to Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2015).

10.17	Advisory Agreement with Maxim Group LLC (entered into as of October 6, 2014) (Incorporated by reference to Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2015).
10.18
Form of Registration Rights Agreement issued pursuant to the Company’s 2015 Private Placement Offering (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 11, 2015).

10.19
Form of Securities Purchase Agreement issued pursuant to the Company’s 2015 Private Placement Offering (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 11, 2015).

10.20
Form of Convertible Promissory Note issued pursuant to the Company’s 2015 Private Placement Offering (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 11, 2015).

10.21
Form of Stock Purchase Warrant issued pursuant to the Company’s 2015 Private Placement Offering (Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 11, 2015).

10.22#	Form of Warrant Agreement
10.23#	Form of Warrant (included in Exhibit 10.22)
10.24#	Form of Underwriter’s Warrant (included in Exhibit 1.1)
23.1 #	Consent of Independent Registered Public Accounting Firm
23.2#	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page) (Incorporated by reference to Registrant’s Registration Statement on Form S-1 filed with the Commission on August 18, 2015)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Calculation Linkbase Documents
101.DEF	XBRL Taxonomy Linkbase Document
101.LAB	XBRL Taxonomy Label Linkbase Document
101.PRE	XBRL Taxonomy Presentation Linkbase Document

#	Filed herewith
*	To be filed by amendment
+	Indicates a management contract or compensatory plan